     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                        THE YANKEE CANDLE COMPANY, INC.
             (Exact name of registrant as specified in its charter)

        MASSACHUSETTS                        5947                 04 259 1416
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                               102 CHRISTIAN LANE
                          WHATELY, MASSACHUSETTS 01093
                                 (413) 665-8306
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               ROBERT R. SPELLMAN
                        THE YANKEE CANDLE COMPANY, INC.
                               102 CHRISTIAN LANE
                          WHATELY, MASSACHUSETTS 01093
                                 (413) 665-8306
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

          LOIS HERZECA, ESQ.                  WINTHROP B. CONRAD, JR., ESQ.
   FRIED, FRANK, HARRIS, SHRIVER &                DAVIS POLK & WARDWELL
               JACOBSON                            450 LEXINGTON AVENUE
          ONE NEW YORK PLAZA                     NEW YORK, NEW YORK 10017
       NEW YORK, NEW YORK 10004                       (212) 450-4000
            (212) 859-8000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

      TITLE OF EACH CLASS OF SECURITIES        PROPOSED MAXIMUM AGGREGATE
              TO BE REGISTERED                     OFFERING PRICE (1)      AMOUNT OF REGISTRATION FEE (2)
Common stock, $.01 par value per share.......          $200,000,000                   $55,600

(1) A portion of the proposed maximum aggregate offering price represents shares that are to be offered outside the United States but that may be resold from time to time in the United States. Such shares are not being registered for the purpose of sales outside the United States.
(2) Estimated pursuant to Rule 457(o) solely for the purpose of calculating the registration fee.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This registration statement contains two separate prospectuses. The first prospectus relates to a public offering in the United States and Canada of an
aggregate of             shares of common stock. The second prospectus relates
to a concurrent offering outside the United States and Canada of an aggregate of shares of common stock. The prospectuses for each of the U.S. offering and the international offering will be identical with the exception of an alternate front cover page for the international offering. Such alternate page appears in this registration statement immediately following the complete prospectus for the U.S. offering.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED                , 1999

                                           SHARES

                                     [LOGO]

                        THE YANKEE CANDLE COMPANY, INC.

                                  COMMON STOCK

                               -----------------

THE YANKEE CANDLE COMPANY, INC. IS OFFERING         SHARES AND THE SELLING
STOCKHOLDERS ARE OFFERING        SHARES. THIS IS OUR INITIAL PUBLIC
     OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES.
           WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL
           BE
                         BETWEEN $       AND $       PER SHARE.

                              -------------------

    WE HAVE APPLIED TO LIST OUR COMMON STOCK ON THE NEW YORK STOCK EXCHANGE
                            UNDER THE SYMBOL "YCC."

                              -------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                               -----------------

                              PRICE $      A SHARE

                              -------------------

                                                         UNDERWRITING                            PROCEEDS TO
                                       PRICE TO         DISCOUNTS AND        PROCEEDS TO           SELLING
                                        PUBLIC           COMMISSIONS        YANKEE CANDLE        STOCKHOLDERS
                                  ------------------  ------------------  ------------------  ------------------
PER SHARE.......................          $                   $                   $                   $
TOTAL...........................          $                   $                   $                   $

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OUR SELLING STOCKHOLDERS HAVE GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP
TO AN ADDITIONAL   SHARES TO COVER OVER-ALLOTMENTS. MORGAN STANLEY & CO.
INCORPORATED EXPECTS TO DELIVER THE SHARES TO PURCHASERS ON       , 1999.

                              -------------------

MORGAN STANLEY DEAN WITTER

                 GOLDMAN, SACHS & CO.

                                  MERRILL LYNCH & CO.

      , 1999

                             [PICTURES OF PRODUCTS]

EDGAR ARTWORK DESCRIPTIONS

Outside Pull-Out of Prospectus:
Caption: A Sampling of Yankee Candle-Registered Trademark- Product Lines Six pictures of a full line of Yankee Candle-Registered Trademark- products featuring the Macintosh-Registered Trademark- fragrance.

  Upper left hand corner:
  Caption: Experience the Fragrance

      - Picture showing jar candles, scented candles in decorative glass jars of 22 oz., 14.5 oz and 3.7 oz. sizes. The picture also includes a "peel and sniff" scent label featuring Macintosh-Registered Trademark- apple fragrance.

  Upper right hand corner:
  Caption: Samplers-Registered Trademark-
  Picture showing an assortment of votive candles.

  Middle right:
  Caption: Wax Potpourri Tarts-Registered Trademark-

      - Picture showing an assortment of scented wax without wicks that releases its fragrance when melted and warmed in a potpourri pot.

  Lower left hand corner:
  Caption: Scented Pillars

      - Picture showing three sizes of grooved scented pillars.

  Lower center:
  Caption Scented Tapers

      - Picture showing three sizes of scented tapers.

  Lower right hand corner:
  Caption: Scented Tea Lights

      - Picture showing an assortment of small, colored and scented candles in clear cups.

Inside Pull-Out of Prospectus:
Caption: Yankee Candle-Registered Trademark- Retail Locations

  Top:
  Caption: Flagship Store, South Deerfield, Massachusetts

      - View of our flagship retail store.

  Middle left

      - View of retail store.

  Middle right:

      - View of retail store.

  Bottom
  Caption: Yankee Candle-Registered Trademark- Vertical Display System for
    Wholesale Dealers

      - View of our 12-foot hutch.

  Inside Front Cover of Prospectus:
  Caption: Yankee Candle-Registered Trademark- Distribution Points

      - Map of distribution points, indicating (1) wholesale sites, (2) current retail sites and (3) signed/negotiated leases for new retail sites for 1999.

                               TABLE OF CONTENTS

                                                      PAGE
                                                      -----
Prospectus Summary...............................           1
Risk Factors.....................................           6
Use of Proceeds..................................          10
Dividend Policy..................................          10
Certain Information..............................          10
Capitalization...................................          11
Dilution.........................................          12
Selected Financial and Other Data................          13
Unaudited Pro Forma Consolidated Condensed
  Financial Statements...........................          15
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          19

                                                      PAGE
                                                      -----

Business of Yankee Candle........................          26
Management.......................................          36
Principal and Selling Stockholders...............          45
Description of the Credit Agreement..............          48
Description of Capital Stock.....................          49
Shares Eligible for Future Sale..................          52
United States Federal Tax Considerations for
  Non-United States Holders......................          53
Underwriters.....................................          57
Legal Matters....................................          60
Experts..........................................          61
Where You Can Find More Information..............          61
Index to Consolidated Financial
  Statements.....................................         F-1

                              -------------------

    The Yankee Candle Company, Inc. was incorporated in Massachusetts in 1976. Our principal executive offices are located at 102 Christian Lane, Whately, Massachusetts 01093 and our telephone number at that address is (413) 665-8306. Our World Wide Web site address is www.yankeecandle.com. The information in the website is not incorporated by reference.

                              -------------------

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.
                              -------------------

    Until       , 1999, all dealers that buy, sell or trade Yankee Candle's common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SOME OF THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS."

                                 YANKEE CANDLE

    We are the leading designer, manufacturer, wholesaler and retailer of premium scented candles in the growing giftware industry. We have a 30-year history of offering our distinctive products and marketing them as affordable luxuries and consumable gifts. Our current products are available in up to 150 fragrances and include a wide variety of jar candles, Samplers-Registered Trademark-, pillars, tapers and other candle products, marketed primarily under our trade names Housewarmer-Registered Trademark- and Country Kitchen-Registered Trademark-, as well as a wide range of candle accessories.

    We sell our candles through our wholesale customers who have approximately 12,000 gift store locations nationwide and through our rapidly expanding retail base of 68 company-owned and operated stores in 23 states. Our 90,000 square foot flagship store in South Deerfield, Massachusetts attracts an estimated 2.5 million visitors a year. We also sell our products through our direct mail catalogs, Internet website (www.yankeecandle.com), international distributors and our distribution center located in the United Kingdom.

    We have experienced 27% annual revenue growth over the last five years and, in 1998, our sales reached $184.5 million. We believe our strong growth is based on the high quality of our products, the efficiency of our manufacturing operations and the strength of our retail and wholesale sales capabilities.

    Michael Kittredge founded our business in 1969 and, together with our dedicated management team, has built Yankee Candle into a leader in the premium scented candle market. Most of our current senior managers have been with us for 17 years. In April 1998, Yankee Candle was recapitalized and the Forstmann Little partnerships and Yankee Candle management became the owners of a 90% equity interest. Since the 1998 recapitalization, we have reinvested our capital to actively pursue our wholesale and retail growth strategies. To facilitate this growth, we have added several key employees, expanded our production capacity, upgraded our warehouse management and information systems, and opened our distribution center in the United Kingdom.

INDUSTRY OVERVIEW

    We operate in the rapidly growing scented candle segment of the giftware industry. Independent industry sources estimate that:

    - the domestic giftware industry has grown 12% per year since the early 1990's to reach $47 billion in 1997,

    - the domestic market for candles has grown 10 to 15% per year since the early 1990's to reach $2.1 billion in 1998, and

    - the scented candle segment, in which we compete, represents the fastest growing part of the candle and home fragrancing industry.

    The scented candle market is expected to continue to grow based on favorable consumer trends including increased purchases for home decor and gifts and the year-round usage of scented candles as an affordable luxury.

OUR COMPETITIVE STRENGTHS

    WE HAVE A STRONG BRAND IDENTITY AS THE LEADING PREMIUM CANDLE COMPANY WITH A LOYAL CUSTOMER BASE. Since 1993 we have consistently been ranked number one in sales in the domestic candle category and in the top two for product re-orders across all giftware categories by GiftBeat, a giftware industry newsletter. We also had 74% of our retail customers rank us as better than other candle brands according to Unity Marketing.

    WE HAVE A WELL-ESTABLISHED, NATIONAL WHOLESALE CUSTOMER BASE. Our brand name, the popularity and profitability of our merchandise and our successful product display system have made us the top-selling product for many of our wholesale customers, 65% of whom have been our customers for over five years.

    WE HAVE A DEMONSTRATED ABILITY TO CARRY OUT OUR RETAIL EXPANSION. Our strong wholesale presence and nationally recognized brand have enabled us to successfully roll-out our retail stores. All but one of our retail stores have been profitable beginning in their first year of operation. As of April 10, 1999, we had 68 retail stores in 23 states. Since 1996 we have experienced 38% annual growth in retail sales and comparable store growth of over 16%.

    WE DESIGN, MANUFACTURE AND DISTRIBUTE OUR OWN PRODUCTS. This enables us to ensure the highest quality products, prompt delivery to our wholesale customers and retail stores and high margins, all of which give us a significant advantage over our competitors.

    OUR CHAIRMAN AND SENIOR MANAGEMENT HAVE A COMBINED 80 YEARS OF EXPERIENCE IN THE CANDLE INDUSTRY AND OVER 90 YEARS OF EXPERIENCE IN THE RETAIL SECTOR. Three of our top four executives have each been with Yankee Candle for 17 years and many of our key managers in manufacturing, site selection and product development have tenures of over 15 years with our company.

OUR GROWTH STRATEGY

    WE PLAN TO RAPIDLY EXPAND OUR RETAIL STORE BASE. To date, we have opened six stores in 1999 and we plan to open approximately 34 additional stores by the end of the year. We believe that the transferability of our retailing format, our proven record of successfully opening new stores, our continuing investment in training and management information systems and our focus on high visibility retail locations in premium malls all contribute to our ability to rapidly and successfully expand our retail stores.

    WE PLAN TO CONTINUE TO GROW OUR SALES THROUGH OUR WHOLESALE DISTRIBUTION CHANNEL. We are committed to continuing to grow our wholesale business, which grew by over 22% annually over the last three years. We plan to add new locations, increase the average order size and re-order frequency of our existing customers and invest significant capital in new promotional programs, improved telemarketing systems and enhanced customer service.

    WE PLAN TO EXPAND OUR INTERNATIONAL SALES. We currently sell our products through international distributors and, in June 1998, we established our own European wholesale subsidiary in order to take advantage of the growing European candle market.

    WE PLAN TO EXPAND OUR DIRECT MAIL CATALOG AND INTERNET OPERATIONS. We expect our sales to grow through our direct mail catalog and Internet website as a result of demographic and lifestyle changes in the consumer population.

    WE PLAN TO CONTINUE TO INTRODUCE NEW PRODUCTS. As a product and market innovator in the premium scented candle segment of the giftware industry, we maintain a strong in-house product design and development team and plan to introduce 12 new fragrances and several new candle lines in 1999.

THE 1998 RECAPITALIZATION AND THE REORGANIZATION IN CONNECTION WITH THIS
OFFERING

    In April 1998, we completed a recapitalization of Yankee Candle. As a result of the 1998 recapitalization and a reorganization occurring in connection with this offering, two partnerships affiliated with Forstmann Little & Co. will own
approximately   % of our common stock and directors, officers and employees of
Yankee Candle, including Michael Kittredge, will own the balance immediately prior to the closing of this offering. After giving effect to this offering, the
Forstmann Little partnerships will own   % of our common stock and the other
existing stockholders will own   %.

                                  THE OFFERING

Common stock offered by:
  Yankee Candle.................                  shares
  The selling stockholders......                  shares
                                    -------

    Total.......................                  shares
                                    -------
                                    -------

Common stock to be outstanding
  after the offering............                  shares

Use of proceeds.................    The net proceeds to Yankee Candle from the offering are
                                    estimated to be approximately $    million. We will use the
                                    net proceeds from the offering, together with proceeds of
                                    $220 million from a new credit facility and available cash, to redeem $320 million aggregate principal amount of Yankee
                                    Candle's outstanding subordinated debentures.

Proposed NYSE symbol............    YCC

                              -------------------

    Unless we specifically state otherwise, the information in this prospectus
does not take into account the sale of up to       shares of common stock which
the underwriters have the option to purchase from the selling stockholders to cover over-allotments.

    The number of shares of our common stock that will be outstanding
immediately after the offering listed above includes       shares of common
stock (      shares if the over-allotment option is exercised) which are expected to be issued in connection with the offering upon exercise of outstanding stock options and which shares will be sold in the offering. The
number does not include       shares issuable upon the exercise of additional
outstanding stock options at March 31, 1999, with a weighted average exercise
price of $      .

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

    Before the recapitalization on April 27, 1998, Yankee Candle was an S Corporation for federal and state income tax purposes. As a result, our taxable earnings were taxed directly to our then existing sole stockholder. Since the 1998 recapitalization, Yankee Candle has been a C Corporation subject to federal and state income taxes.

    The data set forth for the following items assumes that Yankee Candle was subject to federal and state income taxes and was taxed as a C Corporation at the effective tax rates that would have applied for all periods:

    - pro forma provision (benefit) for income taxes,

    - pro forma net income (loss), and

    - pro forma earnings per share (basic and diluted).

    Pro forma statement of operations data, as adjusted for the 1998 recapitalization, the refinancing of the subordinated debentures and the offering, also gives effect to the 1998 recapitalization, the refinancing and the offering as if they had occurred on January 1, 1998. The balance sheet data, as adjusted for the refinancing and the offering, gives effect to the refinancing and the offering as if they had occurred on December 31, 1998.

    The pro forma basic earnings per common share is calculated based on
weighted-average common shares outstanding of             for the two years
ended December 31, 1996 and 1997 and             for the year ended December 31,
1998. Pro forma diluted earnings per common share is calculated based on
weighted-average diluted shares outstanding of             for the two years
ended December 31, 1996 and 1997 and             for the year ended December 31,
1998. Pro forma basic and diluted earnings per common share, as adjusted for the 1998 recapitalization, the refinancing and the offering are calculated based on
weighted-average basic and diluted shares outstanding of       and       ,
respectively.

                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1996       1997       1998
                                                                   ---------  ---------  ---------

                                                                   (IN THOUSANDS, EXCEPT PER SHARE
                                                                                DATA)
STATEMENT OF OPERATIONS DATA:
Net sales........................................................  $ 112,199  $ 144,103  $ 184,477
Cost of goods sold...............................................     53,207     62,069     79,105
                                                                   ---------  ---------  ---------
Gross profit.....................................................     58,992     82,034    105,372
Selling expenses.................................................     23,244     26,935     30,546
General and administrative expenses..............................     21,687     27,031     19,753
Bonus related to the 1998 recapitalization.......................         --         --     61,263
                                                                   ---------  ---------  ---------
Income (loss) from operations....................................     14,061     28,068     (6,190)
Interest income..................................................       (165)      (151)      (219)
Interest expense.................................................      1,913      2,154     16,268
Other (income) expense...........................................        221        334        737
                                                                   ---------  ---------  ---------
Income (loss) before provision for income taxes..................     12,092     25,731    (22,976)
Provision for income taxes.......................................        410      1,360      9,656
                                                                   ---------  ---------  ---------
Net income (loss)................................................  $  11,682  $  24,371  $ (32,632)
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------
Pro forma provision (benefit) for income taxes...................      4,830     10,686     (8,731)
                                                                   ---------  ---------  ---------
Pro forma net income (loss)......................................  $   7,262  $  15,045  $ (14,245)
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------
Pro forma basic earnings per share...............................
Pro forma diluted earnings per share.............................

PRO FORMA STATEMENT OF OPERATIONS DATA, AS ADJUSTED FOR THE
  1998 RECAPITALIZATION, THE REFINANCING AND THE OFFERING:
Net income.......................................................                        $  23,551
Interest expense.................................................                           16,569
Basic earnings per common share..................................
Diluted earnings per common share................................

                                                                                  YEAR ENDED DECEMBER 31,
                                                                              -------------------------------
                                                                                1996       1997       1998
                                                                              ---------  ---------  ---------

                                                                                  (DOLLARS IN THOUSANDS)

OTHER DATA:
Number of retail stores (at period end).....................................         34         47         62
Comparable store growth.....................................................       18.4%      16.4%      16.5%
Gross profit margin.........................................................       52.6%      56.9%      57.1%
Adjusted EBITDA margin(1)(2)(3).............................................       24.5%      29.2%      32.1%
Depreciation and amortization...............................................  $   3,094  $   3,581  $   4,662
Capital expenditures........................................................     10,076      9,173      9,433

CASH FLOW DATA:
EBITDA(1)...................................................................  $  16,934  $  31,315  $  (2,865)
Adjusted EBITDA(2)..........................................................     27,439     42,127     59,251
Net cash flows from operating activities....................................     17,230     30,035    (11,578)
Net cash flows from investing activities....................................    (10,987)    (9,961)    (9,305)
Net cash flows from financing activities....................................     (9,112)   (13,541)    43,917

                                                                        AS OF DECEMBER 31,
                                                        ---------------------------------------------------
                                                                                                1998
                                                                                          AS ADJUSTED FOR
                                                                                1998      THE REFINANCING
                                                          1996       1997      ACTUAL     AND THE OFFERING
                                                        ---------  ---------  ---------  ------------------

                                                                          (IN THOUSANDS)

BALANCE SHEET DATA:
Cash and cash equivalents.............................  $     844  $   7,377  $  30,411      $   17,411
Working capital (excluding cash and cash
  equivalents)........................................      1,817    (12,487)       493           2,587
Total assets..........................................     59,550     73,096    275,345         263,929
Total debt............................................     12,045     25,264    320,000         220,000
Total stockholders' equity (deficit)..................     37,180     34,791    (68,591)         19,993
------------------------------

(1)  EBITDA represents earnings before interest, income taxes, depreciation and amortization. For this purpose, amortization does not include amortization of deferred financing costs of $600 in 1998, which amount is included in interest expense. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate EBITDA in an identical manner and therefore is not necessarily an accurate means of comparison between companies. EBITDA is not intended to represent cash flows for the period or funds available for management's discretionary use nor has it been represented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.
(2)  Adjusted EBITDA reflects adjustments to eliminate (a) the bonus of $61,263 in 1998 related to the 1998 recapitalization, (b) other (income) expense, (c) non-cash stock based compensation, and (d)
     compensation and benefits, net of current annual compensation and benefits of $350, paid to the former sole stockholder of the S Corporation of $10,284 and $10,478 for 1996 and 1997, respectively. The comparable amounts for 1994 and 1995 of $8,342 and $7,144 are not reflected above but are included in the adjusted EBITDA calculation in "Selected Financial and Other Data." Adjusted EBITDA does not reflect adjustments to eliminate commissions paid through March 1998 to independent manufacturer representatives, which were replaced by a direct sales force. See "Management's Discussion and
     Analysis of Financial Condition and Results of Operations" for further discussion.
(3)  Adjusted EBITDA margin reflects adjusted EBITDA as a percentage of net sales.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK WILL PROVIDE YOU WITH AN EQUITY OWNERSHIP INTEREST IN YANKEE CANDLE. AS A STOCKHOLDER OF YANKEE CANDLE, YOU MAY BE EXPOSED TO RISKS INHERENT IN OUR BUSINESS AND TO GENERAL ECONOMIC AND MARKET CONDITIONS. THE VALUE OF YOUR INVESTMENT MAY INCREASE OR DECREASE. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AS WELL AS OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

WE MAY NOT BE ABLE TO GROW OUR BUSINESS AS PLANNED.

    We intend to continue to pursue a business strategy of increasing sales and earnings by expanding our retail and wholesale operations both in the United States and internationally. Our retail growth strategy depends in large part on our ability to open new stores in both existing and new geographic markets. Since we are planning to open more stores each year than we have in the past, we may not be able to achieve our planned growth or sustain our financial performance. Our ability to implement our growth strategy successfully will also be dependent in part on factors beyond our control, including changes in consumer preferences and in our competitive environment. Our ability to anticipate changes in the candle and giftware industries, and identify industry trends will be critical factors in our ability to remain competitive.

    We expect that, as we grow, it will become more difficult to maintain our growth rate. We cannot assure you that we will continue to grow at a rate comparable to our historic growth rate or that our historic financial performance will continue as we grow.

WE FACE SIGNIFICANT COMPETITION IN THE GIFTWARE INDUSTRY, WHICH COULD ADVERSELY
  IMPACT US.

    We compete generally for the disposable income of consumers with other producers in the $47 billion giftware industry. The giftware industry is highly competitive with a large number of both large and small participants. Our products compete with other scented and unscented candle products and with other gifts within a comparable price range, like boxes of candy, flowers, wine, fine soap and related merchandise. Our retail stores compete with franchised candle store chains, specialty candle stores and gift and houseware retailers. Some of our competitors are part of large, diversified companies which have greater financial resources and a wider range of product offerings than we do.

OUR SUCCESS DEPENDS ON OUR SENIOR EXECUTIVE OFFICERS, THE LOSS OF WHOM COULD
  DISRUPT OUR BUSINESS.

    Our success is substantially dependent upon the retention of our senior executive officers. We do not have employment agreements with any of our senior executive officers, except our Chief Financial Officer. If our senior executive officers become unable or unwilling to participate in the business of Yankee Candle, our future business and financial performance could be materially affected.

BECAUSE WE ARE NOT A DIVERSIFIED COMPANY AND ARE DEPENDENT UPON ONE INDUSTRY, WE HAVE LESS FLEXIBILITY IN REACTING TO UNFAVORABLE CONSUMER TRENDS, ADVERSE ECONOMIC CONDITIONS OR BUSINESS CYCLES.

THE LOSS OF OUR MANUFACTURING FACILITY WOULD DISRUPT OUR OPERATIONS.

    We rely exclusively on our manufacturing facility in Whately, Massachusetts to produce our candle products. Because most of our machinery is designed or customized by us to manufacture our products and because we have strict quality control standards for our products, the loss of our manufacturing facility, due to natural disaster or otherwise, would materially affect our operations.

WE MAY EXPERIENCE A DECLINE IN OUR RETAIL COMPARABLE STORE SALES, WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DROP.

    Our comparable store sales from our retail business have contributed significantly to our overall sales growth. Our retail comparable store sales could be adversely impacted by competition or our inability to execute our business strategy. If our retail comparable store sales declined for any reason, we could experience a loss in our revenues and income, which could lower the price of our common stock.

SEASONAL AND QUARTERLY FLUCTUATIONS IN OUR BUSINESS COULD AFFECT THE MARKET FOR
  OUR COMMON STOCK.

    Our revenues and operating results vary from quarter to quarter. We have historically realized higher revenues and operating income in our fourth quarter, particularly in our retail business which is becoming a larger portion of our sales. We believe that this has been due primarily to an increase in giftware industry sales during the holiday season of the fourth quarter. As a result of this seasonality, we believe that quarter to quarter comparisons of our operating results are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. In addition, we may also experience quarterly fluctuations in our revenues and income depending on how many new retail stores we open in a particular quarter. These quarterly fluctuations that we may report in the future may not match the expectations of market analysts and investors. This could cause the trading price of our common stock to fluctuate.

WE ARE CONTROLLED BY FORSTMANN LITTLE AND OUR MANAGEMENT, WHOSE INTERESTS MAY CONFLICT WITH THOSE OF OTHER STOCKHOLDERS.

    Following the offering, the Forstmann Little partnerships and our management
will together own approximately   % of our outstanding common stock on a fully
diluted basis and will continue to control us. Accordingly, they will be able to:

    - elect our entire board of directors,

    - control our management and policies, and

    - determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

    They will also be able to prevent or cause a change in control of Yankee Candle and will be able to amend our Articles of Organization and By-Laws at any time. The interests of the Forstmann Little partnerships and our management also may conflict with the interests of the other holders of common stock.

OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY AFTER THE OFFERING AND YOU COULD LOSE A SIGNIFICANT PART OF YOUR INVESTMENT AS A RESULT.

    Prior to this offering, there has been no public market for our common stock. We intend to list our common stock on the NYSE. We do not know how the common stock will trade in the future. The initial public offering price will be determined through negotiations among the underwriters, the selling stockholders and us. You may not be able to resell your shares at or above the initial public offering price due to fluctuations in the market price of our common stock. These fluctuations may result from a number of factors, including:

    - the perceived prospects of Yankee Candle,

    - changes in our operating results,

    - differences between our actual financial and operating results and those expected by investors and research analysts,

    - changes in research analysts' recommendations or projections, and

    - changes in market conditions of the candle and giftware industries.

    In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

EXISTING STOCKHOLDERS MAY SELL THEIR COMMON STOCK, WHICH COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

    Sales of a substantial number of shares of common stock into the public market after this offering, or the perception that these sales could occur, could materially and adversely affect our stock price. As of March 31, 1999,
there were       shares of common stock outstanding, excluding shares to be sold in this offering. After the offering, persons who currently hold common stock will be entitled to register their common stock under the Securities Act of 1933 at our expense. These shares may also be sold under Rule 144 of the Securities Act, depending on the holding period of such securities and subject to significant restrictions in the case of shares held by persons deemed to be affiliates of Yankee Candle.

PROVISIONS IN OUR CORPORATE DOCUMENTS AND MASSACHUSETTS LAW COULD DELAY OR PREVENT A CHANGE IN CONTROL OF YANKEE CANDLE.

    Certain provisions of our Articles of Organization and By-Laws may discourage, delay or prevent a merger or acquisition involving Yankee Candle that our stockholders may consider favorable. These provisions include:

    - authorizing the issuance of preferred stock, the terms of which may be determined at the sole discretion of the board of directors,

    - providing for a classified board of directors, with staggered three-year terms, and

    - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at meetings.

    Certain provisions of Massachusetts law may also discourage, delay or prevent someone from acquiring or merging with us. For a description of these provisions you should read "Description of Capital Stock."

YEAR 2000 FAILURES MAY ADVERSELY IMPACT OUR OPERATIONS.

    Our business could be adversely affected by information technology issues related to the Year 2000. The Year 2000 issue is a broad business issue, whose impact extends beyond traditional computer hardware and software to possible failure of our plant systems, as well as to third parties. If any of our systems are not Year 2000 compliant or if our customers or suppliers fail to achieve Year 2000 compliance, we may experience the following adverse consequences:

    - our customers may be unable to place orders with us due either to our system failures or to those of our customers,

    - we may be unable to bill our customers and maintain adequate production scheduling, inventory cost accounting and other elements of our business that are dependent upon computer systems, and

    - we may be unable to deliver our products on a timely basis.

    The ability of third parties with whom we do business to address adequately their Year 2000 issues is outside our control. For a description of our Year 2000 compliance efforts you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

PURCHASERS OF OUR COMMON STOCK WILL EXPERIENCE SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE PER SHARE OF THEIR INVESTMENT.

THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS WHICH COULD DIFFER FROM
  ACTUAL FUTURE RESULTS.

    Some of the matters discussed in this prospectus include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "thinks" and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including the factors described above, that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, we cannot assure you that our goals will be achieved. These forward-looking statements are made as of the date of this prospectus, and we assume no obligation to update or revise them or provide reasons why actual results may differ.

                                USE OF PROCEEDS

    The net proceeds to Yankee Candle from the sale of the             shares of
common stock offered, after deducting estimated expenses of $      and
underwriting discounts and commissions, are estimated to be approximately
$      million. We will use these net proceeds, together with $220 million of bank borrowings under a new credit facility and available cash, to redeem $320 million aggregate principal amount of Yankee Candle's outstanding subordinated debentures evidenced by its 6 3/4% Series A Debentures due May 31, 2009, 6 3/4% Series B Debentures due May 31, 2010 and 6 3/4% Series C Debentures due May 31, 2011. After the application of the net proceeds of the offering and additional bank borrowings, none of these debentures will remain outstanding. The indebtedness under the debentures was incurred in connection with the 1998 recapitalization to redeem common stock of Yankee Candle, repay existing indebtedness, pay bonuses related to the 1998 recapitalization and pay transaction fees and expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management--Relationships and Transactions with Yankee Candle."

    Yankee Candle will not receive any proceeds from the sale of common stock in the offering by the selling stockholders. In connection with the offering, certain directors, officers and employees of Yankee Candle are expected to
exercise stock options to purchase, in the aggregate, approximately   shares of
common stock from Yankee Candle for an aggregate exercise price of approximately
$      . All of those shares are expected to be sold by selling stockholders in the offering.

                                DIVIDEND POLICY

    Yankee Candle does not intend to pay any cash dividends in the foreseeable future but instead intends to retain earnings, if any, for the future operation and expansion of the business. Any determination to pay dividends in the future will be at the discretion of the board of directors and will be dependent upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors deemed relevant by the board of directors. In addition, Yankee Candle's new credit agreement will contain limitations on its ability to declare or pay cash dividends on the common stock. See "Description of the Credit Agreement." Future indebtedness may also prohibit or restrict Yankee Candle's ability to pay dividends and make distributions to stockholders.

                              CERTAIN INFORMATION

    All information in this prospectus relating to the number of shares of our common stock or options is based upon information as of March 31, 1999, as adjusted to reflect a reorganization in connection with this offering as described in "Description of Capital Stock." Unless otherwise specifically stated, all information in this prospectus assumes the issuance and sale of
common stock in the offering at $           per share, the mid-point of the
range of the initial public offering prices on the cover page of this prospectus.

    This prospectus includes statistical data regarding the candle and giftware industries which was obtained from industry publications, including reports generated by Unity Marketing, Kline & Company, Inc. and GiftBeat. These industry organizations generally indicate that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

    As used in this prospectus, (a) the term "comparable store growth" means the growth in sales, expressed as a percentage, on a year-to-year basis for our retail stores (excluding our flagship South Deerfield store) which have been open for at least a full year and (b) the term "sales per square foot" is based on the net sales and total gross square footage of our stores open for at least a full year.

                                 CAPITALIZATION

    The following table sets forth our pro forma debt and capitalization as of December 31, 1998, and as adjusted to give effect to the refinancing and this offering.

                                                                                           AS ADJUSTED FOR
                                                                                           THE REFINANCING
                                                                              ACTUAL      AND THE OFFERING
                                                                            -----------  -------------------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE
                                                                                         DATA)
Long-term debt:
  6 3/4% subordinated debentures..........................................  $   320,000      $   --
  Term loan...............................................................      --               150,000
  Revolving credit loan...................................................      --                70,000
                                                                            -----------       ----------
    Total long-term debt..................................................      320,000          220,000
                                                                            -----------       ----------
                                                                            -----------       ----------

Stockholders' equity (deficit):
  Common stock, $.01 par value per share, 1,000 shares authorized and
    issued, 500 shares outstanding, actual;    issued and outstanding, pro
    forma.................................................................      --               --
  Additional paid-in capital..............................................      127,590          219,590
  Treasury stock..........................................................     (212,448)        (212,448)
  Retained earnings.......................................................       19,048           15,632
  Capital subscription receivable.........................................       (1,084)          (1,084)
  Unearned stock compensation.............................................       (1,698)          (1,698)
  Accumulated other comprehensive income..................................            1                1
                                                                            -----------       ----------
    Total stockholders' equity (deficit)..................................      (68,591)          19,993
                                                                            -----------       ----------
                                                                            -----------       ----------

    Total capitalization..................................................  $   251,409      $   239,993
                                                                            -----------       ----------
                                                                            -----------       ----------

                                    DILUTION

    At December 31, 1998, we had a pro forma net tangible book deficit of
$      million or $  per share of common stock. Pro forma net tangible book value per share is determined by dividing our tangible net book value (total tangible assets less total liabilities) by the total number of shares of common
stock outstanding. After giving effect to the sale of the       shares of common
stock offered by us hereby, at $      , the mid-point of the range of the
initial public offering prices set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, our adjusted net tangible book value would have
been approximately $      , or $      per share of common stock. This represents
an immediate increase in net tangible book value of $ per share to existing stockholders and an immediate dilution of $ per share to new investors purchasing shares of common stock in the offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.................  $
  Pro forma net tangible book deficit per share
    before the offering..............................  $
  Increase in pro forma net tangible book value per
    share attributable to new investors..............
                                                       ---------
Pro forma net tangible book value per share after the
  offering......................................................
                                                                  ---------
Dilution per share to new investors.............................  $
                                                                  ---------
                                                                  ---------

    The following table sets forth, on a pro forma basis as of December 31, 1998, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by our existing
stockholders and to be paid by new investors in the offering at $      , the
mid-point of the range of the initial public offering prices set forth on the cover page of this prospectus, and before deduction of estimated underwriting discounts and commissions and offering expenses payable by us:

                                                          SHARES PURCHASED (1)       TOTAL CONSIDERATION       AVERAGE
                                                         -----------------------  -------------------------   PRICE PER
                                                           NUMBER      PERCENT       AMOUNT       PERCENT       SHARE
                                                         ----------  -----------  ------------  -----------  ------------
Existing stockholders..................................                        %  $                       %  $
New investors..........................................                        %                          %
                                                         ----------       -----   ------------       -----
      Total............................................                        %  $                       %
                                                         ----------       -----   ------------       -----
                                                         ----------       -----   ------------       -----
------------------------

(1) Does not reflect the sale of       shares of common stock by the selling stockholders in the offering.

    This table assumes the sale of       shares of common stock by Yankee Candle
to certain of the selling stockholders pursuant to existing option agreements
for an aggregate option exercise price of $      .

    Sales by the selling stockholders in the offering will reduce the number of
shares of common stock held by existing stockholders to       or approximately
  % of the total number of shares of common stock outstanding after the offering and will increase the number of shares of common stock held by new investors to
      or approximately   % of the total number of shares of common stock
outstanding after the offering.

                       SELECTED FINANCIAL AND OTHER DATA

    You should read the selected historical financial and other data below in conjunction with the "Consolidated Financial Statements" and the "Unaudited Pro Forma Consolidated Condensed Financial Statements" and the accompanying notes to each. You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical financial data as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 have been derived from the audited consolidated financial statements and the accompanying notes included elsewhere in this prospectus. The historical financial data as of December 31, 1994, 1995 and 1996 and for the years ended December 31, 1995 and 1994 have been derived from audited financial statements for such period, which are not contained in this prospectus.

    Before the recapitalization on April 27, 1998, Yankee Candle was an S Corporation for federal and state income tax purposes. As a result, our taxable earnings were taxed directly to our then existing sole stockholder. Since the 1998 recapitalization, Yankee Candle has been a C Corporation subject to federal and state income taxes.

    The data set forth for the following items assumes that Yankee Candle was subject to federal and state income taxes and was taxed as a C Corporation at the effective tax rates that would have applied for all periods:

    - pro forma provision (benefit) for income taxes,

    - pro forma net income (loss), and

    - pro forma earnings per share (basic and diluted).

    The pro forma basic earnings per common share is calculated based on
weighted-average common shares outstanding of       for the four years ended
December 31, 1997 and             for the year ended December 31, 1998. Pro
forma diluted earnings per common share is calculated based on weighted-average
diluted shares outstanding of       for the four years ended December 31, 1997
and             for the year ended December 31, 1998.

    EBITDA, adjusted EBITDA and adjusted EBITDA margin are defined in footnotes
(1), (2) and (3) to "Summary Consolidated Financial and Other Data."

                                                                       YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------------------
                                                          1994       1995       1996       1997       1998
                                                        ---------  ---------  ---------  ---------  ---------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
Net sales.............................................  $  69,848  $  94,777  $ 112,199  $ 144,103  $ 184,477
Cost of goods sold....................................     32,758     45,724     53,207     62,069     79,105
                                                        ---------  ---------  ---------  ---------  ---------
Gross profit..........................................     37,090     49,053     58,992     82,034    105,372
Selling expenses......................................     14,227     19,789     23,244     26,935     30,546
General and administrative expenses...................     15,165     15,450     21,687     27,031     19,753
Bonus related to the 1998 recapitalization............         --         --         --         --     61,263
                                                        ---------  ---------  ---------  ---------  ---------
Income (loss) from operations.........................      7,698     13,814     14,061     28,068     (6,190)
Interest income.......................................        (43)       (49)      (165)      (151)      (219)
Interest expense......................................        818      1,824      1,913      2,154     16,268
Other (income) expense................................        (46)     1,168        221        334        737
                                                        ---------  ---------  ---------  ---------  ---------
Income (loss) before provision for income taxes.......      6,969     10,871     12,092     25,731    (22,976)
Provision for income taxes............................        190        316        410      1,360      9,656
                                                        ---------  ---------  ---------  ---------  ---------
Net income (loss).....................................  $   6,779  $  10,555  $  11,682  $  24,371  $ (32,632)
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------
Pro forma provision (benefit) for income taxes........      2,411      4,115      4,830     10,686     (8,731)
                                                        ---------  ---------  ---------  ---------  ---------
Pro forma net income (loss)...........................  $   4,558  $   6,756  $   7,262  $  15,045  $ (14,245)
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------
Pro forma basic earnings per share....................
Pro forma diluted earnings per share..................

OTHER DATA:
Number of retail stores (at period end)...............         14         26         34         47         62
Gross profit margin...................................       53.1%      51.8%      52.6%      56.9%      57.1%
Adjusted EBITDA margin................................       24.7%      24.4%      24.5%      29.2%      32.1%
Depreciation and amortization.........................  $   1,195  $   2,186  $   3,094  $   3,581  $   4,662
Capital expenditures..................................     13,585     10,845     10,076      9,173      9,433

CASH FLOW DATA:
EBITDA................................................  $   8,939  $  14,832  $  16,934  $  31,315  $  (2,865)
Adjusted EBITDA.......................................     17,235     23,144     27,439     42,127     59,251
Net cash flows from operating activities..............      7,664      9,298     17,230     30,035    (11,578)
Net cash flows from investing activities..............    (13,285)   (11,214)   (10,987)    (9,961)    (9,305)
Net cash flows from financing activities..............      2,985      3,944     (9,112)   (13,541)    43,917

BALANCE SHEET DATA (AS OF END OF YEAR):
Cash and cash equivalents.............................  $   1,684  $   3,713  $     844  $   7,377  $  30,411
Working capital (excluding cash and cash
  equivalents)........................................      3,247      4,977      1,817    (12,487)       493
Total assets..........................................     38,932     56,397     59,550     73,096    275,345
Total debt............................................     11,441     18,018     12,045     25,264    320,000
Total stockholders' equity (deficit)..................     19,545     28,623     37,180     34,791    (68,591)

        UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma consolidated condensed financial statements have been derived by the application of pro forma adjustments to our historical consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 1998 gives effect to the 1998 recapitalization, the refinancing and the offering as if such transactions were consummated on January 1, 1998. The unaudited pro forma consolidated condensed balance sheet as of December 31, 1998 gives effect to the refinancing and the offering as if such transactions had occurred on December 31, 1998. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma consolidated condensed balance sheet and to the unaudited pro forma consolidated condensed statement of operations.

    The unaudited pro forma consolidated condensed financial statements should not be considered indicative of actual results that would have been achieved had the 1998 recapitalization, the refinancing and the offering been consummated on the dates or for the period indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The unaudited pro forma consolidated condensed financial statements should be read in conjunction with our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus.

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                      ADJUSTMENTS
                                                                                     FOR THE 1998
                                                                                   RECAPITALIZATION,
                                                                                    THE REFINANCING
                                                                       ACTUAL      AND THE OFFERING     PRO FORMA
                                                                     -----------  -------------------  -----------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..........................................................  $   184,477                       $   184,477
Cost of sales......................................................       79,105                            79,105
                                                                     -----------                       -----------
Gross profit.......................................................      105,372                           105,372
Operating Expenses:
Selling expenses...................................................       30,546                            30,546
General and administrative expenses................................       19,753                            19,753
Bonus related to the recapitalization..............................       61,263         (61,263) (1)           --
                                                                     -----------         -------       -----------
Income (loss) from operations......................................       (6,190)                           55,073
Other (income) expense:
Interest income....................................................         (219)                             (219)
Interest expense...................................................       16,268             301(2)         16,569
Other expense......................................................          737                               737
                                                                     -----------         -------       -----------
Income (loss) before provision for income taxes....................      (22,976)                           37,986
Pro forma provision (benefit) for income taxes.....................       (8,731)         23,166(3)         14,435
                                                                     -----------                       -----------
Pro forma net income (loss)........................................  $   (14,245)                      $    23,551(4)
                                                                     -----------                       -----------
                                                                     -----------                       -----------
Pro forma basic earnings (loss) per common share...................  $                                 $
Pro forma diluted earnings (loss) per common share.................  $                                 $
Weighted average basic shares outstanding..........................
Weighted average diluted shares outstanding........................

    The pro forma financial data shown above have been derived by the application of pro forma adjustments to Yankee Candle's historical consolidated statement of operations for the year ended

December 31, 1998. Our pro forma presentation reflects the 1998 recapitalization, the concurrent conversion of Yankee Candle from an S Corporation to a C Corporation for federal income tax purposes, the refinancing of the subordinated debentures and the offering. Such adjustments have been applied to derive the pro forma consolidated statement of operations as if such transactions had occurred on January 1, 1998 and include only those adjustments that were or are directly attributable to the transactions and that are anticipated to have a continuing impact. Material non-recurring charges that resulted directly from the 1998 recapitalization and the refinancing have been excluded from the pro forma presentation.


(1)        To eliminate the bonus related to the 1998 recapitalizaton........................  $(61,263)
                                                                                               ---------
                                                                                               ---------
(2)        To adjust interest expense to reflect the following:
           (a)        Interest expense on the 6 3/4% subordinated debentures; no such interest expense has been included, giving effect to the repayment of the 6 3/4% subordinated debentures with the proceeds from the
                      refinancing and the offering...........................................   $      0
           (b)        Interest expense on the $150,000 term loan and $70,000 revolving credit loan under the new credit facility, as if the refinancing had occurred on January 1, 1998, at an assumed weighted average interest rate of
                      6.6%...................................................................     14,520
           (c)        Interest expense on working capital borrowings.........................        569
           (d)        Amortization of deferred financing costs giving effect to the 1998 recapitalization and the refinancing as if they had occurred on January
                      1, 1998................................................................      1,209
           (e)        Facility fee on the new credit facility................................        271
                                                                                               ---------
                      Pro forma interest expense.............................................     16,569
                      Historical interest expense (including interest on the 6 3/4%
                      subordinated debentures and amortization of deferred financing
                      costs).................................................................   (16,268)
                                                                                               ---------
                      Total adjustment.......................................................   $    301
                                                                                               ---------
                                                                                               ---------
                      A 0.125% increase or decrease in the assumed weighted average interest rate with respect to the new credit facility would change pro forma interest expense by $275. Pro forma net income would change by $171.

(3)        To adjust the pro forma provision for income taxes for the tax effect of the above-noted pro forma adjustments, which aggregated $60,962, at the 38% effective
           marginal income tax rate in effect for 1998.......................................   $ 23,166

(4)        Pro forma net income (loss) does not include an extraordinary loss of approximately $3,416 ($5,510 non-cash charge less the associated income tax benefit of $2,094) resulting from the write-off of deferred financing costs related to the 6 3/4% subordinated debentures. This amount will be charged to earnings in the quarter in which the 6 3/4% subordinated debentures are repaid.

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                            AS OF DECEMBER 31, 1998

                                                                                         ADJUSTMENTS
                                                                                             FOR
                                                                                       THE REFINANCING
                                                                                           AND THE
                                                                              ACTUAL      OFFERING           PRO FORMA
                                                                             --------  ---------------       ---------
                                                                                          (IN THOUSANDS)
                                       ASSETS
Current Assets:
  Cash and cash equivalents................................................  $ 30,411     $(13,000)(1)       $ 17,411
  Accounts receivable......................................................     8,546                           8,546
  Inventory................................................................    12,482                          12,482
  Prepaid expenses and other current assets................................       855                             855
  Deferred tax assets......................................................     1,542        2,094(5)           3,636
                                                                             --------  ---------------       ---------
    Total current assets...................................................    53,836      (10,906)            42,930
Property, plant and equipment (net)........................................    48,315                          48,315
Marketable securities......................................................       856                             856
Classic vehicles...........................................................       874                             874
Deferred financing costs...................................................     6,566         (510)(2)          6,056
Deferred tax assets........................................................   164,474                         164,474
Other assets...............................................................       424           --                424
                                                                             --------  ---------------       ---------
    Total assets...........................................................  $275,345     $(11,416)          $263,929
                                                                             --------  ---------------       ---------
                                                                             --------  ---------------       ---------
              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.........................................................  $ 13,287                        $ 13,287
  Accrued interest.........................................................     1,895                           1,895
  Accrued payroll..........................................................     4,768                           4,768
  Other accrued liabilities................................................     2,982                           2,982
                                                                             --------  ---------------       ---------
    Total current liabilities..............................................    22,932                          22,932
Deferred compensation obligation...........................................     1,004                           1,004
Subordinated debentures....................................................   320,000     (320,000)(3)             --
Term loan..................................................................        --      150,000(3)         150,000
Revolving credit loan......................................................        --       70,000(3)          70,000
                                                                             --------  ---------------       ---------
    Total liabilities......................................................   343,936     (100,000)           243,936
Stockholders' equity (deficit):
  Common stock.............................................................        --           --                 --
  Additional paid-in capital...............................................   127,590       92,000(4)         219,590
  Treasury stock...........................................................  (212,448)                       (212,448)
  Retained earnings........................................................    19,048       (3,416)(5)         15,632
  Capital subscription receivable..........................................    (1,084)                         (1,084)
  Unearned stock compensation..............................................    (1,698)          --             (1,698)
  Accumulated other comprehensive income...................................         1                               1
                                                                             --------  ---------------       ---------
    Total stockholders' equity (deficit)...................................   (68,591)      88,584             19,993
                                                                             --------  ---------------       ---------
    Total liabilities and stockholders' equity (deficit)...................  $275,345     $(11,416)          $263,929
                                                                             --------  ---------------       ---------
                                                                             --------  ---------------       ---------

    The pro forma consolidated financial data shown above have been derived by the application of pro forma adjustments to Yankee Candle's historical consolidated balance sheet as of December 31, 1998.

  Our pro forma presentation reflects the refinancing of the subordinated debentures and the offering. Such adjustments have been applied to derive the pro forma consolidated balance sheet as if such transactions had occurred on December 31, 1998 and include only those adjustments that are directly attributable to the transactions.

(1) Sources of cash from the refinancing and the offering are as follows:

Sources of Funds:
Proceeds to Yankee Candle from the offering.......................  $ 100,000
New borrowings in connection with the refinancing:
  Term loan.......................................................    150,000
  Revolving credit loan...........................................     70,000
                                                                    ---------
    Total sources.................................................  $ 320,000
                                                                    ---------
                                                                    ---------
Uses of Funds:
  Repayment of 6 3/4% subordinated debentures.....................  $ 320,000
  Deferred financing costs........................................      5,000
  Estimated offering fees and expenses............................      8,000
                                                                    ---------
    Total uses....................................................    333,000
                                                                    ---------
                                                                    ---------
    Net adjustment to cash........................................  $ (13,000)
                                                                    ---------
                                                                    ---------

(2) To reflect the write-off of $5,510 deferred financing costs associated with the repayment of the 6 3/4% subordinated debentures and to reflect deferred financing costs of $5,000 related to the refinancing.

(3) To reflect the repayment of the 6 3/4% subordinated debentures with the proceeds of the refinancing and the offering.

(4) To reflect the proceeds of the offering of $92,000, net of estimated expenses of $8,000.

(5) To reflect the extraordinary loss of approximately $3,416 ($5,510 non-cash charges less the associated income tax benefit of $2,094) resulting from the write-off of deferred financing costs related to the repayment of the 6 3/4% subordinated debentures.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    We are the leading designer, manufacturer, wholesaler and retailer of premium scented candles in the growing giftware industry. We have experienced strong sales growth with net sales increasing to $184.5 million in 1998 from $69.8 million in 1994, a compound annual growth rate of over 27%. The following discussion provides further information regarding our two primary distribution channels, performance measures and quarterly operating results.

    THE WHOLESALE CHANNEL

    Our wholesale distribution strategy targets small, independent, credit-worthy gift store retailers. We distribute our products through our extensive wholesale customer base which has approximately 12,000 gift store locations throughout the United States. Our wholesale base is broad with no individual buying group accounting for more than 2% of our sales. Accordingly, there is little likelihood of a concentration of credit risk with any individual account.

    In 1997, we began our transition from a sales force of independent manufacturer representatives to an in-house direct sales force. We completed this process in early 1998. We believe that the conversion to an in-house sales force has strengthened our competitive position by allowing us to communicate directly with our customers and better serve them through enhanced inventory management, order accuracy, response time, marketing and display programs. It has also enabled us to reduce costs.

    From 1996 to 1998, sales from our wholesale division grew from $69.3 million to $103.3 million, a compound annual growth rate of 22%.

    RETAIL STORES

    Our retail stores are an important and fast growing distribution channel and represent an increasing percentage of our total sales. We have increased our retail locations over the past three years from 26 stores on January 1, 1996 to 62 stores on December 31, 1998, and believe that we have significant future expansion opportunities. Prior to 1998, our store base was concentrated primarily in the northeastern United States, and during 1998 we successfully opened stores in eight states: Arizona, Colorado, Georgia, Florida, Kansas, Michigan, Virginia and Texas. As of April 10, 1999, 45 of our stores were located in malls and 23 were in non-mall locations in a total of 23 states.

    Our stores, excluding the South Deerfield store, averaged 1,643 square feet as of December 31, 1998. In 1998, our retail stores that were open for the full year achieved average sales per square foot of over $650 and sales per selling square foot were approximately 25% higher. Moreover, our retail stores generated comparable store sales growth of 18.4% in 1996, 16.4% in 1997 and 16.5% in 1998.

    From 1996 to 1998, sales from our retail division, which includes our retail store, catalog and Internet operations, grew from $42.9 million to $81.2 million, a compound annual growth rate of 38%.

    PERFORMANCE MEASURES

    We measure the performance of our retail and wholesale segments through an operating margin calculation, which specifically identifies not only gross profit on the sales of products through the two channels but also costs and expenses specifically identifiable to a given segment. Accordingly, the cost of our in-house direct sales force (and, in the past, the cost of independent manufacturer representatives) devoted to our wholesale channel are included in the calculation of this channel's operating margin. In addition, the cost of employees dedicated to retail site selection, store management, employee training and many other retail specific activities are allocated to the retail division.

    FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    We have experienced, and may experience in the future, fluctuations in our quarterly operating results. There are numerous factors that can contribute to these fluctuations; however, the principal factors are seasonality and new store openings.

    SEASONALITY. We have historically realized higher revenues and operating income in our fourth quarter, particularly in our retail business which is becoming a larger portion of our sales. We believe that this has been due primarily to an increase in giftware industry sales during the holiday season of the fourth quarter. The table below shows a breakdown of our 1996, 1997 and 1998 sales by quarter. We anticipate our sales will continue to be seasonal in nature.

                                           SALES BREAKDOWN BY QUARTER
                                   ------------------------------------------
                                      Q1         Q2         Q3         Q4
                                   ---------  ---------  ---------  ---------
1996.............................      19.2%      17.1%      24.0%      39.7%
1997.............................      18.3%      17.5%      23.9%      40.3%
1998.............................      19.1%      15.7%      23.6%      41.6%

    NEW STORE OPENINGS. The timing of our new store openings may also have an impact on our quarterly results. First, we incur certain one-time expenses related to opening each new store. These expenses, which consist primarily of salaries, supplies and marketing costs, average approximately $15,000 per store and are expensed as incurred. Second, most store expenses vary proportionately with sales, but there is a fixed cost component. This typically results in lower store profitability when a new store opens because new stores generally have lower sales than mature stores. Due to both of these factors, during periods when new store openings as a percentage of the base are higher, operating profit may decline in dollars and/or as a percentage of sales. As the store base matures, the fixed cost component of selling expenses is spread over an increased level of sales, resulting in a decrease in selling and other expenses as a percentage of sales.

RESULTS OF OPERATIONS

    DECEMBER 31, 1998 COMPARED TO DECEMBER 31, 1997

    NET SALES. Net sales increased 28.0% to $184.5 million in 1998 from $144.1 million in 1997. This growth was achieved by increasing the number of our retail stores, from 47 to 62, and increasing sales in existing retail stores and to wholesale customers.

    Wholesale sales increased 21.7% to $103.3 million in 1998 from $84.9 million in 1997. This growth was achieved primarily by increasing sales to existing customers. We believe that wholesale sales growth has been and will continue to be positively impacted by our increased promotional spending, the addition of new wholesale locations and the transition from independent manufacturer representatives to an in-house direct sales force.

    Retail sales increased 37.2% to $81.2 million in 1998 from $59.2 million in 1997. This growth was achieved through the addition of 15 new stores, and increased sales in existing stores. Comparable store sales increased 16.5% over the corresponding period in 1997. There were 47 stores included in our comparable store base at the end of 1998, and 13 of these stores were included for less than a full year.

    GROSS PROFIT. Gross profit increased 28.5% to $105.4 million in 1998 from $82.0 million in 1997. This increase was almost entirely attributable to the increase in sales. As a percentage of sales, gross profit was relatively consistent from year to year, increasing slightly to 57.1% in 1998 from 56.9% in 1997. We began to make significant investments in our manufacturing operations in 1998 and anticipate favorable benefits from these investments in 1999 and future years.

    SELLING EXPENSES. Selling expenses increased 13.4% to $30.5 million in 1998 from $26.9 million in 1997. These expenses are related to both our wholesale and retail operations and consist of payroll, advertising, occupancy and other operating costs. Excluding the commission paid to independent manufacturer representatives, selling expenses increased 44.7% to $28.5 million in 1998 from $19.7 million in 1997 to support our direct sales efforts on the wholesale side of our business as well as our new retail stores. As a percentage of sales, selling expenses, excluding commissions paid to independent manufacturer representatives, were 15.4% in 1998 and 13.7% in 1997. The increase in selling expense in dollars and as a percentage of sales was primarily related to investment in our in-house direct wholesale sales force and to the continued growth in the number of our retail stores, which increased from 47 in 1997 to 62 in 1998.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses, which consist primarily of personnel-related costs incurred in support functions, decreased 26.7% to $19.8 million in 1998 from $27.0 million in 1997. The decrease is entirely attributable to a decrease in compensation paid to the former sole stockholder. Excluding this compensation, general and administrative expenses increased 22.2% to $19.8 million, or 10.7% of sales, in 1998 from $16.2 million, or 11.2% of sales, in 1997. This increase was primarily caused by post-recapitalization consulting expenses of $1.8 million related to our systems and growth strategy, and to investments in building our organizational infrastructure. We also had non-cash compensation expenses of $116,000 in 1998 related to certain share and option awards and expect to have non-cash compensation expenses of $1.1 million and $677,000 in 1999 and 2000, respectively.

    BONUS RELATED TO 1998 RECAPITALIZATION. Bonus payments are reflected as a separate cost within operating expenses and totaled $61.3 million. These payments were made to selected members of management and were wholly related to the 1998 recapitalization and are non-recurring in nature.

    INCOME (LOSS) FROM OPERATIONS. Due to the non-recurring bonus charge, we incurred a loss from operations of $6.2 million for 1998. This compares to income from operations of $28.1 million in 1997. Excluding the non-recurring bonus charge, we would have reported operating income of $55.1 million in 1998.

    OPERATING MARGINS. Operating margins for our wholesale operations were $45.1 million or 43.7% of wholesale sales in 1998 compared to $31.2 million or 36.7% of wholesale sales in 1997. The wholesale operating margin increase was primarily attributable to the expense savings realized from the transition from independent manufacturer representatives to an in-house direct sales force. Operating margins for retail operations were $23.3 million or 28.7% of retail sales in 1998 compared to $18.1 million or 30.6% of retail sales in 1997. The retail operating margin decrease was primarily attributable to the lower operating margin contribution rate of our 15 new stores during their early maturation period.

    NET OTHER INCOME (EXPENSE). Net other expense was $16.8 million in 1998 compared to $2.3 million in 1997. The primary component of this expense was interest expense which was $16.3 million in 1998 and $2.2 million in 1997. In connection with the 1998 recapitalization, we borrowed $320.0 million, which resulted in significantly higher interest expense in 1998.

    INCOME TAXES. The income tax provision for 1998 was $9.7 million despite our pre-tax loss. This contrasts to a provision of $1.4 million on significant financial statement profits in 1997. We were an S corporation until the 1998 recapitalization and were only required to pay taxes at the state level. All other income taxes were paid directly by our sole stockholder. In 1998, we reported a pre-tax loss because of the bonus charge described above under "--Bonus related to 1998 recapitalization." Our sole stockholder received the benefit of that deduction. Starting in May 1998 we were taxed as a regular corporation. The tax provision of $9.7 million applies to pre-tax income from the date of the 1998 recapitalization to the end of the year.

    NET INCOME. The net loss for 1998 was $32.6 million, which included the $61.3 million non-recurring bonus charge for which no tax benefit could be realized. Excluding this charge, net income for 1998 would have been $28.7 million. If the 1997 net income of $24.4 million were restated to reflect pro forma income tax, net income for 1997 would have been $15.0 million.

    DECEMBER 31, 1997 COMPARED TO DECEMBER 31, 1996

    NET SALES. Net sales increased 28.4% to $144.1 million in 1997 from $112.2 million in 1996. This growth was achieved by increasing the number of retail stores, from 34 to 47, increasing sales in existing retail stores and to wholesale customers and an increase in prices of approximately 2%.

    Wholesale sales increased 22.5% to $84.9 million in 1997 from $69.3 million in 1996. This growth was achieved primarily through increased sales to existing customers. We believe that wholesale sales growth was positively impacted by a rebound from severe weather problems in the midwestern and southern United States in 1996 which restrained dealer retail volume in 1996, increased marketing activities in 1997 and the decision to discontinue the services of independent manufacturer representatives, which stimulated commission-based sales at the end of 1997.

    Retail sales increased 38.0% to $59.2 million in 1997 from $42.9 million in 1996. This growth was achieved through the addition of 13 new stores and increased sales in existing stores. Comparable store sales increased 16.4% over the corresponding period in 1996. There were 34 stores included in our comparable store base at the end of 1997, and eight of these stores were included for less than a full year.

    GROSS PROFIT. Gross profit increased 39.0% to $82.0 million, or 56.9% of sales, in 1997 from $59.0 million or 52.6% of sales in 1996. The increase in gross profit dollars was primarily due to the increase in sales. The increase in gross profit margin was primarily due to the increase in retail sales as a percentage of total sales, improved manufacturing efficiency compared to 1996 and the previously mentioned increase in prices. Retail sales achieve a higher gross profit than wholesale sales, so an increase in retail sales as a percentage of total sales increased the gross profit dollars and margin.

    SELLING EXPENSES. Selling expenses increased 15.9% to $26.9 million in 1997 from $23.2 million in 1996. These expenses are related to both our wholesale and retail operations and consist of payroll, advertising, occupancy and other operating costs. These expenses also included commissions paid to independent manufacturer representatives. We commenced the transition from independent manufacturer representatives to an in-house direct sales force in 1997. Excluding the commissions paid to independent manufacturer representatives, selling expenses increased 36.8% to $19.7 million in 1997 from $14.4 million in 1996. As a percentage of sales, selling expenses excluding commissions paid to independent manufacturer representatives were 13.7% in 1997 and 12.8% in 1996. The increase in selling expense in dollars and as a percentage of sales was primarily related to continued growth in the number of retail stores we operated from 34 in 1996 to 47 in 1997.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses, which consist primarily of personnel-related costs incurred in support functions, increased 24.4% to $27.0 million in 1997 from $21.7 million in 1996. Excluding compensation paid to the former sole stockholder, general and administrative expenses would have increased to 11.2% of sales in 1997 from 9.9% of sales in 1996 as we continued to invest in our support infrastructure.

    OPERATING MARGINS. Operating margins for our wholesale operations were $31.2 million or 36.7% of wholesale sales in 1997 compared to $18.5 million or 26.7% of wholesale sales in 1996. The wholesale operating margin increase was achieved due to the previously discussed increase in sales, improvement in gross margin rate and spreading of selling expenses over a larger sales base. Operating margins for retail operations were $18.1 million or 30.6% of retail sales in 1997 compared to $13.2 million or 30.7% of retail sales in 1996.

    NET OTHER INCOME (EXPENSE). Net other expense was $2.3 million in 1997 compared to $2.0 million in 1996. The primary component of the expense was interest expense, which was $2.2 million in 1997 and $1.9 million in 1996.

    INCOME TAX. The income tax provision for 1997 was $1.4 million compared to a tax provision of $410,000 in 1996. Both of these amounts constitute less than 5% of pre-tax income in each year. We were an S corporation in both 1997 and 1996. Therefore, we were only taxable at the state level and there were no federal income taxes that we had to recognize.

    NET INCOME. Net income increased 108.5% to $24.4 million in 1997 from $11.7 million in 1996. This increase was due to a significant increase in revenue combined with improved gross margin and lower selling expenses.

LIQUIDITY AND CAPITAL RESOURCES

    We have consistently generated positive cash flow from operations, excluding the $61.3 million non-recurring bonus charge in 1998. This positive cash flow has been sufficient, in the past, to allow us to grow our business. In 1996, 1997 and the first four months of 1998, Yankee Candle was an S Corporation. Any excess cash was distributed to the sole stockholder either in the form of compensation or S Corporation distributions. Those outflows totaled approximately $13.8 million in 1996, $37.6 million in 1997 and $17.5 million in 1998, with the 1998 outflows occurring in the first four months. We believe that, in the future, the absence of those distributions will facilitate our expansion plans as we plan to invest our free cash flow in the business.

    The 1998 recapitalization resulted in a step up in basis of our assets for tax purposes of approximately $462.0 million. This step up will reduce our future taxes by approximately $176.0 million. On an annual basis, this results in tax savings of approximately $11.7 million per year for the next 15 years assuming sufficient income to realize the full benefit of this deduction.

    Our 1998 capital expenditures were $9.4 million. These funds were spent primarily to open 15 new retail stores, and invest in information systems and new manufacturing equipment to increase our production volume and the efficiency of our shipping operations. The average capital expenditure for each new retail store was approximately $250,000. Total capital expenditures in 1996 and 1997 were relatively consistent with 1998 at $10.1 million and $9.2 million, respectively. There were 13 store openings in 1997 and eight store openings in 1996.

    We anticipate that capital expenditures in 1999 will total approximately $22.0 million. These funds will primarily be spent to open 40 new retail stores, open a new distribution center in the western region of the United States, to better support our wholesale customers and expanding retail store base and to invest in new manufacturing equipment and information systems.

    In connection with the 1998 recapitalization, we borrowed $320.0 million by issuing 6 3/4% subordinated debentures and entered into an agreement to borrow under a $60.0 million revolving credit facility. These borrowings were used primarily to redeem our stock and pay one-time bonuses in connection with the 1998 recapitalization. Interest payments under the subordinated debentures were the primary reason for our increased interest expenses. At December 31, 1998, there were no borrowings under the revolving credit facility.

    We plan to refinance all of our existing debt with the proceeds of this offering and approximately $220.0 million of borrowings under a new $300.0 million credit facility expected to be entered into prior to the consummation of this offering. We will have an extraordinary loss of approximately $3.4 million ($5.5 million of non-cash charges less the associated income tax benefit of $2.1 million) resulting from the write-off of deferred financing costs related to the repayment of our 6 3/4% subordinated debentures. This amount will be charged to earnings in the quarter in which the debt is repaid. See "Description of the Credit Agreement."

    We believe that cash flow from operations and funds available under our new credit facility will be sufficient for our foreseeable working capital needs, planned capital expenditures and debt service obligations.

IMPACT OF INFLATION

    We do not believe inflation has a significant impact on our operations. The prices of our products have not varied based on the movement of the consumer price index. The majority of our material and labor costs are not materially affected by inflation.

FUTURE ACCOUNTING PRONOUNCEMENTS

    We are required to adopt the provision of Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" beginning January 1, 2000. This accounting standard requires us to identify derivative financial statements according to a complex definition and account for these instruments at fair value. We are beginning to assess the impact of this accounting standard on our financial statements, but, at this time, we do not expect it to have a material impact on our financial statements.

YEAR 2000 COMPLIANCE

    Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Year 2000 issue affects virtually all companies and organizations.

    We have established a project team to coordinate and address Year 2000 issues. This team is focusing its efforts on three areas:

    - information systems software and hardware,

    - facilities and distribution equipment, and

    - third-party relationships.

    We have undertaken a systematic program to identify all of the areas where we believe we are exposed to Year 2000 issues. A complete inventory of all of our information technology systems and our facilities and distribution equipment is close to completion and has included an assessment of all date dependent equipment within our infrastructure. We have requested certification from all software and hardware vendors on information technology applications and systems we currently possess. We have also developed a formal plan to test and expose information technology systems software that will not support dates in 2000. This includes the "leap year bug" February 29, 2000 and September 9, 1999. This formal testing program is scheduled for completion in July 1999. We also plan to test our facilities, manufacturing and distribution equipment during our annual shutdown in June 1999. We have circulated questionnaires to our third party information technology vendors. In addition, we have begun to circulate letters to other third parties that we consider to be important to our business.

    Based on the assessment efforts to date, we do not believe that the Year 2000 issue will have a material adverse effect on our financial condition or results of operations. We believe that we will have the ability to process transactions, whether they involve paying our employees, procuring material from vendors or invoicing our customers, using our existing data processing systems. We believe that our manufacturing processes are not subject to substantial Year 2000 risk because, if a piece of equipment fails because of a date dependency, alternative product routings within our plant can be made. Our ability to obtain product is dependent on third parties. While we do have primary vendors for our raw materials, we believe that the materials being provided are readily available from other vendors. Therefore, should a specific vendor fail because of a Year 2000 compliance, the materials being delivered by this vendor can be readily replaced. Our substantial network of wholesalers and our growing number of retail locations have led us to conclude that exposures resident in our ultimate sales channels are not material.

    Our assessment of our Year 2000 compliance is based on numerous assumptions about future events, including third party modification plans and other factors. However, we cannot guarantee that this assessment is correct and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties.

    We do not expect the costs associated with our Year 2000 efforts to be substantial. We believe we have only approximately $155,000 remaining to be spent in 1999 to conclude our Year 2000 compliance plan. Our aggregate estimate does not include time and costs that we may incur as a result of the failure of any third parties, including suppliers, to become Year 2000 compliant or costs to implement any contingency plans.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our market risks relate primarily to changes in interest rates. We bear this risk in two specific ways. First, we have debt outstanding. At the end of 1998, we had $320.0 million of debt in the form of three series of 6 3/4% subordinated debentures. Because this borrowing had a fixed interest rate, neither our statement of operations nor our cash flows had exposures to changes in interest rates. Our revolving credit facility, which had average borrowings of $7.6 million during 1998 and was zero at the end of the year had a variable interest rate, which exposed our statement of operations and cash flows to changes in interest rates. It is our intention, through this offering and through the proceeds of a new $300.0 million bank facility, to repay the subordinated debentures. Because the new facility will carry a variable interest rate pegged to market indices, our statement of operations and our cash flows will be exposed to changes in interest rates. This facility is intended to fund operating needs if necessary.

    The second component of interest rate risk involves the short-term investment of excess cash. Such risk impacts fair values, earnings and cash flows. Excess cash is primarily invested in overnight repurchase agreements backed by U.S. Government securities. These are considered to be cash equivalents and are shown that way on our balance sheet. Our average balance in such securities was approximately $4.5 million over the past year. Earnings from these cash equivalents totaled $173,000 for the year ended December 31, 1998.

    We buy a variety of raw materials for inclusion in our products. The only raw material that we consider to be of a commodity nature is wax. Wax is a petroleum-based product. However, its market price has not historically fluctuated with the movement of oil prices. Rather, over the past five years wax prices have moved with inflation.

    At this point in time, our operations outside of the United States are immaterial. Accordingly, we are not exposed to substantial risks arising from foreign currency exchange rates.

                           BUSINESS OF YANKEE CANDLE

    We are the leading designer, manufacturer, wholesaler and retailer of premium scented candles in the growing giftware industry. We have a 30-year history of offering our distinctive products and marketing them as affordable luxuries and consumable gifts. Our current products are available in up to 150 fragrances and include a wide variety of jar candles, Samplers-Registered Trademark-, pillars, tapers and other candle products, marketed primarily under our trade names Housewarmer-Registered Trademark- and Country Kitchen-Registered Trademark-, as well as a wide range of candle accessories.

    We sell our candles through our wholesale customers who have approximately 12,000 gift store locations nationwide and through our rapidly expanding retail base of 68 company-owned and operated stores in 23 states. Our 90,000 square foot flagship store in South Deerfield, Massachusetts offers a unique retail and entertainment experience and is a major tourist destination, attracting an estimated 2.5 million visitors a year. We also sell our products through our direct mail catalogs, Internet website (www.yankeecandle.com), international distributors and our distribution center located in the United Kingdom.

    We have experienced 27% annual revenue growth over the last five years and, in 1998, our sales reached $184.5 million. We believe our strong growth is based on the high quality of our products, the efficiency of our manufacturing operations and the strength of our retail and wholesale sales capabilities.

    Michael Kittredge founded our business in 1969 and, together with our dedicated management team, has built Yankee Candle into a leader in the premium scented candle market. Most of our current senior managers have been with us for 17 years. In April 1998, Yankee Candle was recapitalized and the Forstmann Little partnerships and Yankee Candle management became the owners of a 90% equity interest. Since the 1998 recapitalization, we have reinvested our capital to actively pursue our wholesale and retail growth strategies. To facilitate our growth, we have added several key employees, expanded our production capacity, upgraded our warehouse management and information systems, and opened our distribution center in the United Kingdom.

INDUSTRY OVERVIEW

    We operate in the rapidly growing scented candle segment of the giftware industry. Unity Marketing, an independent market research firm specializing in the giftware industry, estimates that the domestic giftware industry has grown 12% per year since the early 1990's to reach $47 billion in 1997. Unity Marketing also estimates that the domestic market for candles has grown 10 to 15% per year since the early 1990's to reach $2.1 billion in 1998. The scented candle segment, in which we compete, represents the fastest growing part of the candle and home fragrancing industry. According to Kline & Company, an international consulting firm, the market for scented candles in 1997 was $1.5 billion.

    The scented candle market is expected to continue to grow based on the following positive industry factors:

    - Favorable consumer trends, including the aging of baby boomers and increased spending on home decor. Consumers are drawn to candles because they create a relaxing home environment.

    - Consumers are increasingly buying candles as an attractive gift item. According to Unity Marketing, 77% of candle customers bought candles as gifts in 1998.

    - Consumers are increasingly burning candles year round because of their affordable prices and broad range of scents and styles.

    We believe consumers are becoming increasingly sophisticated about the quality and fragrance of candles they purchase. According to Unity Marketing, the prime consumer market for candles are women between the ages of 25 and 54 with annual household incomes of over $25,000. We believe that 85% of our candle consumers are women and that men represent a growing and undeveloped consumer market segment.

OUR COMPETITIVE STRENGTHS

    WE HAVE A STRONG BRAND IDENTITY AS THE LEADING PREMIUM CANDLE COMPANY WITH A
     LOYAL CUSTOMER BASE.

    We have long been recognized as the leading brand in the premium scented candle market. We have been ranked number one in sales since 1993 in the domestic candle category by GiftBeat, a giftware industry newsletter. We have also been consistently ranked in the top two for product re-orders across all giftware categories during the same period by GiftBeat. Our Country Kitchen-Registered Trademark- and Housewarmer-Registered Trademark- lines were introduced in 1974 and 1987, respectively, and have become the leading brands in the premium scented candle market. Our high quality products use premium fragrance oils and highly-refined paraffin wax, and create long-lasting enjoyment and strong customer loyalty. We reinforce our brand identity with our decorative product packaging and labeling, realistic fragrances, clearly recognizable display cases and frequent trade advertising. We believe that we have high consumer satisfaction, with 74% of our retail customers ranking Yankee Candle as better than other candle brands, according to a recent Unity Marketing study. Our customers also spend more on candles, with over 60% of our customers purchasing more than $50 of candles in 1998 while only 18% of national customers spent that amount on candles. We believe that the Yankee Candle brand name will continue to serve as a strong platform for launching new product lines and product extensions.

    WE HAVE A WELL-ESTABLISHED, NATIONAL WHOLESALE CUSTOMER BASE.

    We distribute Yankee Candle products through our extensive wholesale customer base which has approximately 12,000 gift store locations nationwide and provides us with a strong presence throughout the United States. As a result of our brand name, the popularity and profitability of our merchandise and our successful product display system, we are the top selling product for many of our wholesale accounts. Our wholesale customers are extremely loyal, with over 65% of them having been customers for over five years. Our wholesale base is also broad, with no individual wholesale buying group accounting for more than 2% of our total sales. We market our wholesale products through our own direct sales force which enhances our customer communication and enables us to better serve our customers through superior order accuracy and response times.

    WE HAVE A DEMONSTRATED ABILITY TO CARRY OUT OUR RETAIL EXPANSION.

    Our strong wholesale presence and nationally recognized brand have enabled us to successfully roll-out our own retail stores. As of April 10, 1999, we had 68 retail stores located in 23 states. We have experienced 38% annual growth in retail sales since 1996 and, in 1998, our retail division generated over $80 million in sales. As shown below, our stores have enjoyed strong comparable store growth of over 16% for the last three years.

    COMPARABLE STORE GROWTH
-------------------------------
  1996       1997       1998
---------  ---------  ---------
    18.4%      16.4%      16.5%

    Our retail stores are primarily located in high-end malls and, to a lesser extent, strip centers and tourist destinations and are designed with a distinctive and consistent "Yankee Candle" appearance. In 1998, our retail stores achieved average sales per square foot of over $650. All but one of our retail stores have been profitable beginning in their first year of operation. To support our retail stores, we have made significant investments in infrastructure, training and information systems. As a result of these investments, we opened nine stores from September 30 to December 31, 1998. This is a store opening rate comparable to our plan to open approximately 40 new stores in 1999.

    WE DESIGN, MANUFACTURE AND DISTRIBUTE OUR OWN PRODUCTS.

    We design, develop and manufacture our candle products and control their distribution. This enables us to ensure the highest quality products, prompt delivery to our wholesale customers and retail stores and high margins. In addition, our retail network allows us to control our brand image and positioning and conduct extensive product testing. By first testing our products at our retail stores, we can ensure that only our best-selling products are distributed nationwide to our wholesale customers. We believe that our ability to manufacture and distribute our own products provides us with a significant advantage over our competitors.

    OUR SENIOR MANAGEMENT TEAM HAS SIGNIFICANT EXPERIENCE IN THE CANDLE
     INDUSTRY.

    Our chairman and senior management have a combined 80 years of experience in the candle industry and over 90 years of experience in the retail sector. Our President and Chief Executive Officer, as well as our Senior Vice President of Retail Operations and Senior Vice President of Wholesale Operations, have each been with Yankee Candle for 17 years. During this time, our senior management has established a record of strong and consistent growth in sales and operating profit. In addition to our senior management team, our key managers in manufacturing, site selection and product development have significant experience in the candle industry, many with tenures of over 15 years with Yankee Candle. We believe that the strong commitment of all our employees will allow us to continue to execute our strategy and grow our business.

OUR GROWTH STRATEGY

    WE PLAN TO RAPIDLY EXPAND OUR RETAIL STORE BASE.

    We believe that we have substantial opportunities for growth by expanding our retail store base. In 1999, we have already opened six new stores and we plan to open approximately 34 additional stores by the end of the year, which we expect will increase our retail presence to approximately 30 states. We believe that we have a highly successful retail store format that reinforces our brand awareness, generates strong sales per square foot and can be readily transferred to new markets. Our distinctive store design is flexible and can be reconfigured to accommodate a variety of location types. In opening new stores, we will continue to target high visibility retail locations in premium malls with strong demographics and high sales per square foot. We believe that the transferability of our retailing format, our record of successfully opening new stores and our continuing investment in training, management information systems, distribution centers and other operating support infrastructure, provide us with a strong foundation for rapid expansion.

    WE PLAN TO CONTINUE TO GROW OUR SALES THROUGH OUR WHOLESALE DISTRIBUTION
     CHANNEL.

    Our nationwide wholesale base of independent gift store retailers represents a large and stable source of sales growth. Over the last three years, our wholesale business grew by over 22% annually and, in 1998, accounted for approximately 56% of our total sales. We are committed to continuing to grow our wholesale business and are investing significant capital in new promotional programs, improved telemarketing systems and enhanced customer service. We expect to grow our wholesale sales by adding new locations, while increasing the average order size and re-order frequency of our existing customers. We are targeting new and underdeveloped domestic markets, particularly in the south and west. We also believe that our existing wholesale customers are favorably impacted by our retail expansion. By further increasing our brand awareness, our retail stores expand our markets and increase overall sales of our products in both our wholesale and retail divisions.

    WE PLAN TO EXPAND OUR INTERNATIONAL SALES.

    We are predominately a U.S. business but have long-term international expansion opportunities. We currently sell our products through international distributors. In addition, we established our own European wholesale subsidiary in June 1998 and began product shipments in January 1999. The European candle market is currently a $1 billion and growing industry and presents an important opportunity for our long-term growth.

    WE PLAN TO EXPAND OUR DIRECT MAIL CATALOG AND INTERNET OPERATIONS.

    We market our products through our direct mail catalogs and our Internet website at www.yankeecandle.com. In 1998, our direct mail business, which is a part of our retail division, grew by over 60% and generated over $2 million of sales. Our website, which was introduced in 1996 and was upgraded for retail transactions in 1997, began generating revenues in late 1997. We continually upgrade our website and catalog offerings in order to provide existing and new customers with convenient purchase options. We expect both of these businesses to continue to grow over the next several years as a result of demographic and lifestyle changes in the consumer population, including the aging of the baby boomers, decreased shopping time and the need for shopping convenience.

    WE PLAN TO CONTINUE TO INTRODUCE NEW PRODUCTS.

    Yankee Candle has a long history as a product and market innovator in the premium scented candle segment of the giftware industry. We have a strong in-house product design and development team and plan to continue to invest in new products and packaging. We are able to successfully launch new product lines by first testing products at our retail stores. In 1999, we plan to introduce 12 new fragrances, six of which were introduced in January. In addition to new fragrances, we recently introduced in our retail stores a FINE FRAGRANCES candle line with frosted-glass packaging, and an aromatherapy candle line. Both of these products are designed to appeal to existing customers and to attract new customers. We will continue to use our strong brand name and our significant manufacturing and distribution capabilities to successfully introduce new products.

PRODUCTS

    We develop and introduce new products and fragrances throughout the year. We currently offer over 1,000 SKU's of Yankee Candle manufactured products. Most of our products are marketed under the trade names
Housewarmer-Registered Trademark- and Country Kitchen-Registered Trademark- and include the following product styles:

    - Jar Candles--scented candles in decorative glass jars; available in 22 oz., 14.5 oz. and 3.7 oz. sizes.

    - Samplers-Registered Trademark---votive candles for sampling different fragrances.

    - Scented Tapers--the oldest candle style, dipped more than 30 times.

    - Scented Ionic-Registered Trademark-Pillars (grooved).

    - Standard Pillars (smooth)--both scented and unscented.

    - Wax Potpourri Tarts-Registered Trademark---scented wax without wicks that releases its fragrance when melted and warmed in a potpourri pot.

    - Scented Tea Lights--small, colored and scented candles in clear cups made for home fragrancing.

    - Tart-Registered Trademark-Warmers--white unscented candles in aluminum cups made for potpourri pots.

    - Kindle Candles-Registered Trademark---unscented wax in a paper cup for use in a fireplace or campfire as a firestarter.

    These candle products are available in a wide range of fragrances and colors. We currently maintain approximately 150 fragrances in our retail stores, with our 53 best-selling fragrances available nationwide to our wholesale customers. In addition to distinctive fragrances, we promote our brand through consistent product packaging and labeling. The Yankee Candle name is typically embossed on the top of our glass containers and is clearly displayed on every product label. We also package our products in attractive gift baskets and holders for sale in our retail stores. We offer glassware accessories and other candle-related accessories at our retail stores in a variety of sizes and shapes.

    We seek to maintain a moderate price of under $20.00 for almost all of our products in order to reinforce our customers' perception of our products as highly affordable. As a result, our retail prices range from $0.89 for Wax Potpourri Tarts-Registered Trademark- to $19.50 for 22 oz. jar candles. Since 1995, we have only increased our prices, on average, by 2.1% per year. We had no price increase in 1998 and implemented a 2.3% price increase in January 1999.

RETAIL STORES

    Our retail stores are an important and fast growing distribution channel and represent an increasing percentage of our overall sales. From 1996 to 1998, sales from our retail division, which includes our retail stores, catalog and Internet operations, have grown at a compound annual rate of 38% from $42.9 million in 1996 to $81.2 million in 1998 and increased from 38% to 44% of our total sales. Moreover, Yankee Candle retail stores generated comparable store growth of 18.4% in 1996, 16.4% in 1997 and 16.5% in 1998. In 1998, our retail stores achieved average sales per square foot of over $650.

    As of April 10, 1999, we had 68 retail stores in 23 states and expect to open approximately 34 stores during the rest of 1999. By the end of 1999, we expect to have a retail presence in approximately 30 states. Yankee Candle has established a strong retail presence in the northeast and is rapidly expanding nationwide. In opening new stores we target new retail locations in highly visible areas in premium malls and, to a lesser extent, strip centers and tourist destinations. Of our 68 retail stores, 45 are located in malls and 23 are located in non-malls. Since we opened our flagship retail store in 1983, we have closed only one location, which was profitable when closed. All but one of our retail stores have been profitable in their first year of operation.

    We design each of our retail stores with a warm, home-like atmosphere to attract customers and provide a convenient shopping experience. Each store has candle displays sorted by color, fragrance type and product category. Our store design uses rich wood and other traditional elements to convey a high quality image that complements our product and company identity. The display fixtures hold sufficient inventory to support fast turning sales at peak season. The target size of our retail stores is 1,500 to 2,000 square feet, with an average size of approximately 1,650 square feet. Our retail stores typically offer Yankee Candle products in 150 fragrances, including our 53 most popular fragrances. A typical retail store has 1,000 SKU's of candles and 350 SKU's of candle accessories.

    Superior customer service and a knowledgeable employee base are key elements of our retail strategy. We emphasize formal employee training, particularly with respect to product quality, candle manufacturing and the heritage of Yankee Candle. We also have a well-developed, 14-day training program for managers and assistant managers and an 8-hour training program for sales associates. Our high customer service standards are an integral part of our ongoing success. Each store is responsible for implementing and maintaining these customer service standards.

    YANKEE CANDLE'S FLAGSHIP STORE

    Our flagship store is the world's largest candle and Christmas store with over 90,000 square feet of retail and entertainment space. This store promotes Yankee Candle's image and culture and is an important testing ground for our new product introductions. The store carries over 24,000 SKU's of gift items supplied by over 750 vendors, and generates approximately 65% of its revenues from the sale of Yankee Candle products. Located in South Deerfield, Massachusetts, this store is a major tourist destination, attracting an estimated 2.5 million visitors annually. The store provides visitors with a total shopping and entertainment experience, and includes the Yankee Candlemaking Museum, the Yankee Candle Car Museum and a 240-seat restaurant.

DIRECT MAIL CATALOG AND INTERNET

    As part of our retail division, we market our products through our direct mail catalogs and Internet website. We expect both businesses to grow over the next several years as a result of demographic and lifestyle changes in the consumer population, including the aging of baby boomers, decreased shopping time and a need for shopping convenience. In 1998, our direct mail business grew by over 60% and generated over $2 million of sales. Our direct mail catalog features all wholesale products and promotes the Deerfield flagship store as a destination. We typically send out five to six catalogs per year. We believe there are significant opportunities to grow the catalog business by adding additional products and accessories, increasing our telephone hours and expanding our mailing list. Our catalog is currently only sent to our existing customers. We have the potential to rent or purchase lists from third parties.

    We introduced our website in 1996 and upgraded it for retail transactions in 1997. The website, www.yankeecandle.com, offers browsers the opportunity to preview the Deerfield store, learn more about Yankee Candle's history and purchase on-line the same range of products available to our wholesale accounts. The website began generating revenues in late 1997 and is expected to grow as we continue to invest in website design and navigation features and explore banner advertising and cross marketing opportunities with e-commerce and giftware Internet service providers.

WHOLESALE DISTRIBUTION

    Our wholesale strategy focuses on a nationwide base of small, independent and credit-worthy gift store retailers. The wholesale business is a critical part of our growth strategy and lays the foundation for the successful expansion of our retail business by establishing a national brand. From 1996 to 1998, sales from our wholesale accounts have grown at a compound annual rate of 22% from $69.3 million in 1996 to $103.3 million in 1998, and changed from 62% to 56% of our total sales. Our wholesale customers currently have approximately 12,000 gift store locations nationwide and are located in all 50 states. In 1998, the northeast region accounted for 30% of domestic wholesale revenues, the midwest 35%, the south 21% and the west 14%. As a result of our strong brand name, the popularity and profitability of our products and our emphasis on customer service, our wholesale customers are extremely loyal with over 65% of them having been customers for over five years. No individual wholesale buying group accounts for more than 2% of our total sales and almost 90% of our wholesale accounts are located in non-mall locations. We are targeting future wholesale locations in new and underdeveloped markets, particularly in the southern and western United States.

    We have developed a successful approach to wholesale distribution which has established Yankee Candle as the top selling brand for many of our wholesale customers. We actively seek to increase the average size and frequency of wholesale orders through our innovative product display system, promotional programs, new products and telemarketing initiatives. We promote a "Shop Within A Shop" display system to our wholesale customers which presents our products vertically by fragrance and horizontally by color in a distinctive wood hutch. Yankee Candle recommends that dealers invest in an 8- to 12-foot display system which holds $5,300 to $8,000 of Yankee Candle products at suggested retail prices. This display system maximizes sales and profitability by providing strong visual impact, shopping and restocking ease, and optimum space efficiency. We have also implemented a number of promotional programs to increase the square footage dedicated to Yankee Candle products as well as the breadth of Yankee Candle products offered by our wholesale customers. For example, we promote a FRAGRANCE OF THE MONTH program, with featured fragrance suggestions for each month. This program encourages dealers to increase their re-order schedule to 12 times per year and implement a customer promotion that has already proven successful in our retail stores. The promotion encourages consumers to try different fragrances and return to the stores more frequently in order to buy the FRAGRANCE OF THE MONTH. In addition to specific promotions, we advise our wholesale customers on an ongoing basis regarding product knowledge, display suggestions, promotional ideas and geographical consumer preferences.

    We have a selective dealer approval process, designed to create consistent nationwide standards for all Yankee Candle dealers. As a result of our high credit standards for dealers, we had bad debt expense of only 0.1% in 1998.

    We use a dedicated in-house direct sales force to service our wholesale accounts. In 1998, we eliminated our network of independent manufacturer representatives and completed a major shift to a direct sales force. This has enabled Yankee Candle to gain greater control over the sales process, to provide customers with better and more accurate information, faster order turn-around and improved customer service, and to create more consistent merchandising nationwide and reduce costs.

INTERNATIONAL OPERATIONS

    We intend to expand internationally. We currently sell products through international distributors and our company-owned distribution center in the United Kingdom. In June 1998, we established Yankee Candle Europe, our European subsidiary, and hired the former managing director of one of the largest United Kingdom candle manufacturers to lead our international expansion program. In addition, we opened a new 27,000 square foot distribution center in Bristol, England and product shipments began in January 1999. We currently sell our products directly to stores in the United Kingdom and sell through distributors in Austria, Benelux, Denmark, Germany, Norway, Sweden and Switzerland.

NEW PRODUCT DEVELOPMENT

    We have a long history as a product and market innovator in the premium candle segment of the giftware industry. We have a strong in-house product design and development team comprised of artists, fragrance specialists, designers, packagers and buyers who work collaboratively to design new products that are attractive to customers and can be manufactured cost-effectively. New products are typically developed in less than a year. In January 1999, we introduced six new fragrances: Berry Bramble-TM-, Mountain Lake-TM-, Storm Watch-TM-, Vineyard-TM-, Lemon Lime and Hydrangea. We plan to introduce six additional new fragrances during the remainder of 1999. In addition, we recently introduced a FINE FRAGRANCES candle line with frosted-glass packaging, and an aromatherapy candle line. Other new product ideas include new product sizes, new packaging and variations of existing fragrances.

PRODUCT MANUFACTURING

    Approximately 90% of our sales are generated by products we manufacture at our 294,000 square foot facility in Massachusetts. As a manufacturer, we are able to closely monitor the quality of our products and control our production costs. We believe this is an important competitive advantage as it enables us to ensure high quality products and maintain affordable pricing.

    Our products are manufactured using filled, molded, extruded, compressed or dipped manufacturing methods. The majority of our products are filled products which are produced by pouring colored, scented liquid wax into a glass container with a wick. Pillars are made by extrusion, in which wax is pressed around a wick through a die. Tapers are produced through a dipping process and Tarts-Registered Trademark- and Samplers-Registered Trademark- are made by compression.

    Yankee Candle uses high quality fragrances, premium-grade, highly refined paraffin waxes, and superior wicks and dyes to create premium products. Our manufacturing processes are designed to ensure the highest quality and quantity of candle fragrance, wick quality and placement, color, fill level, shelf life and burn rate. We are continuously engaged in efforts to maximize our quality and minimize our costs by using efficient production and distribution methods and technological advancements.

SUPPLIERS

    We maintain strong, established relationships with our principal fragrance and petroleum-based wax suppliers. We use the highest-quality suppliers in our industry and maintain back-up suppliers who are able to provide services and materials of similar quality. We have developed, jointly with our suppliers, several proprietary fragrances, which are exclusive to Yankee Candle. Raw materials used in the manufacturing process, including wax, glassware, hutches and packaging materials are readily available from multiple sources at comparable prices. In 1998, no single supplier represented more than 10% of our total supply purchases, except for ARC International which provided us with glassware and represented 14% of our total supply purchases.

ORDER PROCESSING AND DISTRIBUTION

    We currently have two warehouse and distribution facilities located within a four mile radius in Deerfield and Whately, Massachusetts, and one warehouse and distribution center in Bristol, England for products shipped to Europe. We intend to open another facility in the fall of 1999 in Salt Lake City, Utah for the warehousing and distribution of products to our retail stores and wholesale accounts located in the western United States. This facility is expected to be between 80,000 and 100,000 square feet in size.

    We utilize computer systems to maintain efficient order processing from the time a product enters the system through shipping and ultimate payment collection from customers. We implemented uniform computer and communication software systems allowing for on-line information access between our headquarters and retail stores. We upgraded our information systems in 1998 to further improve order processing and enhance inventory management and accuracy. As part of these upgrades, we adopted a software package that allows us to forecast demand for our products and efficiently plan our production schedules. We also implemented a pick-to-light system which allows Yankee Candle employees at our warehouse to receive information directly from the order collection center and quickly identify, by way of blinking lights, the products and quantity necessary for a particular order. To accurately track shipments and provide better service to customers, we also use handheld optical scanners and bar coded labels. We believe this software for the processing and shipment of orders from the warehouse greatly improves our overall customer service through enhanced order accuracy and reduced turnaround time.

    The products sold by Yankee Candle in the United States are generally shipped by United Parcel Service, Roadway Package Systems or other freight carriers. We also lease a fleet of four trucks primarily used to ship products to select company-owned retail stores. Our products are usually shipped to our retail stores twice a week during the off-season and up to five times a week during the holiday season. In 1998, our order lead time to our wholesale customers, from order placement to shipment of goods, was typically three business days during the first three calendar quarters and less than five business days during the fourth quarter. During the first three quarters of 1998, we shipped 99.5% of all orders requested complete and over 92% complete in the fourth quarter. We believe that our timely and accurate distribution is an important differentiating factor between us and our competitors.

INTELLECTUAL PROPERTY

    Yankee Candle has obtained 31 U.S. trademark registrations, including Yankee Candle-Registered Trademark-, Country Kitchen-Registered Trademark-, Housewarmer-Registered Trademark-, Samplers-Registered Trademark-, Wax Potpourri Tarts-Registered Trademark- and Kindle Candles-Registered Trademark-, and has pending 10 trademark applications with respect to its products. Trademark registrations allow us to use those trademarks on an exclusive basis in connection with our products. If we continue to use our trademarks, and make all required filings and payments, these trademarks can continue in perpetuity. We also register many of our trademarks in foreign countries.

    We believe that our trademarks are valuable assets and we intend to maintain and renew our trademarks and their registrations and to vigorously defend them against trademark infringement.

COMPETITION

    We compete generally for the disposable income of consumers with other producers in the giftware industry. The giftware industry is highly competitive with a large number of both large and small participants. Yankee Candle products compete with other scented and unscented candle products and with other gifts within a comparable price range, like boxes of candy, flowers, wine, fine soap and related merchandise. Yankee Candle's competitors distribute their products through independent gift retailers, department stores, mass market stores and mail order houses.

    The candle market overall is highly fragmented. According to Unity Marketing, 72% of all candle companies have less than $10 million in sales. Premium market candle manufacturers include Colonial Candles, owned by Blyth Industries, Inc., A.I. Root and Village Candle. The most important factors affecting sales of candles are scent, price, burn quality, packaging, color and shape.

    Yankee Candle's retail store competitors include franchised candle chains, such as Wicks n' Sticks and Candleman, although these two chains are also our wholesale customers. Our other retail competition includes specialty candle stores, as well as gift and houseware retailers.

    We believe we are the leading premium scented candle company in the United States and the only major candle company with a strong combination of manufacturing, wholesale and retail operations. The principal bases of competition for candles and other comparably priced giftware include brand loyalty, quality, perceived value, design, product display, consumer appeal, service and price. We believe our competitive position is enhanced by a variety of factors, including our national premium brand image, high quality reputation among consumers and retailers, distinctive retail stores, extensive wholesale distribution base, knowledgeable employees, effective display and product presentation, affordable pricing, our low cost, highly automated manufacturing operations and strong and growing presence in both wholesale and retail segments. Some of our competitors are part of large, diversified companies having greater financial resources and a wider range of product offerings than Yankee Candle.

EMPLOYEES

    At March 1, 1999, we employed approximately 1,100 full-time employees and 500 part-time employees. All of these employees are non-union, and we believe that our labor relations are good. We also use between 200 and 250 seasonal workers hired through temporary employment agencies.

LEGAL PROCEEDINGS

    We are involved from time to time in various legal proceedings incidental to our business. We believe that none of these legal proceedings will have a material adverse impact on our results of operations, cash flow or financial condition.

ENVIRONMENTAL MATTERS

    We are subject to various federal, state, local and foreign laws and regulations governing the generation, storage, use, emission, discharge, transportation and disposal of hazardous materials and the health and safety of our employees. In addition, we are subject to environmental laws which may require investigation and cleanup of any contamination at facilities we own or operate or at third party waste disposal sites we use. These laws could impose liability even if we did not know of, or were not responsible for, the contamination.

    We have in the past and will in the future incur costs to comply with environmental laws. We are not, however, currently aware of any costs or liabilities relating to environmental matters, including any claims or actions under environmental laws or obligations to perform any cleanups at any of our facilities or any third party waste disposal sites, that are expected to have a material adverse effect on our operations, cash flow or financial condition. It is possible, however, that material environmental costs or liabilities may arise in the future.

FACILITIES

    Yankee Candle owns facilities totaling 537,600 square feet, located on 82 acres, within a four mile radius in Deerfield and Whately, Massachusetts, as described in the table below:

                          TYPE OF FACILITY                                     LOCATION                 SIZE
--------------------------------------------------------------------  --------------------------  ----------------
Manufacturing, wholesale distribution and offices                     Whately, Mass                294,000 sq. ft.
Flagship retail store, car museum and restaurant                      South Deerfield, Mass.        90,000 sq. ft.
Retail warehouse and distribution center                              South Deerfield, Mass.        60,000 sq. ft.
Retail support                                                        South Deerfield, Mass         48,000 sq. ft.
Marketing and design building                                         Whately, Mass.                16,000 sq. ft.
Employee health and fitness center                                    South Deerfield, Mass.        12,000 sq. ft.
Retail offices                                                        South Deerfield, Mass.        11,000 sq. ft.
Wholesale telemarketing                                               South Deerfield, Mass.         6,600 sq. ft.

    In addition, we have a 27,000 square foot leased distribution facility in Bristol, England and plan to open a new 80,000 to 100,000 square foot leased distribution facility in Salt Lake City, Utah in September 1999.

    We believe that these facilities are suitable and adequate and have sufficient capacity to meet our current needs.

    Other than the Deerfield flagship store and three smaller retail locations, we lease our other retail stores. Initial store leases for mall locations range from eight to ten years. For non-mall locations, most leases are five years, with a five-year renewal option.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following sets forth certain information regarding the executive officers and directors of Yankee Candle as of April 15, 1999:

                        NAME                              AGE                           POSITION
-----------------------------------------------------     ---     -----------------------------------------------------
Michael J. Kittredge.................................         47  Chairman of the Board and Director (Class II)
Michael D. Parry.....................................         47  President, Chief Executive Officer and Director
                                                                  (Class III)
Robert R. Spellman...................................         51  Senior Vice President of Finance and Chief Financial
                                                                  Officer
Gail M. Flood........................................         39  Senior Vice President of Retail Operations
Stephen T. Williams..................................         48  Senior Vice President of Wholesale Operations
Theodore J. Forstmann................................         59  Director (Class I)
Nicholas C. Forstmann................................         52  Director (Class II)
Sandra J. Horbach....................................         38  Director (Class III)
Steven B. Klinsky....................................         42  Director (Class I)
Michael S. Ovitz.....................................         52  Director (Class I)
Emily Woods..........................................         37  Director (Class III)

    MICHAEL J. KITTREDGE is the Chairman of the Board. Mr. Kittredge is the founder of Yankee Candle. He served as a Director until April 1998. Mr. Kittredge was appointed a Director of Yankee Candle Holdings in July 1998 and reappointed a Director of Yankee Candle in April 1999. He has been honored several times by the United States Small Business Administration (S.B.A.), once in 1985 as the winner of the "Entrepreneurial Success Award," and again in 1986 as the "Businessman of the Year" for Massachusetts and the New England region. In 1996, Mr. Kittredge received USA Today's and Ernst & Young's Retail Entrepreneur of the Year Award.

    MICHAEL D. PARRY is a Director, the President and Chief Executive Officer. Mr. Parry joined Yankee Candle in 1982 as General Manager, and was appointed Vice President in January 1989 and President in July 1996. Mr. Parry has served as a Director of Yankee Candle since May 1998 and a Director of Yankee Candle Holdings since July 1998. He was promoted to his current position of Chief Executive Officer in November 1998. Since 1989, he has been in charge of all of our operations including general oversight of wholesale and retail activities and manufacturing and distribution.

    ROBERT R. SPELLMAN is the Senior Vice President of Finance and Chief Financial Officer. Prior to joining Yankee Candle in November 1998, Mr. Spellman was Senior Vice President of Finance of Staples, Inc. from 1988 through 1994, and Chief Financial Officer of Star Markets Company, Inc. from 1994 through 1998.

    GAIL M. FLOOD is the Senior Vice President of Retail Operations. Ms. Flood joined Yankee Candle in 1982 as Retail Store Manager. Since 1988, she has been in charge of our retail operations. She was appointed Vice President of Retail Operations in July 1996, and promoted to her current position in November 1998.

    STEPHEN T. WILLIAMS is the Senior Vice President of Wholesale Operations. Mr. Williams joined Yankee Candle in 1982, and held a number of different positions in a variety of areas including Production, Packaging and Shipping prior to being appointed National Sales Manager in 1987. In July 1996, Mr. Williams was made Vice President of Wholesale Operations, and was promoted to Senior Vice President in November 1998. Since 1987, he has been in charge of our wholesale operations.

    THEODORE J. FORSTMANN has served as a Director of Yankee Candle Holdings since July 1998 and a Director of Yankee Candle since April 1999. Mr. Forstmann has been a general partner of FLC XXIX

Partnership, L.P., the general partner of Forstmann Little & Co., since he co-founded Forstmann Little & Co. in 1978. He is Chairman of the Board and Chief Executive Officer of Gulfstream Aerospace Corporation. Theodore J. Forstmann and Nicholas C. Forstmann are brothers.

    NICHOLAS C. FORSTMANN has been a Director of Yankee Candle Holdings since July 1998 and a Director of Yankee Candle since April 1999. He has been a general partner of FLC XXIX Partnership, L.P. since he co-founded Forstmann Little & Co. in 1978. He is also a director of Gulfstream Aerospace Corporation.

    SANDRA J. HORBACH has been a Director of Yankee Candle Holdings since March 1998 and a Director of Yankee Candle since May 1998. She has been a general partner of FLC XXIX Partnership, L.P. since 1993. She is also a director of Gulfstream Aerospace Corporation.

    STEVEN B. KLINSKY has been a Director of Yankee Candle Holdings since July 1998 and a Director of Yankee Candle since April 1999. He has been a general partner of FLC XXIX Partnership, L.P. since December 1986. He is also a director of General Semiconductor, Inc.

    MICHAEL S. OVITZ has been a Director of Yankee Candle Holdings since November 1998 and a Director of Yankee Candle since April 1999. He is an independent businessman and investor. He recently co-founded Artists Management Group, a management/production/multi-media company. From October 1995 to December 1996, Mr. Ovitz was President of The Walt Disney Company. From 1975 to 1995, Mr. Ovitz served as chairman of Creative Artists Agency, which he co-founded. Mr. Ovitz is also a director of Livent, Inc.

    EMILY WOODS has been a Director of Yankee Candle Holdings since July 1998 and a Director of Yankee Candle since April 1999. She is the Chairman of J. Crew Group, Inc., which she co-founded in 1983. She is also a director of Beringer Wine Estates.

THE BOARD OF DIRECTORS

    Yankee Candle's By-Laws provide for a classified board of directors consisting of three classes. Each class will consist, as nearly as possible, of one-third of the total number of directors constituting the entire board. The term of the initial Class I directors will terminate on the date of the 2000 annual meeting of stockholders; the term of the initial Class II directors will terminate on the date of the 2001 annual meeting of stockholders; and the term of the initial Class III directors will terminate on the date of the 2002 annual meeting of stockholders. Beginning in 2000, at each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term and until their respective successors are elected and qualified. A director may only be removed with cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote in the election of directors. The Forstmann Little partnerships have a contractual right to elect two directors until such time as they no longer own any shares of Yankee Candle common stock.

    Directors who are neither executive officers of Yankee Candle nor general partners in the Forstmann Little partnerships have been granted options to purchase common stock in connection with their election to the board of Yankee Candle Holdings. Directors do not receive any fees for serving on Yankee Candle's board, but are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the board and committees. See "--Outside Director Stock Options."

    The board has three committees: Executive, Compensation and Audit. The Executive Committee consists of Michael D. Parry, Theodore J. Forstmann and Sandra J. Horbach. The Compensation Committee consists of Theodore J. Forstmann, Sandra J. Horbach and Nicholas C. Forstmann. The Audit Committee consists of Steven B. Klinsky and Emily Woods.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee of Yankee Candle's Board of Directors are Theodore J. Forstmann, Nicholas C. Forstmann and Sandra J. Horbach, each of whom has served on the Committee since April 1999. Yankee Candle did not have a Compensation Committee, or committee performing comparable functions, in 1998. Since the 1998 recapitalization, all 1998 compensation decisions for Yankee Candle executive officers were made by the Compensation Committee of Yankee Candle Holdings Corp., consisting of Theodore J. Forstmann and Sandra J. Horbach. Each of Theodore J. Forstmann, Nicholas C. Forstmann and Sandra J. Horbach are general partners in partnerships affiliated with the Forstmann Little partnerships. See "--Relationships and Transactions with Yankee Candle" for a description of certain transactions between the Forstmann Little partnerships and Yankee Candle in connection with the 1998 recapitalization. None of the members of the Yankee Candle Holdings or the Yankee Candle Compensation Committees have been officers or employees of Yankee Candle or its subsidiaries.

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to compensation for the year ended December 31, 1998 paid by us for services to each person who served as our Chief Executive Officer during 1998 and our three other most highly paid executive officers who were serving as executive officers at December 31, 1998.

                         SUMMARY COMPENSATION TABLE (1)

                                                                    ANNUAL COMPENSATION
                                                          ----------------------------------------
                                                                                    OTHER ANNUAL      ALL OTHER
                                                          BASE SALARY    BONUS     COMPENSATION(4)  COMPENSATION
                                                          -----------  ----------  ---------------  -------------
Michael J. Kittredge
  Chairman of the Board.................................   $ 342,000   $       --    $        --         $21,016(5)
Michael D. Parry
  President and Chief Executive Officer.................     216,539       76,502             --                (6)
Robert R. Spellman(2)
  Senior Vice President of Finance and Chief Financial
  Officer...............................................      30,962(3)     11,500(3)            --      575,173(7)
Gail M. Flood
  Senior Vice President of Retail Operations............     149,616       58,628             --                (6)
Stephen T. Williams
  Senior Vice President of Wholesale Operations.........     139,616       55,000             --                (6)

------------------------

(1) Yankee Candle does not have any executive officers other than those named in the summary compensation table. Mr. Kittredge served as Yankee Candle's Chief Executive Officer until November 1998.

(2) Mr. Spellman became an employee of Yankee Candle in November 1998.

(3) Reflects the portion of Mr. Spellman's annual base salary and annual bonus that he actually earned in 1998.

(4) Unless otherwise indicated, the aggregate amount of perquisites and other personal benefits was less than $50,000 or 10% of the total of annual salary and bonus reported for that named executive officer.

(5) Includes premiums of $1,016 paid for life insurance, and a matching contribution of $20,000 under the Yankee Candle Company Executive Deferred Compensation Plan.

(6) Includes a matching contribution of $20,000 under the Yankee Candle Company Executive Deferred Compensation Plan for each of Messrs. Parry and Williams and Ms. Flood, and a special bonus of $9,433,962 paid in connection with the 1998 recapitalization for each of Messrs. Parry and Williams and Ms. Flood, and premiums paid for life insurance in the amounts of $582,000, $313,000 and $132,000 for Messrs. Parry and Williams and Ms. Flood, respectively.

(7) Includes premiums of $173,000 paid for life insurance, a one-time signing bonus of $500,000 and a one-time payment of $75,000 paid in connection with a bonus forfeited by Mr. Spellman upon separation of his prior employment.

OPTION GRANTS

    None of the executive officers named in the summary compensation table have options to purchase common stock, but each has significant ownership interests in Yankee Candle. See "Principal and Selling Stockholders."

EMPLOYMENT AGREEMENT

    On October 22, 1998, we entered into an employment agreement with Robert R. Spellman. The following are the key terms of his employment agreement:

    - employment as Senior Vice President and Chief Financial Officer,

    - base salary of $230,000 per year,

    - eligibility to receive a target bonus equal to 35% of base salary under the executive bonus plan,

    - right to purchase shares of common stock, and

    - a one-time signing bonus of $500,000. If Mr. Spellman leaves voluntarily or is terminated for cause prior to May 9, 2000, he must repay this signing bonus.

YANKEE CANDLE HOLDINGS STOCK OPTION PLAN

    The Yankee Candle Holdings Corp. Employee Stock Option Plan provides for the granting of options to purchase shares of common stock of Yankee Candle Holdings to any employee of Yankee Candle Holdings or its subsidiaries. These options are not intended to qualify as incentive stock options. The plan is currently administered by the Compensation Committee of the board of directors of Yankee Candle Holdings.

    In connection with the liquidation of Yankee Candle Holdings prior to the closing of the offering, the options to acquire Yankee Candle Holdings common stock will become options to acquire Yankee Candle common stock on the same terms as the existing options, other than changes to the exercise price and the number of shares subject to options to preserve the economics of the existing options. The plan will be administered by the Compensation Committee of the
board of Yankee Candle. The plan authorizes the issuance of       shares of
common stock with adjustments in the case of changes in capitalization affecting the options. Assuming the conversion of all outstanding Yankee Candle Holdings
options into Yankee Candle options, options to purchase       shares of common
stock have been granted to date under the plan. The description below assumes that the liquidation has occurred and that the options are exercisable for Yankee Candle common stock. See "Description of Capital Stock."

    STOCK OPTION AGREEMENTS. Options are granted pursuant to stock option agreements. One-fifth of the options generally vest and become exercisable on each of the first, second, third, fourth and fifth anniversaries of the grant date. Unvested options expire on the date of the optionee's termination of employment and vested options expire after the termination of employment as described below.

    Each option expires on the earliest of:

    - the tenth anniversary of the date of grant,

    - if the optionee's employment is terminated for any reason, including death or disability of the optionee, the 60(th) day following the delivery of a notice to the optionee by Yankee Candle, during which 60-day period the optionee may exercise the vested portion of the option, and

    - the exercise in full of the option.

    These options are generally exercisable only by an optionee during the optionee's lifetime and are not transferable.

    The stock option agreements provide that Yankee Candle will notify the optionee prior to a total sale or a partial sale. A total sale includes:

    (1) the merger or consolidation of Yankee Candle into another corporation, other than a merger or consolidation in which Yankee Candle is the surviving corporation and which does not result in a capital reorganization, reclassification or other change in the then outstanding common stock,

    (2) the liquidation of Yankee Candle,

    (3) the sale to a third party of all or substantially all of Yankee Candle's assets, or

    (4) the sale to a third party of common stock, other than through one or more public offerings;

but only if, in the case of the events described in (1), (2) and (4), the Forstmann Little partnerships cease to own shares of the voting stock of the business.

    A partial sale means a sale by the Forstmann Little partnerships of all or a portion of their shares of common stock, including through a public offering, to a third party, other than a total sale. This offering constitutes a partial sale.

    The optionee may exercise options only for purposes of participating in the partial sale, whether or not the options were otherwise exercisable, with respect to the excess, if any, of:

    - the number of shares with respect to which the optionee would be entitled to participate in the partial sale under the stockholder's agreement described below, over

    - the number of shares previously issued upon exercise of the options and not previously disposed of in a partial sale.

    Upon receipt of a notice of a total sale, the optionee may exercise all or part of the options, whether or not such options were otherwise exercisable.

    In connection with a total sale, Yankee Candle may redeem the unexercised portion of the options in lieu of permitting the optionee to exercise the options. Any unexercised portion of an option will terminate upon the completion of a total sale, unless Yankee Candle provides for its continuation.

    In the event a total sale or partial sale is not completed, any option exercised in connection with the sale will be exercisable only to the extent it would have been exercisable if notice of the sale had not been given. The stock option agreements provide that, if the Forstmann Little partnerships sell shares of common stock in a bona fide arm's-length transaction, at the election of Yankee Candle, an optionee may be required to

    - proportionately exercise the optionee's options and to sell all of the shares of common stock purchased under the exercise in the same transaction and on the same terms as the shares sold by the Forstmann Little partnerships, or

    - forfeit the portion of the option required to be exercised.

    The optionee has no independent right to require Yankee Candle to register the shares of common stock underlying the options under the Securities Act.

    The stock option agreements permit Yankee Candle to terminate all of an optionee's options if the optionee engages in prohibited or competitive activities.

    The number and class of shares underlying, and the terms of, outstanding options may be adjusted in certain events, such as a merger, consolidation, stock split or stock dividend.

    STOCKHOLDER'S AGREEMENT. Upon exercise of an option under the plan, an optionee is required to enter into a stockholder's agreement with Yankee Candle in the form then in effect. The stockholder's agreement provides that, generally, the shares issued upon exercise of the options may not be sold, assigned or otherwise transferred. The description below summarizes the terms of the form of the stockholder's agreement currently in effect.

    If one or more partial sales result in the Forstmann Little partnerships owning, in the aggregate, less than 20% of the then outstanding voting stock of Yankee Candle, the stockholder is entitled to transfer his or her shares of common stock free of the restrictions and rights contained in the stockholder's agreement.

    The stockholder's agreement provides that the stockholder may participate proportionately in any sale by the Forstmann Little partnerships of all or a portion of their shares of common stock to any person who is not a partner or affiliate. In addition, the stockholder shall be entitled to, and may be required to, participate proportionately in a public offering of shares of common stock by the Forstmann Little partnerships, by selling the same percentage of the stockholder's shares that the Forstmann Little partnerships are selling of their shares. The sale of shares of common stock in such a transaction must be for the same price and otherwise on the same terms and conditions as the sale by the Forstmann Little partnerships. If the Forstmann Little partnerships sell or exchange all or a portion of their common stock in a bona fide arm's-length transaction, the Forstmann Little partnerships may require the stockholder to sell a proportionate amount of his or her shares for the same price and on the same terms and conditions as the sale of common stock by the Forstmann Little partnerships and, if stockholder approval of the transaction is required, to vote his or her shares in favor of the sale or exchange.

OUTSIDE DIRECTOR STOCK OPTIONS

    Two directors, Mr. Michael Ovitz and Ms. Emily Woods, have options which were granted pursuant to individual stock option agreements. The date of these director option agreements and the date of grant, for Ms. Woods was June 26, 1998 and for Mr. Ovitz was November 30, 1998. Upon the liquidation of Yankee Candle Holdings prior to the closing of this offering, these director options will become options to acquire shares of Yankee Candle common stock on the same terms as the existing options, other than the exercise price and number of shares subject to option which will be adjusted to preserve the economics of the existing options. Each of the director optionees will have options to purchase
      shares of common stock at $      per share. These options are not intended
to qualify as incentive stock options and were not issued pursuant to the plan.

    One-third of the options generally becomes exercisable on each of the first, second and third anniversaries of the date of the grant. Each option expires on the earliest of:

    - the tenth anniversary of the date of grant,

    - 30 days after the date the director optionee ceases to serve as a director of Yankee Candle, and

    - the exercise in full of the option.

    The director optionees may not sell or otherwise transfer their options.

    The director option agreements provide that Yankee Candle will notify the director optionees prior to a total sale or a partial sale. Upon receipt of a notice of a partial sale, a director optionee may exercise his or her options only for purposes of participating in the partial sale, whether or not the options were otherwise exercisable, with respect to the excess, if any, of:

    - the number of shares with respect to which the director optionee would be entitled to participate in the partial sale under the director stockholder's agreements described below, over

    - the number of shares previously issued upon exercise of the options and not previously disposed of in a partial sale.

    Upon receipt of a notice of a total sale, a director optionee may exercise all or part of the options, whether or not the options were otherwise exercisable.

    In connection with a total sale, Yankee Candle may redeem the unexercised portion of the director optionee's options. Any unexercised portion of a director optionee's options will terminate upon the completion of a total sale, unless Yankee Candle provides for continuation of the options.

    In the event a total sale or partial sale is not completed, any option which a director optionee had exercised in connection with the sale will be exercisable after the sale only to the extent it would have been exercisable if notice of the sale had not been given. This offering constitutes a partial sale.

    The director option agreements provide that, if the Forstmann Little partnerships sell shares of common stock in a bona fide arm's-length transaction, at the election of Yankee Candle, a director optionee may be required to:

    - proportionately exercise the director optionee's options and to sell all of the shares of common stock purchased under the exercise in the same transaction and on the same terms as the shares sold by the Forstmann Little partnerships, or

    - forfeit the portion of the option required to be exercised.

    The director optionees have no independent right to require Yankee Candle to register the shares of common stock underlying the options under the Securities Act.

    The number and class of shares underlying and the terms of outstanding options may be adjusted in certain events, such as a merger, consolidation, stock split or stock dividend.

    DIRECTOR STOCKHOLDER'S AGREEMENTS. Upon exercise of a director option, a director optionee is required to enter into a director stockholder's agreement with Yankee Candle in the form then in effect. The form of director stockholder's agreement currently in effect is substantially the same as the form of employee stockholder's agreement currently in effect.

STOCK AGREEMENTS

    In connection with the recapitalization, 12 members of Yankee Candle management were awarded the right to purchase, and actually purchased, stock of Yankee Candle Holdings on April 27, 1998. In October 1998 an additional member of management was awarded the right to purchase, and agreed to purchase, stock of Yankee Candle Holdings. He purchased these shares in February 1999. These members of management entered into stock agreements relating to these shares of common stock of Yankee Candle Holdings. See "--Relationships and Transactions with Yankee Candle."

    After the liquidation of Yankee Candle Holdings prior to the closing of this offering, the restrictions of the subscription agreements will apply to the stockholder's ownership of Yankee Candle common stock and, in connection with the receipt of the Yankee Candle common stock, the stockholders will enter into new stock agreements covering the Yankee Candle common stock with the same terms as the original agreement except for adjustments that are necessary to preserve the economics of the original stock agreements. The description below assumes that the new subscription agreements have been executed.

    The stock agreements contain transfer provisions substantially similar to those in the form of stockholder's agreement that the employee optionees and director optionees must execute upon exercise of options under the plan.

    Upon termination of employment, Yankee Candle has a right, at its option, to purchase all of the unvested shares of common stock held by a stockholder. The stock vests at a rate of 20% per year, beginning after one year. The stockholders have no independent right to require Yankee Candle to register their shares of common stock under the Securities Act.

THE YANKEE CANDLE 1999 STOCK OPTION AND AWARD PLAN

    The board of directors of Yankee Candle adopted the 1999 Stock Option and Award Plan on April 15, 1999, and the stockholders approved it on April , 1999. The stock plan provides for the grant of incentive stock options intended to qualify under Section 422 of the IRS Code and stock options which do not so qualify, stock appreciation rights, restricted stock, performance units and performance shares, phantom stock awards and share awards. Yankee Candle's and its subsidiaries' eligible directors, officers, employees (including future employees who have received written offers of employment) and consultants are eligible to receive grants under the stock plan. The stock plan is designed to comply with the requirements for "performance-based compensation" under Section 162(m) of the IRS Code, and the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 under the Exchange Act.

    The stock plan is administered by a committee that consists of at least two nonemployee outside board members. The Compensation Committee of the board currently serves as the committee. Generally, the committee has the right to grant options and other awards to eligible individuals and to determine the terms and conditions of options and awards, including the vesting schedule and exercise price of options and awards. The stock plan authorizes the issuance of 5% of the outstanding shares of common stock determined on a fully diluted basis
as of          , 1999, with adjustment in the case of changes in capitalization affecting the options.

    The stock plan provides that the term of any option may not exceed ten years, except in the case of the death of an optionee in which event the option may be exercised for up to one year following the date of death even if it extends beyond ten years from the date of grant. If a participant's employment, or service as a director, is terminated following a change in control, any options or stock appreciation rights become immediately and fully vested at that time and will remain outstanding until the earlier of the six-month anniversary of termination and the expiration of the option term.

RELATIONSHIPS AND TRANSACTIONS WITH YANKEE CANDLE

    On April 27 1998, Yankee Candle recapitalized. Pursuant to the 1998 recapitalization, Yankee Candle redeemed approximately 500 shares of Yankee Candle common stock owned by Michael Kittredge for an aggregate redemption price of approximately $200.0 million. Mr. Kittredge also sold approximately 450 shares of Yankee Candle common stock to Yankee Candle Holdings Corp., a corporation newly formed by the Forstmann Little partnerships and a group of executives of Yankee Candle, for approximately $180.0 million. The 1998 recapitalization and related transactions were consummated pursuant to a recapitalization agreement, dated as of March 25, 1998, between Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VI, L.P., which is one of the Forstmann Little partnerships, Yankee Candle Holdings, Yankee Candle and Michael Kittredge. At the same time and as part of the 1998 recapitalization, Chandler's Restaurant, Inc., a subsidiary of Yankee Candle, acquired the assets of the restaurant business located at Yankee Candle's South Deerfield flagship retail location from Mr. Kittredge.

    Immediately after the 1998 recapitalization, Yankee Candle Holdings owned 90% of Yankee Candle's common stock and Mr. Kittredge owned 10% of Yankee Candle's common stock.

    Yankee Candle financed the redemption of shares from Mr. Kittredge, the repayment of existing indebtedness and the payment of the expenses of the 1998 recapitalization and certain employee bonuses by borrowing $2.5 million under a $60.0 million revolving credit facility and by issuing an aggregate of $320.0 million of subordinated debentures to Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VI, L.P. That partnership immediately distributed the subordinated debentures to its limited partners. The subordinated debentures are divided into three equal series, due on May 31, 2009, May 31, 2010 and May 31, 2011. The subordinated debentures provide for an interest rate of 6 3/4% and provide for interest to be paid semi-annually. As of March 31, 1999, Yankee Candle had paid $12.8 million in interest. The subordinated debentures may be prepaid by Yankee Candle at any time without premium, penalty or any charge. Yankee Candle will prepay all of the subordinated debentures with the proceeds of this offering, the proceeds of a new credit facility and available cash.

    Yankee Candle Holdings purchased shares of common stock from Mr. Kittredge for approximately $180.0 million. This purchase was financed with the proceeds from the sale of shares of Yankee Candle Holdings common stock to the Forstmann Little partnerships and senior management of Yankee Candle, including Mr. Parry, Ms. Flood, Mr. Williams and nine other persons.

    On September 14, 1998, January 22, 1999 and January 26, 1999, Yankee Candle Holdings repurchased shares of Yankee Candle Holdings common stock from employees who resigned from Yankee Candle for an aggregate purchase price of $750,000. To finance the repurchases, Yankee Candle Holdings borrowed funds from Yankee Candle pursuant to intercompany notes. The notes carried an interest rate of 5% and were repaid in full on February 3, 1999.

    As a result of an award in October 1998 to purchase stock, Mr. Spellman on February 3, 1999 invested approximately $1.0 million in Yankee Candle Holdings by purchasing shares of Yankee Candle Holdings common stock. Yankee Candle lent Mr. Spellman $750,000 to help finance his investment. The loan to Mr. Spellman carries an interest rate of 7%. The loan provides for full recourse to Mr. Spellman and is secured. In addition, Mr. Spellman has entered into a pledge agreement pledging, among other things, his shares of Yankee Candle Holdings common stock. The loan will be secured by Mr. Spellman's shares of new Yankee Candle common stock after the offering. The loan matures five years from the date it was made and must be prepaid in full in certain circumstances, including following a termination of employment. In addition, Mr. Spellman must apply his after-tax proceeds of a sale of common stock to reduce the principal amount of, and accrued interest on, the loan.

    Yankee Candle Holdings used the proceeds of Mr. Spellman's investment to repay all outstanding intercompany notes and used the remainder to make a capital contribution to Yankee Candle.

    Mr. Harry Flood was our Chief Financial Officer until November 1998. In connection with the 1998 recapitalization, he received a special bonus of $9,433,962. His aggregate compensation in 1998 was $236,212. He is Ms. Flood's husband.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Yankee Candle's common stock immediately prior to the consummation of this offering, giving effect to the reorganization occurring in connection with this offering, and as adjusted to reflect the sale of the shares of common stock pursuant to this offering. The table includes:

    - each person who is known to Yankee Candle to be the beneficial owner of more than 5% of the outstanding common stock,

    - each other director of Yankee Candle,

    - each other executive officer named in the summary compensation table,

    - all directors and executive officers of Yankee Candle as a group, and

    - the other selling stockholders participating in the offering.

    Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.

                                                                   SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                                                                      OWNED PRIOR TO                              OWNED AFTER
                                                                       OFFERING (1)           NUMBER OF           OFFERING (1)
                                                                 ------------------------      SHARES       ------------------------
NAME                                                               NUMBER       PERCENT      OFFERED (1)      NUMBER       PERCENT
---------------------------------------------------------------  -----------  -----------  ---------------  -----------  -----------
5% STOCKHOLDERS:
Forstmann Little & Co. Equity Partnership-V, L.P.(2)...........
Forstmann Little & Co. Subordinated Debt and Equity Management
  Buyout Partnership-VI, L.P.(2)...............................
Michael J. Kittredge...........................................
OTHER DIRECTORS:
Theodore J. Forstmann(2).......................................
Nicholas C. Forstmann(2).......................................
Steven B. Klinsky(2)...........................................
Sandra J. Horbach(2)...........................................
Michael D. Parry...............................................
Michael S. Ovitz...............................................
Emily Woods....................................................
OTHER NAMED EXECUTIVE OFFICERS:
Gail M. Flood..................................................
Robert R. Spellman.............................................
Stephen T. Williams............................................
All Directors and Executive Officers as a Group (11 persons)...
ADDITIONAL SELLING STOCKHOLDERS:
    additional selling stockholders, each of whom is selling
  less than     shares in the offering and will beneficially
  own less than 1% of the outstanding common stock after the offering.....................................................

------------------------

* The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares of common stock.

(1) For purposes of this table, information as to the shares of common stock assumes that the underwriters' over-allotment option is not exercised. In addition, a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock when such person or persons has the right to acquire them within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after the date of this prospectus is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Each selling stockholder other than the Forstmann Little partnerships has the right to participate with the Forstmann Little partnerships in the offering and may participate in the offering with respect to their options regardless of whether they beneficially own the shares subject to the options for purposes of this table. Information about the shares being offered, beneficial ownership after the offering and the selling stockholders is subject to change pending final confirmation of selling stockholder participation in the offering, prior to pricing of the offering.

(2) The general partner of Forstmann Little & Co. Equity Partnership-V, L.P., a Delaware limited partnership ("Equity-V"), is FLC XXX Partnership, L.P., a New York limited partnership of which Messrs. Theodore J. Forstmann, Nicholas C. Forstmann and Steven B. Klinsky, Ms. Sandra J. Horbach, Messrs. Thomas H. Lister, Winston W. Hutchins and Erskine B. Bowles are general partners. The general partner of Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VI, L.P., a Delaware limited partnership ("MBO-VI"), is FLC XXIX Partnership, L.P., a New York limited partnership of which Messrs. Theodore J. Forstmann, Nicholas C. Forstmann and Steven B. Klinsky, Ms. Sandra J. Horbach, Messrs. Thomas H. Lister, Winston W. Hutchins and Erskine B. Bowles are general partners. Accordingly, each of the individuals named above (other than Mr. Lister and Mr. Bowles for the reasons described below) may be deemed the beneficial owners of shares owned by MBO-VI and Equity-V and, for purposes of this table, such beneficial ownership is included. Mr. Lister and Mr. Bowles do not have any voting or investment power with respect to, or any economic interest in, the shares of common stock held by MBO-VI or Equity-V; and, accordingly, Mr. Lister and Mr. Bowles are not deemed to be the beneficial owners thereof. Theodore J. Forstmann and Nicholas C. Forstmann are brothers. FLC XXX Partnership, L.P. is a limited partner of Equity-V. None of the other limited partners in each of MBO-VI and Equity-V is otherwise affiliated with Yankee Candle, or Forstmann Little & Co. The address of Equity-V and MBO-VI is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, New York 10153.

                      DESCRIPTION OF THE CREDIT AGREEMENT

    Concurrently with the closing of this offering, we expect to terminate our existing revolving credit facility and enter into a new credit facility with a syndicate of banks and other financial institutions led by The Chase Manhattan Bank, as sole administrative agent, and Chase Securities Inc., as the sole and exclusive lead arranger and sole book manager. The credit facility is expected to consist of $150 million of term loans and a $150 million revolving credit facility.

    All of the term loans and the loans under the revolving credit facility will bear interest, at our option, at either of the following rates:

    - the highest of (a) the rate from time to time publicly announced by The Chase Manhattan Bank in New York as its prime rate, (b) the secondary market rate for three-month certificates of deposit from time to time plus 1% and (c) the federal funds rate from time to time plus 1/2 of 1%, in each case plus an applicable margin which is (1) .50% for the first six months after the closing of this offering and (2) after these first six months, based on a pricing grid depending on our leverage ratio at that time;

    - a Eurodollar rate plus an applicable margin which is (a) 1.50% for the first six months after the closing of this offering and (b) after these first six months, based on a pricing grid depending on our leverage ratio at that time.

    We will also pay a commitment fee for the daily average unused commitment under the revolving credit facility. The commitment fee will be (a) 0.375% for the first six months after the closing of this offering and (b) after this period, based on a pricing grid depending on our specified leverage ratio at that time. The commitment fee will be payable quarterly in arrears and upon the final maturity of the revolving credit facility. In addition, we will pay fees for each letter of credit issued under the credit facility.

    Beginning       , term loans under the credit facility will amortize in
annual installments. The revolving credit facility will mature five years after the closing of this offering.

    The credit facility will be subject to mandatory prepayment with the net proceeds of certain asset sales and issuances of debt obligations.

    The credit facility will contain covenants and provisions that restrict, among other things, our ability to change the business we are conducting, declare dividends, grant liens, incur additional indebtedness, exceed a specified leverage ratio, fall below a minimum interest coverage ratio and make capital expenditures. We expect to be in compliance with these covenants immediately after the closing of this offering.

                          DESCRIPTION OF CAPITAL STOCK

OVERVIEW

    Immediately before the closing of this offering, Yankee Candle will be reorganized as follows:

    - Yankee Candle Holdings will transfer all of its assets, consisting
      principally of   shares of Yankee Candle common stock, no par value, to
      Yankee Candle in exchange for       shares of Yankee Candle common stock,
      par value $.01 per share,

    - Yankee Candle Holdings will be liquidated, and the   shares of Yankee
      Candle common stock will be distributed to the Yankee Candle Holdings stockholders, whose Yankee Candle Holdings shares will be canceled, and

    - the remaining   outstanding shares of Yankee Candle common stock, no par
      value, will be exchanged for   shares of Yankee Candle common stock par
      value $.01 per share.

    After this reorganization, Yankee Candle's authorized capital stock will
consist of       shares of common stock, $.01 par value per share, and
shares of preferred stock, $.01 par value per share.

    After the reorganization, and before the closing of this offering, based on
share information as of March 31, 1999, there will be       shares of common
stock outstanding and no shares of preferred stock outstanding. After the
closing of this offering, there will be       shares of common stock
outstanding.

    After the closing of this offering, the Forstmann Little partnerships and
our management will beneficially own approximately       % of the outstanding
common stock,   % on a fully diluted basis. As long as the Forstmann Little partnerships and our management continue to own in the aggregate more than 50% of Yankee Candle's outstanding shares of common stock, they will collectively have the power to

    - elect the entire board of directors of Yankee Candle,

    - determine, without the consent of Yankee Candle's other stockholders, the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of Yankee Candle's assets,

    - prevent or cause a change in control of Yankee Candle, and

    - approve substantially all amendments to our Articles of Organization and By-Laws.

    The Forstmann Little partnerships have a contractual right to elect two directors until such time as they no longer own any shares of Yankee Candle common stock.

    The following summary of certain provisions of the common stock, preferred stock, Articles of Organization and By-Laws of Yankee Candle is not intended to be complete and is qualified by reference to the provisions of applicable law and to Yankee Candle's Articles of Organization and By-Laws included as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon the liquidation, dissolution or winding-up of Yankee Candle, holders of common stock are entitled to receive ratably the net assets of Yankee Candle available for distribution after the payment of all liabilities of Yankee Candle and the payment of any required amounts to the holders of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares sold in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that Yankee Candle may designate and issue in the future.

PREFERRED STOCK

    The board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to establish from time to time one or more classes or series of preferred stock covering up to an aggregate of shares of preferred stock, and to issue such shares of preferred stock. Each class or series of preferred stock will cover such number of shares and will have such preferences, voting powers, qualifications and special or relative rights or privileges as is determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.

    The purpose of authorizing the board of directors to establish preferred stock is to eliminate delays associated with a stockholders vote on the creation of a particular class or series of preferred stock. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging, delaying or preventing an acquisition of Yankee Candle at a price which many stockholders find attractive. These provisions could also make it more difficult for stockholders of Yankee Candle to effect certain corporate actions, including the election of directors. Yankee Candle has no present plans to issue any shares of preferred stock.

ARTICLES OF ORGANIZATION, BY-LAWS AND MASSACHUSETTS LAW

    Yankee Candle's Articles of Organization and By-Laws and Massachusetts law contain specific provisions that could be deemed to have anti-takeover effects that discourage, delay or prevent an acquisition of Yankee Candle and make it more difficult for stockholders of Yankee Candle to effect certain corporate actions, including the election of directors.

    Massachusetts law provides that stockholders may take action without a meeting only by the unanimous written consent of all stockholders entitled to vote. Yankee Candle's By-Laws require Yankee Candle to call a special meeting of stockholders only at the request of stockholders holding at least 50% of the outstanding voting stock of Yankee Candle, or a lesser percentage as may be required by law. Any stockholder who wishes to solicit requests to call a special meeting must comply with the procedures specified in the By-Laws.

    Yankee Candle's By-Laws provide that nominations for directors may not be made by stockholders at any annual or special meeting of stockholders unless the stockholder intending to make a nomination notifies Yankee Candle of the nomination a specified number of days in advance of the meeting and furnishes to Yankee Candle specified information regarding the stockholder and the intended nominee. The By-Laws also require advance notice of any proposal to be brought by a stockholder before any annual or special meeting of stockholders and the provision of specified information to Yankee Candle regarding the stockholder and the proposal.

    Yankee Candle will be subject to the provisions of Section 50A of Chapter 156B of the Massachusetts General Laws following this offering, which requires that Yankee Candle have a classified, also called staggered, board of directors. This statute requires that the classified board consist of three classes, as nearly equal in size as possible, and provides that directors may be removed only for cause, as defined in the statute. Yankee Candle's By-Laws contain provisions that implement a classified board of directors. See "Management--Directors and Executive Officers."

    Yankee Candle will be subject to the provisions of Chapter 110F of the Massachusetts General Laws, an anti-takeover law, following this offering. In general, this statute prohibits Yankee Candle from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either:

    - prior to that date, the board of directors approved either the business combination or the transaction in which the person became an interested stockholder,

    - the interested stockholder acquires, in the transaction in which that person becomes an interested stockholder, at least 90% of the outstanding voting stock of Yankee Candle, excluding shares held by certain affiliates and employee benefit plans of Yankee Candle, or

    - the business combination is approved by the board of directors and by the holders of two-thirds of the outstanding voting stock of Yankee Candle, excluding shares held by the interested stockholder, voting at a meeting.

    In general, an "interested stockholder" is a person who owns 5%, 15% in the case of a person eligible to file a Schedule 13G under the Securities Exchange Act with respect to those shares, or more of the outstanding voting stock of Yankee Candle; or who is an affiliate or associate of Yankee Candle and was the owner of 5%, 15% in the case of a person eligible to file a Schedule 13G, or more of the outstanding voting stock within the prior three years. A "business combination" generally includes a merger, consolidation, stock or asset sale, and any other transaction with the interested stockholder resulting in a financial benefit, except proportionately as a stockholder of Yankee Candle, to the interested stockholder. Yankee Candle may at any time amend its Articles of Organization or By-Laws, by a vote of the holders of a majority of its voting stock, to elect not to be governed by Chapter 110F. Such an amendment would not be effective for 12 months and would not apply to a business combination with any person who became an interested stockholder prior to the date of the amendment.

    Yankee Candle's By-Laws include a provision that excludes Yankee Candle from the applicability of Chapter 110D of the Massachusetts General Laws. In general, this statute provides that any stockholder who acquires 20% or more of the outstanding voting stock of a corporation subject to this statute may not vote that stock unless the disinterested stockholders of the corporation so authorize. In addition, the statute permits a corporation to provide in its Articles of Organization or By-Laws that the corporation may redeem for fair value all of the shares acquired in a control share acquisition if the interested stockholder does not deliver a control share acquisition statement or if the interested stockholder delivers a control share acquisition statement but the stockholders of the corporation do not authorize voting rights for those shares. The board of directors may amend the By-Laws at any time to subject Yankee Candle to this statute prospectively.

    Yankee Candle's Articles of Organization provide that certain transactions, such as the sale, lease or exchange of all or substantially all of Yankee Candle's assets and the merger or consolidation of Yankee Candle with another corporation, may be authorized by vote of a majority of the outstanding voting stock, or if there are two or more classes of voting stock, by a majority of each class, rather than by two-thirds as is otherwise provided by Massachusetts law.

    Yankee Candle's Articles of Organization provide that no director of Yankee Candle shall be personally liable for monetary damages to Yankee Candle or to its stockholders for a breach of fiduciary duty as a director. This provision does not eliminate or limit liability:

    - for any breach of the director's duty of loyalty to Yankee Candle or its stockholders,

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

    - under Section 61 or 62 of Chapter 156B of the Massachusetts General Laws, dealing with liability for unauthorized distributions and loans to corporate insiders, or

    - for any transaction from which the director derived an improper personal benefit.

    Yankee Candle's Articles of Organization also provide for the indemnification of Yankee Candle's directors and officers to the fullest extent permitted by Massachusetts law, including under circumstances in which indemnification would otherwise be discretionary. In addition, Yankee Candle has entered into indemnity agreements with each of its directors and officers providing similar benefits.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock will be BankBoston, NA, a Massachusetts banking corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

RULE 144 SECURITIES

    Upon the consummation of the offering, Yankee Candle will have       shares
of common stock outstanding. Of these shares, only the             shares of
common stock sold in the offering will be freely tradable without registration under the Securities Act and without restriction by persons other than
"affiliates" of Yankee Candle. The       shares of common stock held by the
Forstmann Little partnerships and Yankee Candle's directors and executive officers after the offering will be "restricted" securities under the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including exemptions pursuant to Rule 144 or Rule 144A under the Securities Act.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

    - 1% of the number of shares of common stock then outstanding, which will equal approximately the number of shares outstanding immediately after this offering, or

    - the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to specified manner of sale provisions and notice requirements and to the availability of current public information about Yankee Candle.

    Under Rule 144(k), a person who is not deemed to have been one of Yankee Candle's "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell its shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering. The sale of these shares, or the perception that sales will be made, could adversely effect the price of Yankee Candle's common stock after the offering because a greater supply of shares would be, or would be perceived to be, available for sale in the public market.

    Each of Yankee Candle, the selling stockholders and our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ended 180 days after the date of this prospectus, sell shares of common stock or take related actions, subject to limited exceptions, all as described under "Underwriters."

REGISTRATION RIGHTS

    Yankee Candle and the Forstmann Little partnerships have entered into a registration rights agreement, pursuant to which Yankee Candle has granted to the Forstmann Little partnerships six demand rights to cause Yankee Candle to file a registration statement under the Securities Act covering resales of all shares of common stock held by the Forstmann Little partnerships, and to cause the registration statement to become effective. The registration rights agreement also grants "piggyback" registration rights permitting the Forstmann Little partnerships to include its registrable securities in a registration of securities by Yankee Candle. Under the agreement, Yankee Candle will pay the expenses of such registrations.

    In addition, pursuant to the stockholder's and subscription agreements, Yankee Candle is granting "piggyback" registration rights to all of its employees and directors who have purchased shares of common stock and/or that have been awarded options to purchase shares of common stock. These registration rights are exercisable only upon registration by Yankee Candle of shares of common stock held by the Forstmann Little partnerships. The holders of common stock entitled to these registration rights are entitled to notice of any proposal to register shares held by the Forstmann Little partnerships and to include their shares in such registration. Yankee Candle will pay the expenses of these piggyback registrations.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

    The following is a general discussion of material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to Non-U.S. Holders. A "Non-U.S. Holder" is a person other than:

    - an individual who is a citizen or resident of the United States,

    - a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any state, other than a partnership treated as foreign for U.S. federal income tax purposes,

    - an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of source, and

    - a trust subject to the primary supervision of a court within the United States and the control of one or more U.S. persons.

    An individual may, with certain exceptions, be treated as a resident alien, instead of a non-resident alien, by being present in the United States for at least 31 days in the calendar year and for a total of at least 183 days during a three-year period ending in the current calendar year--counting for these purposes all of the days present in the current year, one-third of the days present in the last year, and one-sixth of the days present in the second-to-last year. Resident aliens are subject to tax as if they were U.S. citizens.

    This discussion does not consider:

    - U.S. state and local or non-U.S. tax consequences,

    - facts and circumstances that may be relevant to a particular Non-U.S. Holder, including, if it is a partnership, the consequences of some determinations being made at the partner level,

    - the tax consequences to a Non-U.S. Holder's shareholders, partners or beneficiaries,

    - special tax rules that may apply to a Non-U.S. Holder that is, for example, a bank, an insurance company, a dealer in securities or a trader in securities that elects mark-to-market accounting treatment, or

    - special tax rules that may apply when our common stock is held as part of a "straddle," "hedge" or "conversion transaction."

    The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable Treasury regulations, and administrative and judicial interpretations as of the date of this prospectus, all of which may change retroactively or prospectively. The following summary is for general information. If you are a Non-U.S. Holder, you should consult a tax advisor on the U.S. federal tax consequences of holding and disposing of our common stock, as well as any tax consequences under the laws of any U.S. state or local or non-U.S. taxing jurisdiction.

DIVIDENDS

    Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or a lower rate that an applicable income tax treaty may specify. Non-U.S. Holders should consult their tax advisors on their entitlement to benefits under a relevant income tax treaty.

    Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the U.S. are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax, if the Non-U.S. Holder files the appropriate IRS form with the payer. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate that an applicable income tax treaty may specify.

    Dividends paid prior to 2000 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for purposes of the withholding discussed above and for purposes of determining the applicability of an income tax treaty rate. For dividends paid after 1999:

    - a Non-U.S. Holder of common stock that claims the benefit of an income tax treaty rate generally will be required to satisfy applicable certification and other requirements,

    - in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership, and the partnership will be required to provide a U.S. taxpayer identification number and other information, and

    - look-through rules will apply to tiered partnerships.

    A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

DISPOSITION OF COMMON STOCK

    A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless:

    - the gain is U.S. trade or business income, in which case the branch profits tax described above may also apply to a corporate Non-U.S. Holder,

    - the Non-U.S. Holder is an individual who holds the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other requirements,

    - the Non-U.S. Holder is subject to tax under provisions of U.S. tax law applicable to certain U.S. expatriates, or

    - Yankee Candle is or has been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder's holding period for the common stock.

    The tax relating to stock in a "U.S. real property holding corporation" does not apply to a Non-U.S. Holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Yankee Candle believes that it has not been and is not, and does not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

FEDERAL ESTATES TAXES

    Common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

    Yankee Candle must report annually to the IRS and to each Non-U.S. Holder the amount of the dividends paid to that holder and any tax withheld with respect to those dividends. The information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting those dividends and withholding may also be made available, under an applicable income tax treaty or agreement, to the tax authorities in the Non-U.S. Holder's country of residence.

    Under certain circumstances, the IRS requires information reporting and backup withholding at a rate of 31% on certain payments on common stock. Under currently applicable law, Non-U.S. Holders of common stock generally will be exempt from information reporting and backup withholding on dividends paid prior to 2000 to an address outside the U.S. For dividends paid after 1999, however, a Non-U.S. Holder of common stock that fails to certify its Non-U.S. Holder status under applicable Treasury regulations may be subject to backup withholding at a rate of 31% on payments of dividends.

    The payment of the proceeds of the disposition of common stock by or through the U.S. office of a broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a Non-U.S. Holder of common stock by or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker has certain U.S. relationships that make it a "U.S. related person." In the case of the payment of proceeds from disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person," information reporting, but not backup withholding, on the payment applies unless the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and that certain conditions are met or that the holder otherwise is entitled to an exemption. For this purpose, a "U.S. related person" is:

    - a "controlled foreign corporation" for U.S. federal income tax purposes,

    - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for that part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business, or

    - effective after 1999, a foreign partnership (A) at least 50% of the capital or profits interest in which is owned by U.S. persons, or (B) that is engaged in a U.S. trade or business.

    Effective after 1999, backup withholding will apply to a payment of disposition proceeds if the broker has actual knowledge that the holder is a U.S. person. Non-U.S. Holders should consult their own tax advisors on the application of information withholding and backup withholding to them.

    Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the holder's U.S. federal income tax liability, if any, if the holder provides the required information to the IRS.

                                  UNDERWRITERS

    We intend to offer our common stock in the United States through a number of U.S. underwriters as well as elsewhere through international managers. Under the terms and subject to the conditions of the underwriting agreement dated the date of this prospectus, the U.S. underwriters named below, for whom Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as U.S. representatives, and the international underwriters named below, for whom Morgan Stanley & Co. International Limited, Goldman Sachs International and Merrill Lynch International are acting as international representatives, have severally agreed to purchase, and we and the selling stockholders have severally agreed to sell to them, the respective number of shares of our common stock set forth opposite the names of the underwriters below:

                                                                                                        NUMBER OF
                                                 NAME                                                     SHARES
------------------------------------------------------------------------------------------------------  ----------
U.S. underwriters:
  Morgan Stanley & Co. Incorporated...................................................................
  Goldman, Sachs & Co.................................................................................
  Merrill Lynch, Pierce, Fenner & Smith
            Incorporated..............................................................................

      Subtotal........................................................................................
International underwriters:
  Morgan Stanley & Co. International Limited..........................................................
  Goldman Sachs International.........................................................................
  Merrill Lynch International.........................................................................

      Subtotal........................................................................................

      Total...........................................................................................

    The U.S. underwriters and the international underwriters, and the U.S. representatives and the international representatives, are collectively referred to as the underwriters and the representatives, respectively. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to purchase all of the shares of our common stock except those covered by the U.S. underwriters' over-allotment option described below if any are purchased.

    In the agreement between U.S. and international underwriters, each U.S. underwriter has represented and agreed that, with specific exceptions:

    - it is not purchasing any shares for the account of anyone other than a U.S. or Canadian person, and

    - it has not offered or sold, and will not offer or sell, directly or indirectly, any shares or distribute any prospectus relating to the shares outside the United States or Canada or to anyone other than a U.S. or Canadian person.

    In the agreement between U.S. and international underwriters, each international underwriter has represented and agreed that, with specific exceptions:

    - it is not purchasing any shares for the account of any U.S. or Canadian person, and

    - it has not offered or sold, and will not offer or sell, directly or indirectly, any shares or distribute any prospectus relating to the shares in the United States or Canada or to any U.S. or Canadian person.

    For any underwriter that is both a U.S. underwriter and an international underwriter, these representations and agreements made by it in its capacity as a U.S. underwriter apply only to it in its capacity as a U.S. underwriter and those made by it in its capacity as an international underwriter apply only to it in its capacity as an international underwriter. The limitations described above do not apply to stabilization transactions or to other transactions specified in the agreement between U.S. and international underwriters. As used in this prospectus, U.S. or Canadian person means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof, other than a branch located outside the United States and Canada of any U.S. or Canadian person. U.S. or Canadian person includes any U.S. or Canadian branch of a person who is otherwise not a U.S. or Canadian person. All shares of common stock to be purchased by the underwriters under the underwriting agreement are referred to as shares.

    In the agreement between U.S. and international underwriters, sales of shares may be made between the U.S. underwriters and international underwriters. The price of any shares so sold will be the public offering price set forth on the cover page of this prospectus, in U.S. dollars, less an amount not greater
than $      per share.

    In the agreement between U.S. and international underwriters, each U.S. underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws of Canada. Each U.S. underwriter has represented that any offer or sale of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which the offer or sale is made. Each U.S. underwriter has further agreed to send to any dealer who purchases from it any of the shares a notice stating in substance that, by purchasing the shares, the dealer agrees that any offer or sale of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which the offer or sale is made. Each dealer will deliver to any other dealer to whom it sells any of the shares a notice containing substantially the same Canadian selling restrictions.

    In the agreement between U.S. and international underwriters, each international underwriter has represented and agreed that:

    - it has not offered or sold and, prior to the date six months after the closing date for the sale of the shares to the international underwriters, will not offer or sell, any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the public offers of Securities Regulations 1995,

    - it has complied and will comply with all applicable provisions of the Financial Services Act 1986, and

    - it has and will distribute any document relating to the shares in the United Kingdom only to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be distributed.

    In the agreement between U.S. and international underwriters, each international underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell in Japan or to or for the account of any resident of Japan, any of the shares. This limitation does not apply to Japanese international underwriters or dealers and offers or sales pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each international underwriter has further agreed to send to any dealer who purchases from it any of the shares a notice stating that, by purchasing the shares, the dealer agrees that any offer or sale of the shares in Japan will be made only to Japanese international underwriters or dealers or under an exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each dealer will send to any other dealer to whom it sells any of the shares a notice containing substantially the same Japanese selling restrictions.

    The underwriters initially propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may also offer the shares to securities dealers at a price that represents a concession not in excess of $ per share under the public offering price. Any underwriter may allow and dealers may reallow, a concession not in excess of $ per share to other underwriters or to securities dealers. After the initial offering of the shares, the offering price and other selling terms may from time to time be changed by the representatives.

    The selling stockholders have granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus to purchase up to an
aggregate of   additional shares at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The U.S. underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares offered pursuant to this prospectus. To the extent this option is exercised, each U.S. underwriter will become obligated, subject to specified conditions, to purchase about the same percentage of additional shares as the number set forth next to the U.S. underwriter's name in the preceding table bears to the total number of shares set forth next to the names of all U.S. underwriters in the preceding table. If the U.S. underwriters' option is exercised in full, the total price to the public for this offering would be $ , the total underwriters' discounts and commissions would be $ and total proceeds to Yankee Candle and the selling stockholders would be $ .

    The underwriters have informed us and the selling stockholders that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares offered by them.

    We intend to apply for the listing of our common stock on the NYSE under the symbol "YCC," subject to official notice of issuance. The underwriters intend to
sell shares to a minimum of   beneficial owners in lots of   or more so as to
meet the distribution requirements of this listing.

    At our request and request of the selling stockholders, the underwriters
will reserve up to       shares to be sold in the offering and offered hereby
for sale, at the initial public offering price, to our directors, officers and employees and others, generally in the United States. This directed share program will be administered by Morgan Stanley & Co. Incorporated. The number of shares available for sale to the general public will be reduced to the extent these individuals purchase the reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus.

    Each of Yankee Candle, the selling stockholders and all of our directors and executive officers has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any transaction described above is to be settled by delivery of shares of common stock or other securities, in cash or otherwise.

    The restrictions described in the previous paragraph do not apply to:

    - the reorganization in connection with this offering,

    - the sale of the shares to the underwriters,

    - the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing,

    - the granting of stock options and/or restricted stock units pursuant to our existing employee benefit plans and to directors in connection with their initial appointment to the board of directors, provided that these options, other than director options, do not become exercisable and such units do not vest during such 180-day period, and

    - transactions by any person other than us relating to shares of common stock or other securities acquired in open market or other transactions after the completion of the offering.

    In order to facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of common stock. Specifically, the underwriters may agree to sell or
allot more shares than the       shares of our common stock we have agreed to
sell to them. This over-allotment would create a short position in our common stock for the underwriters' account. To cover any over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. The underwriters have reserved the right to reclaim selling concessions in order to encourage underwriters and dealers to distribute the common stock for investment, rather than for short-term profit taking. Increasing the proportion of the offering held for investment may reduce the supply of common stock available for short-term trading. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

    From time to time, certain of the underwriters have provided, and may continue to provide, investment banking services to us and the Forstmann Little partnerships.

    We, the selling stockholders and the underwriters have agreed to indemnify each other against a variety of liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERING

    Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations among us, the selling stockholders and the U.S. representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of us and our industry in general, sales, earnings and certain other financial and operating information of ours in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of ours. The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered by this prospectus will be passed upon for Yankee Candle by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York, and Hale and Dorr LLP, Boston, Massachusetts as to matters of Massachusetts law and for the underwriters by Davis Polk & Wardwell, New York, New York. Fried, Frank, Harris, Shriver & Jacobson has in the past provided, and may continue to provide, legal services to Forstmann Little and its affiliates.

                                    EXPERTS

    The consolidated financial statements of The Yankee Candle Company, Inc. as of December 31, 1998 and for the year ended December 31, 1998 included in this prospectus and the related financial statement schedule included elsewhere in this Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The financial statements and schedule of The Yankee Candle Company, Inc. at December 31, 1997, and for the year then ended, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of The Yankee Candle Company, Inc. for the year ended December 31, 1996 included in this prospectus and the related financial statement schedule included elsewhere in this Registration Statement have been audited by Fisk, Bilton, Smith & Co., P.C., independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    Our current auditors are Deloitte & Touche LLP, who replaced Ernst & Young LLP as our auditors after the 1998 recapitalization in May 1998. Fisk, Bilton, Smith & Co., P.C. were our auditors until early 1997.

    There were no disagreements between either (i) Ernst & Young LLP and our management at the decision-making level during the period of their engagement or
(ii) Fisk, Bilton, Smith & Co., P.C. and our management at the decision-making level during the period of their engagement, which disagreements, if not resolved to the satisfaction of either Ernst & Young LLP or Fisk, Bilton, Smith & Co., P.C., would have caused either to make reference to the subject matter of the disagreements in connection with their reports. In addition, there were no reportable events during the respective engagement periods of Ernst & Young LLP and Fisk, Bilton, Smith & Co., P.C.

    Prior to their respective appointments, neither we nor anyone on our behalf consulted Deloitte & Touche LLP or Ernst & Young LLP regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on our financial statements, and neither Deloitte & Touche LLP nor Ernst & Young LLP provided a written or oral report or advice that our management concluded was an important factor considered by us in reaching a decision on the issue.

                      WHERE YOU CAN FIND MORE INFORMATION

    Yankee Candle has filed with the Securities and Exchange Commission a registration statement on Form S-1, which includes amendments, exhibits, schedules and supplements, under the Securities Act of 1933 and the rules and regulations under the Securities Act, for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted from this prospectus as permitted by the rules and regulations of the Commission. For further information with respect to Yankee Candle and the common stock offered by this prospectus, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contracts or other document referred to in this prospectus are not necessarily complete and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is now made. The registration statement can be inspected and copied at prescribed rates at the public reference facilities maintained by the

Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the registration statement is publicly available through the Commission's site on the Internet's World Wide Web, located at: http://www.sec.gov. Following the offering, Yankee Candle's future public filings are expected to be available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    After the offering, we will be subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. To comply with such requirements, we will file periodic reports, proxy statements and other information with the Commission.

    Our logo and certain titles of our products mentioned in this prospectus are our trademarks.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Reports......................................................  F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998.......................  F-5

Consolidated Statement of Operations for the years ended December 31, 1996, 1997     F-6
  and 1998.........................................................................

Consolidated Statements of Stockholders' Equity for the years ended December 31,     F-7
  1996, 1997 and 1998..............................................................

Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1997    F-8
  and 1998.........................................................................

Notes to Consolidated Financial Statements.........................................  F-9

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
The Yankee Candle Company, Inc.
Whately, Massachusetts

    We have audited the accompanying consolidated balance sheet of The Yankee Candle Company, Inc. and subsidiaries as of December 31, 1998 and the related statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such 1998 financial statements present fairly, in all material respects, the financial position of The Yankee Candle Company, Inc. and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 31, 1999

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
The Yankee Candle Company, Inc.

    We have audited the accompanying balance sheet of The Yankee Candle Company, Inc. as of December 31, 1997, and the related statements of operations and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Yankee Candle Company, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                        /s/ Ernst & Young LLP

Boston, Massachusetts
March 6, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The Yankee Candle Company, Inc.

    We have audited the accompanying statement of operations, stockholders' equity (deficit) and cash flows of The Yankee Candle Company, Inc. for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows of The Yankee Candle Company, Inc. for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ FISK, BILTON, SMITH & CO., P.C.

West Springfield, Massachusetts
March 4, 1997

                THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                                                               1997        1998
                                                                                             ---------  ----------
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................................................  $   7,377  $   30,411
  Accounts receivable, less allowance of $360 in 1997 and $450 in 1998, respectively.......      6,933       8,546
  Inventory................................................................................     10,212      12,482
  Prepaid expenses and other current assets................................................        496         855
  Deferred tax assets......................................................................        158       1,542
                                                                                             ---------  ----------
    Total current assets...................................................................     25,176      53,836
PROPERTY, PLANT AND EQUIPMENT (NET)........................................................     43,912      48,315
MARKETABLE SECURITIES......................................................................        386         856
CLASSIC VEHICLES...........................................................................      1,589         874
DEFERRED FINANCING COSTS...................................................................         --       6,566
NOTE RECEIVABLE--RELATED PARTY.............................................................      1,573          --
DEFERRED TAX ASSETS........................................................................         --     164,474
OTHER ASSETS...............................................................................        460         424
                                                                                             ---------  ----------
    TOTAL ASSETS...........................................................................  $  73,096  $  275,345
                                                                                             ---------  ----------
                                                                                             ---------  ----------
                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Bank loans...............................................................................  $  17,080  $       --
  Accounts payable.........................................................................      6,275      13,287
  Accrued interest.........................................................................        124       1,895
  Accrued payroll..........................................................................      3,666       4,768
  Accrued income taxes.....................................................................        954          --
  Other accrued liabilities................................................................      1,313       2,982
  Current portion of long-term debt........................................................        874          --
                                                                                             ---------  ----------
    Total current liabilities..............................................................     30,286      22,932
                                                                                             ---------  ----------
DEFERRED COMPENSATION OBLIGATION...........................................................        540       1,004
LONG-TERM DEBT--Less current portion.......................................................      7,310     320,000
DEFERRED TAX LIABILITIES...................................................................        169          --
COMMITMENTS AND CONTINGENCIES (Notes 10 and 12)
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, $.01, par value, 1,000 shares authorized and issued; 1,000 and 500 shares
    outstanding at 1997 and 1998, respectively.............................................         --          --
  Additional paid-in capital...............................................................         62     127,590
  Treasury stock, 500 shares at 1998.......................................................         --    (212,448)
  Retained earnings........................................................................     34,729      19,048
  Capital subscription receivable..........................................................         --      (1,084)
  Unearned stock compensation..............................................................         --      (1,698)
  Accumulated other comprehensive income...................................................         --           1
                                                                                             ---------  ----------
    Total stockholders' equity (deficit)...................................................     34,791     (68,591)
                                                                                             ---------  ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)...................................  $  73,096  $  275,345
                                                                                             ---------  ----------
                                                                                             ---------  ----------

                See notes to consolidated financial statements.

                THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            1996         1997           1998
                                                                         ----------  ------------  --------------
NET SALES..............................................................  $  112,199  $    144,103  $      184,477
COST OF SALES..........................................................      53,207        62,069          79,105
                                                                         ----------  ------------  --------------
      Gross profit.....................................................      58,992        82,034         105,372
                                                                         ----------  ------------  --------------
OPERATING EXPENSES:
  Selling expenses.....................................................      23,244        26,935          30,546
  General and administrative expenses..................................      21,687        27,031          19,753
  Bonus related to the Recapitalization................................          --            --          61,263
                                                                         ----------  ------------  --------------
                                                                             44,931        53,966         111,562
                                                                         ----------  ------------  --------------
INCOME (LOSS) FROM OPERATIONS..........................................      14,061        28,068          (6,190)
                                                                         ----------  ------------  --------------
OTHER (INCOME) EXPENSE:
  Interest income......................................................        (165)         (151)           (219)
  Interest expense.....................................................       1,913         2,154          16,268
  Other expense........................................................         221           334             737
                                                                         ----------  ------------  --------------
      Total other expense..............................................       1,969         2,337          16,786
                                                                         ----------  ------------  --------------
INCOME (LOSS) BEFORE PROVISION FOR INCOME
  TAXES................................................................      12,092        25,731         (22,976)
PROVISION FOR INCOME TAXES.............................................         410         1,360           9,656
                                                                         ----------  ------------  --------------
NET INCOME (LOSS)......................................................  $   11,682  $     24,371  $      (32,632)
                                                                         ----------  ------------  --------------
                                                                         ----------  ------------  --------------
PRO FORMA INFORMATION (UNAUDITED):
  HISTORICAL INCOME (LOSS) BEFORE
    PROVISION (BENEFIT) FOR INCOME TAXES...............................  $   12,092  $     25,731  $      (22,976)
  PRO FORMA PROVISION (BENEFIT) FOR INCOME TAXES.......................  $    4,830  $     10,686  $       (8,731)
                                                                         ----------  ------------  --------------
  PRO FORMA NET INCOME (LOSS)..........................................  $    7,262  $     15,045  $      (14,245)
                                                                         ----------  ------------  --------------
                                                                         ----------  ------------  --------------
  PRO FORMA BASIC EARNINGS (LOSS) PER SHARE............................  $ 7,262.07  $  15,044.99  $   (21,469.48)
                                                                         ----------  ------------  --------------
                                                                         ----------  ------------  --------------
  PRO FORMA DILUTED EARNINGS (LOSS) PER SHARE..........................  $ 7,262.07  $  15,044.99  $   (21,469.48)
                                                                         ----------  ------------  --------------
                                                                         ----------  ------------  --------------
  WEIGHTED AVERAGE BASIC SHARES OUTSTANDING............................       1,000         1,000           663.5
                                                                         ----------  ------------  --------------
                                                                         ----------  ------------  --------------
  WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING..........................       1,000         1,000           663.5
                                                                         ----------  ------------  --------------
                                                                         ----------  ------------  --------------

                See notes to consolidated financial statements.

                THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                     COMMON STOCK        ADDITIONAL                              CAPITAL
                                               ------------------------    PAID-IN     TREASURY     RETAINED   SUBSCRIPTION
                                                 SHARES       AMOUNT       CAPITAL       STOCK      EARNINGS    RECEIVABLE
                                               -----------  -----------  -----------  -----------  ----------  ------------
BALANCE, JANUARY 1, 1996.....................       1,000    $      --    $      62   $        --  $   28,561   $       --
  Distributions to stockholder...............          --           --           --            --      (3,125)          --
  Net income/comprehensive income............          --           --           --            --      11,682           --
                                                    -----          ---   -----------  -----------  ----------  ------------
BALANCE, DECEMBER 31, 1996...................       1,000           --           62            --      37,118           --
  Distributions to stockholder...............          --           --           --            --     (26,760)          --
  Net income/comprehensive income............          --           --           --            --      24,371           --
                                                    -----          ---   -----------  -----------  ----------  ------------
BALANCE, DECEMBER 31, 1997...................       1,000           --           62            --      34,729           --
  Distributions to stockholder...............          --           --           --            --     (34,102)          --
  Transfer of accumulated deficit to
    additional paid-in capital at termination
    of S-Corporation status..................          --           --      (51,053)           --      51,053           --
  Redemption of common stock.................          --           --           --      (212,448)         --           --
  Recognition of deferred tax asset..........          --           --      175,683            --          --           --
  Capital subscription receivable............          --           --        1,084            --          --       (1,084)
  Unearned stock compensation................          --           --        1,814            --          --           --
  Amortization of unearned stock
    compensation.............................          --           --           --            --          --           --
  Comprehensive income (loss):
    Net loss.................................          --           --           --            --     (32,632)          --
    Foreign currency translation gain........          --           --           --            --          --           --
  Comprehensive income (loss)................          --           --           --            --          --           --
                                                    -----          ---   -----------  -----------  ----------  ------------
BALANCE, DECEMBER 31, 1998...................       1,000    $      --    $ 127,590   $  (212,448) $   19,048   $   (1,084)
                                                    -----          ---   -----------  -----------  ----------  ------------
                                                    -----          ---   -----------  -----------  ----------  ------------

                                                                         ACCUMULATED
                                                                            OTHER
                                                     UNEARNED           COMPREHENSIVE      COMPREHENSIVE
                                                STOCK COMPENSATION         INCOME             INCOME          TOTAL
                                               --------------------  -------------------  ---------------  -----------
BALANCE, JANUARY 1, 1996.....................       $       --            $      --                        $    28,623
  Distributions to stockholder...............               --                   --                             (3,125)
  Net income/comprehensive income............               --                   --         $    11,682         11,682
                                                       -------                  ---       ---------------  -----------
                                                                                ---       ---------------
BALANCE, DECEMBER 31, 1996...................               --                   --                             37,180
  Distributions to stockholder...............               --                   --                            (26,760)
  Net income/comprehensive income............               --                   --              24,371         24,371
                                                       -------                  ---       ---------------  -----------
                                                                                ---       ---------------
BALANCE, DECEMBER 31, 1997...................               --                   --                             34,791
  Distributions to stockholder...............               --                   --                            (34,102)
  Transfer of accumulated deficit to
    additional paid-in capital at termination
    of S-Corporation status..................               --                   --                                 --
  Redemption of common stock.................               --                   --                           (212,448)
  Recognition of deferred tax asset..........               --                   --                            175,683
  Capital subscription receivable............               --                   --                                 --
  Unearned stock compensation................           (1,814)                  --                                 --
  Amortization of unearned stock
    compensation.............................              116                   --                                116
  Comprehensive income (loss):
    Net loss.................................               --                   --             (32,632)       (32,632)
    Foreign currency translation gain........               --                    1                   1              1
                                                                                ---       ---------------
  Comprehensive income (loss)................               --                   --         $   (32,631)            --
                                                       -------                  ---       ---------------  -----------
                                                                                ---       ---------------
BALANCE, DECEMBER 31, 1998...................       $   (1,698)           $       1                        $   (68,591)
                                                       -------                                             -----------
                                                       -------                                             -----------

                See notes to consolidated financial statements.

                        THE YANKEE CANDLE COMPANY, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                                                   1996        1997        1998
                                                                                ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...........................................................  $   11,682  $   24,371  $  (32,632)
  Adjustments to reconcile net income (loss) to net cash provided by (used in)
    operating activities:
    Depreciation and amortization.............................................       3,094       3,581       4,662
    Provision for loss on classic vehicles....................................         400          46          --
    Unrealized gain on marketable equity securities...........................          --         (37)        (92)
    Non-cash stock compensation...............................................          --          --         116
    Deferred taxes............................................................          --         (35)      9,656
    (Gain) loss on disposal of fixed assets and classic vehicles..............         (14)        460        (146)
    Changes in assets and liabilities:
      Accounts receivable--net................................................        (501)       (983)     (1,613)
      Inventory...............................................................       2,450      (1,064)     (2,270)
      Prepaid expenses and other assets.......................................        (351)      1,005        (323)
      Accounts payable........................................................        (606)      1,105       7,012
      Accrued expenses and other liabilities..................................       1,076       1,586       4,052
                                                                                ----------  ----------  ----------
        Net cash provided by (used in) operating activities...................      17,230      30,035     (11,578)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment.......................................................     (10,076)     (9,173)     (9,433)
  Acquisition of classic vehicles.............................................        (327)       (455)         --
  Acquisition of trademarks...................................................          (6)        (17)         --
  Loans to stockholder........................................................        (608)       (204)         --
  Proceeds from sale of equipment.............................................          30          22         506
  Proceeds from sale of classic vehicles......................................          --         215          --
  Purchase of marketable equity securities for deferred compensation plan.....          --        (349)       (378)
                                                                                ----------  ----------  ----------
        Net cash used in investing activities.................................     (10,987)     (9,961)     (9,305)
                                                                                ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) under bank credit agreements....................      (4,547)     14,080     (31,097)
  Proceeds from long-term borrowings..........................................       1,599          --     320,000
  Principal payments on long-term debt........................................      (3,038)       (861)     (8,183)
  Deferred financing costs....................................................          --          --      (7,115)
  Redemption of common stock..................................................          --          --    (212,448)
  Distributions to stockholder................................................      (3,126)    (26,760)    (17,240)
                                                                                ----------  ----------  ----------
        Net cash provided by (used in) financing activities...................      (9,112)    (13,541)     43,917
                                                                                ----------  ----------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..........................      (2,869)      6,533      23,034
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..................................       3,713         844       7,377
                                                                                ----------  ----------  ----------
CASH AND CASH EQUIVALENTS, END OF YEAR........................................  $      844  $    7,377  $   30,411
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest..................................................................  $    1,968  $    2,078  $   14,497
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
    Income taxes..............................................................  $      352  $      485  $    8,730
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
  Noncash distributions to sole stockholder...................................                          $   16,862
                                                                                                        ----------
                                                                                                        ----------

                See notes to consolidated financial statements.

                        THE YANKEE CANDLE COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. HISTORY, RECAPITALIZATION AND FINANCING

    The Yankee Candle Company, Inc. (the "Company") and its subsidiaries is a leading designer, manufacturer, wholesaler and retailer of premium scented candles in the growing giftware industry. The Company has a 30-year history of offering Yankee Candle products and marketing them as affordable luxuries and consumable gifts. The Company's current products are available in numerous fragrances and include a wide variety of jar candles, Samplers-Registered Trademark-, pillars, tapers and other candle products marketed under the trade names Housewarmer-Registered Trademark- and Country Kitchen-Registered Trademark-, as well as candle accessories. The Company sells such products to its wholesale customers who have gift store locations nationwide and through its retail base of 62 company-owned and operated stores in 20 states as of December 31, 1998.

    On March 25, 1998, the Company entered into a Recapitalization and Stock Purchase Agreement with Yankee Candle Holdings Corp. ("Holdings"), Michael Kittredge ("MK"), and affiliates of Forstmann Little & Co. ("FL&Co."). On April 27, 1998 in connection with the Recapitalization, the Company (i) redeemed (the "Redemption") a portion of its common stock held by MK for approximately $200,000; (ii) paid transaction fees and expenses, including financing fees, of approximately $19,550; (iii) repaid existing indebtedness of approximately $49,300; and (iv) paid bonuses related to the Recapitalization of approximately $61,300. In addition, Holdings acquired shares of common stock from MK for approximately $180,000. This purchase was financed by the issuance of Holdings' common stock to FL&Co. and senior management (together with the Redemption, the "Recapitalization"). Upon completion of the Recapitalization, Holdings owned 90% of the common stock and MK retained 10% of the common stock of the Company.

    The Redemption and related transactions described above were financed through the issuance of $320,000 of subordinated debentures (the "Subordinated Debentures"). In addition, the Company entered into a credit agreement with a consortium of banks that provided for a $60,000 revolving credit facility. The Company borrowed $2,500 under this revolving credit facility.

    The Company incurred financing costs of approximately $7,100 which were recorded as deferred financing costs. In addition, the Company incurred approximately $12,450 of transaction costs related to the Recapitalization which were charged to treasury stock.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    ACCOUNTING ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION--The Company recognizes revenue from sale of merchandise at the time of sale. Revenue from merchandise credits and gift certificates issued is deferred until they are redeemed.

    CASH AND CASH EQUIVALENTS--The Company considers all short-term interest-bearing investments with original maturities of three months or less to be cash equivalents. Such investments are classified by the

                        THE YANKEE CANDLE COMPANY, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Company as "held to maturity" securities under the provisions of Statement of Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). These securities are stated at cost, adjusted for amortization of discounts and premiums to maturity.

    MARKETABLE SECURITIES--The Company classifies the marketable securities held in its deferred compensation plan as "trading" securities under SFAS No. 115. In accordance with the provisions of this statement, the investment balance is stated at fair market value, based on quoted market prices. Unrealized gains and losses are reflected in earnings; realized gains and losses are computed using the specific identification method. As the assets held in the deferred compensation plan reflect amounts due to employees, but available for general creditors of the Company in the event the Company becomes insolvent, the Company has recorded the investment balance as a non-current asset and has established a corresponding other long-term liability entitled "deferred compensation obligation" on the balance sheet.

    The marketable securities held in this plan consist of investments in mutual funds at December 31, 1997 and 1998. Unrealized gains included in earnings during the years ended December 31, 1997 and 1998 were $37 and $92, respectively. Gains of $9 and $30 were realized during 1997 and 1998, respectively.

    ACCOUNTS RECEIVABLE--Accounts receivable primarily represents amounts due from wholesale customers.

    INVENTORIES--Inventories are stated at the lower of cost or market on a last-in, first-out ("LIFO") basis. In 1998, the liquidation of certain LIFO layers decreased cost of sales by $383.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost and are depreciated on the straight-line method based on the estimated useful lives of the various assets. The estimated useful lives are as follows:

Buildings and improvements....................................       5 to 40
                                                                       years
Computer equipment............................................       5 years
Furniture and fixtures........................................       5 to 10
                                                                       years
Equipment.....................................................      10 years
Leased vehicles...............................................       5 years

    Leasehold improvements are amortized using the straight-line method over the lesser of the estimated life of the improvement or the remaining life of the lease. Expenditures for normal maintenance and repairs are charged to expense as incurred.

    DEFERRED FINANCING COSTS--The Company amortizes deferred financing costs using the effective interest method over the life of the related debt. Accumulated amortization was $0 and $548 at December 31, 1997 and 1998, respectively.

    TRADEMARKS--Trademarks are recorded at cost and amortized over 15 years. Cost of trademarks, included in other assets at December 31, 1997 and 1998, was $227 and $231, respectively. Accumulated amortization was $54 and $69, at December 31, 1997 and 1998, respectively.

    CLASSIC VEHICLES--The Company has invested in certain vehicles, which it displays in its car museum. These vehicles are stated at cost, with no provision for depreciation, since their useful lives are indeterminable and their values fluctuate with the classic vehicle market. When management believes that a permanent decline in value has occurred, the assets are written down to their fair value. During the years

                        THE YANKEE CANDLE COMPANY, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) ended December 31, 1996, 1997 and 1998, the value of these vehicles was written down by $400, $46, and $0, respectively.

    ADVERTISING--The Company expenses the costs of advertising as they are incurred. Advertising expense was $733, $1,306 and $1,986 for the years ended 1996, 1997 and 1998, respectively.

    IMPAIRMENT ACCOUNTING--The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the assets may not be recoverable. This review is based on the Company's ability to recover the carrying value of the assets from the expected undiscounted future cash flows. If an impairment is indicated, the Company measures the loss based on the fair value of the asset using various valuation techniques. If an impairment loss exists, the amount of the loss will be recorded in the consolidated statements of operations. It is possible that future events or circumstances could cause these estimates to change.

    PRO FORMA ADJUSTMENTS--The Company had, until the Recapitalization, elected to be treated as an S Corporation for federal and state income tax purposes. Under this previous election, income for federal income tax purposes was not taxed at the corporate level but was taxed to MK.

    On April 27, 1998, the Company's tax status changed from an S Corporation to a C Corporation. The income statement reflects a provision for income taxes for federal and state purposes for the period the Company was a C Corporation and a provision for state taxes for the periods the Company was an S Corporation. The pro forma financial information shows the effect on the historical financial statements as if the Company had been taxed as a C Corporation during 1996, 1997 and 1998 instead of an S Corporation until April 27, 1998.

    INCOME TAXES--The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The provision for income taxes in the consolidated statements of operations is the actual computed tax obligation or receivable for the period, plus or minus the change during the period in deferred income tax assets and liabilities.

    NEWLY ISSUED ACCOUNTING STANDARDS--During 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued by the Financial Accounting Standards Board. This statement is effective for periods beginning after June 15, 1999. The Company is currently evaluating the impact, if any, of this statement.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The estimated fair values of all financial instruments, excluding the Subordinated Notes (see Note 6), approximate their carrying amounts in the consolidated balance sheets due to (i) the short-term maturity of certain instruments or (ii) the floating interest rate associated with certain instruments which have the effect of repricing such instruments regularly.

    The Company believes that it is not practicable to estimate the fair market value of the Subordinated Notes because of (i) the fact that they were issued in connection with the Recapitalization as an investment unit, (ii) the related-party nature of the Subordinated Notes, (iii) the lack of comparable securities and (iv) the lack of a credit rating of the Company by an established rating agency.

                        THE YANKEE CANDLE COMPANY, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    EARNINGS PER SHARE--Statement of Financial Accounting Standards No. 128 "Earnings Per Share," requires two presentations of earnings per share--"basic" and "diluted." Basic earnings per share is computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

    The denominator in the calculation is based on the following weighted average number of common shares:

                                                                                           1996       1997       1998
                                                                                         ---------  ---------  ---------
Basic..................................................................................      1,000      1,000      663.5
Diluted................................................................................      1,000      1,000      663.5

    The Company has issued no options nor are there any other common stock equivalents that would cause the basic and diluted share numbers to differ.

    PRIOR-YEAR RECLASSIFICATIONS--Certain 1996 and 1997 amounts have been reclassified to conform with the 1998 presentation.

3. INVENTORIES

    The components of inventory were as follows:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1998
                                                                          ---------  ---------
Finished goods..........................................................  $   7,735  $   9,967
Work-in-process.........................................................         45        126
Raw materials and packaging.............................................      3,242      2,816
                                                                          ---------  ---------
                                                                             11,022     12,909
Less LIFO reserve.......................................................       (810)      (427)
                                                                          ---------  ---------
                                                                          $  10,212  $  12,482
                                                                          ---------  ---------
                                                                          ---------  ---------

                        THE YANKEE CANDLE COMPANY, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4. PROPERTY, PLANT AND EQUIPMENT

    The components of property, plant and equipment were as follows:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1997       1998
                                                                           ---------  ---------
Land and improvements....................................................  $   3,351  $   3,971
Buildings and improvements...............................................     33,385     36,120
Computer equipment.......................................................      3,429      4,584
Furniture and fixtures...................................................      4,037      5,471
Equipment................................................................      9,039      9,445
Leased vehicles..........................................................      1,836        814
Construction-in-process..................................................        893      1,815
                                                                           ---------  ---------
Total....................................................................     55,970     62,220
Less accumulated depreciation and amortization...........................    (12,058)   (13,905)
                                                                           ---------  ---------
                                                                           $  43,912  $  48,315
                                                                           ---------  ---------
                                                                           ---------  ---------

5. CONCENTRATION OF CREDIT RISK

    The Company maintains cash balances at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100. Uninsured balances aggregated $8,534 and $28,177 at December 31, 1997 and 1998, respectively.

    The Company extends credit to its wholesale customers. No single customer accounted for more than 2% of total sales during any year presented nor did any such customer account for more than 7% of the outstanding receivable balance at either December 31, 1997 or 1998.

                        THE YANKEE CANDLE COMPANY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6.  LONG-TERM DEBT

    Long term debt is summarized as follows at December 31:

                                                                            1997        1998
                                                                          ---------  ----------
6 3/4% Subordinated Debentures; due 2009-2011...........................  $      --  $  320,000
Mortgage loan with interest fixed at 8% through April, 2004, converting to prime for the remaining term, payable in a monthly installment of
  $59 plus interest, with a final payment of the unpaid balance in April
  2009..................................................................      7,933          --
Term note with monthly principal and interest installments of $16 to
  maturity in June 1999.................................................        251          --
                                                                          ---------  ----------
                                                                              8,184     320,000
Less current portion....................................................        874          --
                                                                          ---------  ----------
Noncurrent portion......................................................  $   7,310  $  320,000
                                                                          ---------  ----------
                                                                          ---------  ----------

    In connection with the Recapitalization, the Company issued $320,000 of Subordinated Debentures that were distributed to limited partners of FL&Co. The Subordinated Debentures bear interest at 6 3/4%, which is payable semiannually in May and November commencing on November 30, 1998. The Subordinated Debentures are payable in three equal annual installments of approximately $106,700 beginning May 31, 2009.

    In April 1998, the Company entered into a credit agreement with a consortium of banks (the "Credit Agreement"). The Credit Agreement provides for a revolving credit facility of $60,000. A portion of the revolving credit facility, in an amount not to exceed $15,000, may be used, to the extent available, for standby and commercial letters of credit. The credit facility under the Credit Agreement terminates April 27, 2002, with any outstanding amounts due on that date. There were no borrowings at December 31, 1998. Outstanding letters of credit at December 31, 1998 were $500.

    The Company is required to pay a commitment fee on the average daily unutilized portion of the revolving-credit facility at a rate of 3/8% per annum. The Company may elect to set the interest rate on all or a portion of revolving credit loans at a rate per annum equal to (a) 1% plus the greater of (i) Prime Rate, (ii) Federal Funds Rate plus 1/2% or (iii) CD Rate plus 1% or (b) the Eurodollar Rate plus 2%.

    The Credit Agreement includes restrictions as to, among other things, the amount of additional indebtedness, contingent obligations, liens, investments, asset sales, capital expenditures and dividends, and requires the maintenance of minimum levels of interest coverage. None of the restrictions contained in the Credit Agreement are expected to have a significant effect on the ability of the Company to operate. As of December 31, 1998, the Company was in compliance with all financial and operating covenants under the Credit Agreement.

    The mortgage loan and the term note were prepaid in April 1998 in conjunction with the Recapitalization. In addition, the Company's short-term borrowings under a line of credit were prepaid and the line of credit was terminated in April 1998.

                        THE YANKEE CANDLE COMPANY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7.  PROVISION FOR INCOME TAXES

    Prior to the Recapitalization, the Company was taxed as an S Corporation for federal and state income tax purposes. Generally, there is no federal income tax on earnings of an S Corporation; however, some states impose a tax on taxable earnings. There was no federal income tax provision in 1996 and 1997; but there was a provision for state income taxes in those years.

    Income tax expense consists of the following:

                                                                              DECEMBER 31,
                                                                     -------------------------------
                                                                       1996       1997       1998
                                                                     ---------  ---------  ---------
Federal:
  Current..........................................................  $      --  $      --  $      --
  Deferred.........................................................         --         --      8,894
                                                                     ---------  ---------  ---------
    Total Federal..................................................         --         --      8,894
                                                                     ---------  ---------  ---------
State:
  Current..........................................................        410      1,395         --
  Deferred.........................................................         --        (35)       762
                                                                     ---------  ---------  ---------
    Total State....................................................        410      1,360        762
                                                                     ---------  ---------  ---------
    Total Income Tax Provision.....................................  $     410  $   1,360  $   9,656
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

    In connection with the Recapitalization, an election was made for federal and state income tax purposes to value the assets and liabilities of the Company at fair value. As a result of such election, there is a difference between the financial reporting and tax bases of the Company's assets and liabilities. This difference was accounted for by recording a deferred tax asset of approximately $175,700 with a corresponding credit to additional paid-in capital. The deferred tax asset will be realized as these differences, including tax goodwill, are deducted, principally over a period of 15 years. In the opinion of management, the Company will have sufficient profits in the future to realize the deferred tax asset.

    The tax effect of significant items comprising the Company's net deferred tax assets (liabilities) as of December 31, are as follows:

                                                             1997                      1998
                                                   ------------------------  ------------------------
                                                     CURRENT    NONCURRENT     CURRENT    NONCURRENT
                                                   -----------  -----------  -----------  -----------
Deferred tax assets:
  Basis differential resulting from tax
    election.....................................   $      --    $      --    $      --    $ 164,204
  Net operating loss carryforward................          --           --           --        1,382
  Deferred compensation arrangements.............          --           --          341           --
  Employee benefits..............................         117           --          917           --
  Other..........................................          41           --          284           --
Deferred tax liabilities
  Fixed assets...................................          --         (169)          --       (1,112)
                                                        -----   -----------  -----------  -----------
                                                    $     158    $    (169)   $   1,542    $ 164,474
                                                        -----   -----------  -----------  -----------
                                                        -----   -----------  -----------  -----------

                        THE YANKEE CANDLE COMPANY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7.  PROVISION FOR INCOME TAXES (CONTINUED)
    At December 31, 1998, the Company had $3,636 of net operating loss carryforwards available for both federal and state purposes.

    A reconciliation of the statutory federal income tax rate and the effective rate of the provision for income taxes consists of the following:

                                                                                  DECEMBER 31,
                                                                         -------------------------------
                                                                           1996       1997       1998
                                                                         ---------  ---------  ---------
Statutory federal income tax rate......................................         35%        35%        35%
State income taxes--net of federal income tax benefit..................          3          3          3
S Corporation income...................................................        (35)       (35)       (80)
Other..................................................................         --          2         --
                                                                               ---        ---        ---
                                                                                 3%         5%       (42)%
                                                                               ---        ---        ---
                                                                               ---        ---        ---

8.  PROFIT SHARING PLAN

    The Company maintains a profit sharing/salary reduction plan under section 401(k) of the Internal Revenue Code. Employer contributions amounted to $111, $137 and $347 for 1996, 1997 and 1998, respectively. The Company, at its discretion, may also make annual profit sharing contributions to the plan. There were no profit sharing contributions in 1996, 1997 or 1998.

9.  DEFERRED COMPENSATION

    The Company has a deferred compensation agreement with seven key employees, three of whom retired during 1998. Under this agreement, the Company will match certain elective salary deferrals of eligible employees' compensation up to a maximum of $20. Employer contributions amounted to $68, $140 and $133 for 1996, 1997 and 1998, respectively. Benefits under the plan (which are determined based on the value of the investments held in the employee's name by the Company) will be paid in a lump sum upon termination of the plan or termination of employment.

10.  CONTINGENCIES

    The Company is engaged in various lawsuits, either as plaintiff or defendant, involving alleged patent infringement and breaches of contract. In the opinion of management, based upon advice of counsel, the ultimate outcome of these lawsuits will not have a material adverse effect on the Company's financial condition, results of operations, or cash flows.

11.  STOCKHOLDERS' EQUITY

    CAPITAL STOCK--As of December 31, 1997 and 1998, the Company had 1,000 shares of common stock (par value $.01) authorized and issued. In connection with the 1998 recapitalization, the Company redeemed approximately 500 shares of common stock from MK. These shares were held in treasury at December 31, 1998.

    As discussed in Note 1, Holdings currently owns 90% of the outstanding common stock of the Company. In connection with the 1998 recapitalization, common stock of Holdings was purchased by

                        THE YANKEE CANDLE COMPANY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11.  STOCKHOLDERS' EQUITY (CONTINUED)
management. The Company made loans to certain members of management to aid them in the purchase of this common stock. These loans are reflected also in Stockholders' Equity under the caption "Capital subscription receivable," carry an interest rate of 7%, are secured by the shares and provide for full recourse to the borrower. In addition, rights to purchase common stock of Holdings were granted to a member of management in October 1998 and he committed to purchase such shares in November 1998. This common stock was purchased in 1999. A subscription receivable for this common stock is reflected in Stockholders' Equity as "Capital subscription receivable." In addition, Holdings granted options to purchase common stock to key employees and directors of the Company. The options granted are "nonqualified" for tax purposes. For financial reporting purposes, the award of the right to purchase stock and the grant of options, in certain cases, were considered to be below the fair value of the stock at the time of grant. The fair value was determined based on an appraisal conducted by an independent appraisal firm as of the relevant dates. The differences between fair value and the purchase price or the exercise price is being charged to compensation expense over the relevant vesting period. In 1998, such expense aggregated $116.

    Options granted and outstanding represent approximately 1% of Holdings' equity interest in the Company. A summary of the status of option grants made by Holdings in its own stock (which would become equity interests in the Company upon an initial public offering) as of December 31, 1998 and changes during the period ending on that date is presented below:

                                                                                        WEIGHTED
                                                                                        AVERAGE
                                                                                        EXERCISE
                                                                                         PRICE
                                                                            OPTIONS    PER SHARE
                                                                          -----------  ----------
Outstanding at December 31, 1997........................................          --   $       --
Granted.................................................................       1,750     1,038.46
Forfeited...............................................................          --           --
                                                                          -----------  ----------
Outstanding at December 31, 1998........................................       1,750   $ 1,038.46
                                                                          -----------  ----------
                                                                          -----------  ----------

    Employee option grants were made pursuant to the Yankee Candle Holdings Stock Option Plan (the "Plan").

    Effective with the adoption of the Plan, the Company elected to use the disclosure provisions of SFAS No. 123 "Accounting for Stock Based Compensation." The Company accounts for employee options or share awards under the intrinsic value method prescribed by APB Opinion No. 25 with pro forma disclosures of net earnings and earnings per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied. SFAS No. 123 establishes a fair value based method of accounting for stock-based employee compensation plans; however, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under the fair value method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

                        THE YANKEE CANDLE COMPANY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11.  STOCKHOLDERS' EQUITY (CONTINUED)
    Under SFAS No. 123, the fair value of each option grant is estimated on the date of grant. The following weighted average assumptions were used for grants under the Plan in 1998 to allow for the computation of pro forma results of operations: volatility of 20%, dividend yield of 0%, risk-free interest rate of 4.54% and expected lives of 5 years. The fair value of options granted during 1998 was between $289.61 and $1,094.01 for options issued with an exercise price of $1,038.46.

    If compensation cost for stock option grants had been determined based on the fair value on the grant dates for the year ended December 31, 1998 consistent with the method prescribed by SFAS No. 123, the Company's pro forma net loss would have been $(13,264) or $(19,992.36) per share.

    The following table summarizes information about Holdings stock options outstanding at December 31, 1998:

                                                WEIGHTED
 EXERCISE      OPTIONS         OPTIONS           AVERAGE
  PRICE      OUTSTANDING     EXERCISABLE     REMAINING LIFE
----------  -------------  ---------------  -----------------
$ 1,038.46        1,750              --              9.46

12.  COMMITMENTS

    The Company leases most store locations and several vehicles. Most store leases provide for base rentals plus contingent rentals thereafter, which are a function of sales volume. In addition, the Company is required to pay real estate taxes, maintenance and other operating expenses applicable to the leased premises. Furthermore, several store leases contain rent escalation clauses.

    The aggregate annual future minimum lease commitments under operating leases as of December 31, 1998 are as follows:

                                                                                      OPERATING
                                                                                       LEASES
                                                                                     -----------
1999...............................................................................   $   3,355
2000...............................................................................       3,263
2001...............................................................................       3,177
2002...............................................................................       3,004
2003...............................................................................       2,732
Thereafter.........................................................................       8,551
                                                                                     -----------
Total minimum lease payments.......................................................   $  24,082
                                                                                     -----------
                                                                                     -----------

    Rent expense for the years ended December 31, 1996, 1997 and 1998 was approximately $2,886, $3,062 and $3,997, respectively.

    At December 31, 1998, the Company has purchase commitments of $306 outstanding for various capital projects related to the acquisition of new equipment and construction of new retail stores.

                        THE YANKEE CANDLE COMPANY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13.  SEGMENTS OF ENTERPRISE AND RELATED INFORMATION

    The Company has segmented its operations in a manner that reflects how its chief operating decision-maker (the "CEO") currently reviews the results of the Company and its subsidiaries' businesses. The Company has two reportable segments--retail and wholesale. The identification of these segments results from management's recognition that while the product produced is similar, the type of customer for the product and services and the methods used to distribute the product are different.

    The CEO evaluates both its retail and wholesale operations based on an "operating earnings" measure. Such measure gives recognition to specifically identifiable operating costs such as cost of sales, selling, and depreciation and amortization charges. Administrative charges are generally not allocated to specific operating segments and are accordingly reflected in the unallocated/corporate/other category as are such costs relating to items such as LIFO reserves, etc. Other components of the statement of operations which are classified below operating income are also not allocated by segments. The Company does not account for or report assets, capital expenditures or depreciation and amortization by segment to the CEO.

    The following are the relevant data for the years ended December 31:

                                                                                                BALANCE PER
                                                                                   UNALLOCATED/ CONSOLIDATED
                                                                                   CORPORATE/    FINANCIAL
1996                                                         RETAIL    WHOLESALE      OTHER      STATEMENTS
---------------------------------------------------------  ----------  ----------  -----------  ------------
Net sales................................................  $   42,909  $   69,290   $      --    $  112,199
Operating earnings (loss)................................      13,156      18,508     (17,604)       14,061
Unallocated costs........................................          --          --      (1,969)       (1,969)
                                                                                                ------------
Earnings (loss) before taxes.............................          --          --          --    $   12,092
                                                                                                ------------
                                                                                                ------------

1997
Net sales................................................  $   59,227  $   84,876   $      --    $  144,103
Operating earnings (loss)................................      18,118      31,188     (21,238)       28,068
Unallocated costs........................................          --          --      (2,337)       (2,337)
                                                                                                ------------
Earnings (loss) before taxes.............................          --          --          --    $   25,731
                                                                                                ------------
                                                                                                ------------

1998
Net sales................................................  $   81,210  $  103,267   $      --    $  184,477
Operating earnings (loss)................................      23,343      45,102     (74,635)       (6,190)
Unallocated costs........................................          --          --     (16,786)      (16,786)
                                                                                                ------------
Earnings (loss) before taxes.............................          --          --          --    $  (22,976)
                                                                                                ------------
                                                                                                ------------

                             [PICTURE OF PRODUCTS]

EDGAR ARTWORK DESCRIPTIONS

Inside Back Cover of Prospectus:

Caption: A Sampling of Yankee Candle-Registered Trademark- fragrances.

    - Upper left hand corner: Picture showing a full line of Yankee Candle-Registered Trademark- products with "Honeydew Melon" fragrance.

    - Upper right hand corner: Picture showing a full line of Yankee Candle-Registered Trademark- products with "Mountain Lake" fragrance.

    - Lower left hand corner: Picture showing a full line of Yankee Candle-Registered Trademark- products with "Fresh Lilac" fragrance.

    - Lower right hand corner: Picture showing a full line of Yankee Candle-Registered Trademark- products with "Gardenia" fragrance.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee, and the New York Stock Exchange listing application fee, are estimated.

Securities and Exchange Commission registration fee.............................  $  55,600
National Association of Securities Dealers, Inc. filing fee.....................     20,500
New York Stock Exchange listing application fee.................................
Printing and engraving fees and expenses........................................
Legal fees and expenses.........................................................
Accounting fees and expenses....................................................
Blue Sky fees and expenses......................................................
Transfer Agent and Registrar fees and expenses..................................     15,000
Miscellaneous expenses..........................................................
                                                                                  ---------
      Total.....................................................................
                                                                                  ---------
                                                                                  ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Articles of Organization provide that the directors and officers of Yankee Candle shall be indemnified by Yankee Candle to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Yankee Candle, EXCEPT with respect to any matter that such director or officer has been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interests of Yankee Candle or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

    Yankee Candle has entered into agreements to indemnify its directors and officers in addition to the indemnification provided for in the Articles of Organization. These agreements, among other things, indemnify Yankee Candle's directors and officers to the fullest extent permitted by Massachusetts law for certain expenses (including attorneys' fees), judgments, fines, penalties and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of Yankee Candle or an affiliate of Yankee Candle.

    Policies of insurance are maintained by Yankee Candle under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

    The form of Underwriting Agreement filed as Exhibit 1.1 hereto provides for the indemnification of the registrant, its controlling persons, its directors and certain of its officers by the underwriters against certain liabilities, including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    During the three years preceding the filing of this registration statement, Yankee Candle has not sold shares of its common stock without registration under the Securities Act of 1933, except as described below.

    Immediately before the closing of this offering, Yankee Candle will be reorganized as follows:

    - Yankee Candle Holdings will transfer all of its assets consisting
      principally of       shares of Yankee Candle common stock, no par value,
      to Yankee Candle in exchange for       shares of Yankee Candle common
      stock, par value $.01 per share.

    - Yankee Candle Holdings will be liquidated, and the       shares of Yankee
      Candle common stock will be distributed to the Yankee Candle Holdings stockholders, whose Yankee Candle Holdings shares will be canceled, and

    - The remaining       outstanding shares of Yankee Candle common stock, no
      par value, will be exchanged for       shares of Yankee Candle common
      stock, par value $.01 per share.

    Registration under the Securities Act will not be required for issuances of Yankee Candle common stock pursuant to this reorganization, since the shares will be issued to a small group of existing Yankee Candle and Yankee Candle Holdings stockholders in a transaction not involving a public offering. These issuances will be exempt from registration under the Securities Act pursuant to
Section 4(2).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

    The following exhibits are filed with this registration statement.

   NO.                                                    DESCRIPTION
---------  ----------------------------------------------------------------------------------------------------------

     1.1   Form of Underwriting Agreement, by and among The Yankee Candle Company, Inc., the selling stockholders named therein and the underwriters named therein.**

     2.1   Recapitalization Agreement, dated as of March 25, 1998, as amended, by and among Yankee Candle Holdings
           Corp., The Yankee Candle Company, Inc., Forstmann Little & Co. Subordinated Debt and Equity Management
           Buyout Partnership-VI, L.P. and Michael J. Kittredge.*

     2.2   Asset Purchase Agreement, dated as of April 1, 1998, by and among The Yankee Candle Company, Inc.,
           Chandler's Tavern, Inc. and Michael J. Kittredge.*

     3.1   Form of Restated Articles of Organization of The Yankee Candle Company, Inc.**

     3.2   Form of Restated By-Laws of The Yankee Candle Company, Inc.**

     4.1   Form of Common Stock Certificate.**

     5.1   Opinion of Hale and Dorr LLP.**

    10.1   Form of outside director Stock Option Agreement.**

    10.2   Form of Stockholder's Agreement between The Yankee Candle Company, Inc. and outside directors.**

    10.3   Form of Employee Stockholder's Agreement.**

    10.4   The Yankee Candle Company, Inc. Employee Stock Option Plan and form of Stock Option Agreement.**

    10.5   The Yankee Candle Company, Inc. 1999 Stock Option and Award Plan.**

    10.6   Stockholder's Agreement, dated April 27, 1998, by and between The Yankee Candle Company, Inc. and Michael
           J. Kittredge.*

    10.7   Form of Stockholder's Agreement between The Yankee Candle Company, Inc. and employees.**

   NO.                                                    DESCRIPTION
---------  ----------------------------------------------------------------------------------------------------------
    10.8   Registration Rights Agreement, dated as of       , among The Yankee Candle Company, Inc., Forstmann Little
           & Co. Equity Partnership-V, L.P. and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout
           Partnership-VI, L.P.**

    10.9   Form of Indemnification Agreement between The Yankee Candle Company, Inc. and its directors and executive officers.**

    10.10  Credit Agreement, dated as of       , 1999, among The Yankee Candle Company, Inc., The Chase Manhattan
           Bank, as sole administrative agent, and the banks and other financial institutions party thereto.**

    10.11  Recourse Secured Promissory Note, dated February 3, 1999, by Robert R. Spellman and Stock Pledge
           Agreement, dated as of February 3, 1999, by and between The Yankee Candle Company, Inc. and Robert R.
           Spellman.*

    10.12  Employment Agreement, dated as of October 22, 1998, as amended on February 9, 1999, between The Yankee
           Candle Company, Inc. and Robert R. Spellman.*

    10.13  Form of Management Rights Letter between The Yankee Candle Company, Inc. and the partnerships affiliated with Forstmann Little & Co.**

    23.1   Consent of Hale and Dorr LLP (included in the opinion filed as Exhibit 5.1).**

    23.2   Consent of Deloitte and Touche LLP.*

    23.3   Consent of Ernst & Young LLP.*

    23.4   Consent of Fisk, Bilton, Smith & Co., P.C.*

    24     Powers of Attorney (included on signature page).

    27     Financial Data Schedules.*

    99.1   Report of Independent Auditors on Schedule.*

------------------------

*   Filed herewith.

**  To be filed by amendment.

    (b) Financial Statement Schedules

             SUPPLEMENTAL SCHEDULE VALUATION AND QUALIFYING AMOUNTS

                                                             BALANCE AT   CHARGED TO
                                                            BEGINNING OF   COSTS AND    DEDUCTIONS    BALANCE AT
DESCRIPTION                                                     YEAR       EXPENSES    FROM RESERVES  END OF YEAR
----------------------------------------------------------  ------------  -----------  -------------  -----------

YEAR ENDED DECEMBER 31, 1996

  Allowance for doubtful accounts.........................   $  367,000   $   (33,727)   $  26,273     $ 307,000

YEAR ENDED DECEMBER 31, 1997

  Allowance for doubtful accounts.........................   $  307,000   $    93,677    $  40,677     $ 360,000

YEAR ENDED DECEMBER 31, 1998

  Allowance for doubtful accounts.........................   $  360,000   $   181,946    $  91,946     $ 450,000

    All the other schedules are omitted because they are not required, are not applicable or the information is included in the selected consolidated financial data or notes contained in this registration statement.

ITEM 17. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Whately, State of Massachusetts, on the 15th day of April, 1999.

                                THE YANKEE CANDLE COMPANY, INC.

                                By:  /s/ MICHAEL D. PARRY
                                     -----------------------------------------
                                     Michael D. Parry
                                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael P. Parry, Robert R. Spellman and Sandra
J. Horbach his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments and a registration statement registering additional securities pursuant to Rule 462
(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and to other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ MICHAEL D. PARRY       President, Chief Executive    April 15, 1999
------------------------------  Officer and Director
       Michael D. Parry         (principal executive
                                officer)

    /s/ ROBERT R. SPELLMAN      Senior Vice President of      April 15, 1999
------------------------------  Finance and Chief
      Robert R. Spellman        Financial Officer
                                (principal financial and
                                accounting officer)

   /s/ MICHAEL J. KITTREDGE     Director                      April 15, 1999
------------------------------
     Michael J. Kittredge

  /s/ THEODORE J. FORSTMANN     Director                      April 15, 1999
------------------------------
    Theodore J. Forstmann

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

  /s/ NICHOLAS C. FORSTMANN     Director                      April 15, 1999
------------------------------
    Nicholas C. Forstmann

    /s/ SANDRA J. HORBACH       Director                      April 15, 1999
------------------------------
      Sandra J. Horbach

    /s/ STEVEN B. KLINSKY       Director                      April 15, 1999
------------------------------
      Steven B. Klinsky

                                Director
------------------------------
       Michael S. Ovitz

       /s/ EMILY WOODS          Director                      April 15, 1999
------------------------------
         Emily Woods

                                 EXHIBIT INDEX

   NO.     DESCRIPTION                                                                                          PAGE
---------  -------------------------------------------------------------------------------------------------  ---------
     1.1   Form of Underwriting Agreement, by and among The Yankee Candle Company, Inc., the selling stockholders named therein and the underwriters named therein.**
     2.1   Recapitalization Agreement, dated as of March 25, 1998, as amended, by and among Yankee Candle
             Holdings Corp., The Yankee Candle Company, Inc., Forstmann Little & Co. Subordinated Debt and
             Equity Management Buyout Partnership-VI, L.P. and Michael J. Kittredge.*
     2.2   Asset Purchase Agreement, dated as of April 1, 1998, by and among The Yankee Candle Company,
             Inc., Chandler's Tavern, Inc. and Michael J. Kittredge.*
     3.1   Form of Restated Articles of Organization of The Yankee Candle Company, Inc.**
     3.2   Form of Restated By-Laws of The Yankee Candle Company, Inc.**
     4.1   Form of Common Stock Certificate.**
     5.1   Opinion of Hale and Dorr LLP**
    10.1   Form of outside director Stock Option Agreement.**
    10.2   Form of Stockholder's Agreement between The Yankee Candle Company, Inc. and outside directors.**
    10.3   Form of Employee Stockholder's Agreement.**
    10.4   The Yankee Candle Company Inc. Employee Stock Option Plan and form of Stock Option Agreement.**
    10.5   The Yankee Candle Company, Inc. 1999 Stock Option and Award Plan.**
    10.6   Stockholder's Agreement, dated April 27, 1998, by and between The Yankee Candle Company, Inc. and
             Michael J. Kittredge.*
    10.7   Form of Stockholder's Agreement between The Yankee Candle Company, Inc. and employees.**
    10.8   Registration Rights Agreement, dated as of             , among The Yankee Candle Company, Inc.,
             Forstmann Little & Co. Equity Partnership-V, L.P. and Forstmann Little & Co. Subordinated Debt
             and Equity Management Buyout Partnership-VI, L.P.**
    10.9   Form of Indemnification Agreement between The Yankee Candle Company, Inc. and its directors and executive officers.**
    10.10  Credit Agreement, dated as of       , 1999, among The Yankee Candle Company, Inc., The Chase
             Manhattan Bank, as sole administrative agent, and the banks and other financial institutions party thereto.**
    10.11  Recourse Secured Promissory Note, dated February 3, 1999, by Robert R. Spellman, and Stock Pledge
             Agreement, dated as of February 3, 1999, by and between The Yankee Candle Company, Inc. and
             Robert R. Spellman.*
    10.12  Employment Agreement, dated as of October 22, 1998, as amended on February 9, 1999, between The
             Yankee Candle Company, Inc. and Robert R. Spellman.*
    10.13  Form of Management Rights Letter between The Yankee Candle Company, Inc. and the partnerships affiliated with Forstmann Little and Co.**
    23.1   Consent of Hale and Dorr LLP (included in the opinion filed as Exhibit 5.1).**
    23.2   Consent of Deloitte and Touche LLP.*
    23.3   Consent of Ernst & Young LLP.*
    23.4   Consent of Fisk, Bilton, Smith & Co., P.C.*
    24     Powers of Attorney (included on signature page).
    27     Financial Data Schedules.*
    99.1   Report of Independent Auditors on Schedule.*

------------------------

*   Filed herewith.

**  To be filed by amendment.